Exhibit 2.1

Execution Version

TRANSACTION AGREEMENT

by and among

CORBEL CAPITAL PARTNERS SBIC, L.P.,

NWMI MANAGER LLC,

Valley Healthcare Holding, LLC

and

great elm DME holdings, inc.

Dated as of September 7, 2018

Page

ARTICLE I.	DEFINITIONS AND TERMS2
Section 1.1	Certain Definitions2
ARTICLE II.	CONTRIBUTIONS15
Section 2.1	Contribution to Holdco15
Section 2.2	Contributions to Newco16
Section 2.3	Closing Payments16
Section 2.4	Closing17
Section 2.5	Closing Deliveries17
Section 2.6	Withholding20
Section 2.7	Post-Closing Adjustment20
Section 2.8	NWMI Sellers’ Representative23
Section 2.9	Earnout Payments24
ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF VALLEY SELLER26
Section 3.1	Organization, Due Authorization and Enforceability26
Section 3.2	Consents and Approvals27
Section 3.3	Non-Contravention27
Section 3.4	Ownership; Capitalization; No Subsidiaries27
Section 3.5	Financial Statements27
Section 3.6	Accounts Receivable; Inventory28
Section 3.7	Litigation and Claims28
Section 3.8	Taxes29
Section 3.9	Employees and Employee Benefits30
Section 3.10	Compliance with Laws; Permits32
Section 3.11	Title to Properties; Sufficiency of Assets33
Section 3.12	Intellectual Property34
Section 3.13	Labor and Employment Matters34
Section 3.14	Contracts36
Section 3.15	Absence of Changes39
Section 3.16	Transactions with Affiliates39

-i-

(continued)

Page

Section 3.17	Major Customers and Major Suppliers; Rebates and Promotions39
Section 3.18	Health Care Laws39
Section 3.19	Bank Accounts; Powers of Attorney42
Section 3.20	Real Property42
Section 3.21	Absence of Liabilities42
Section 3.22	Books and Records42
Section 3.23	Insurance43
Section 3.24	Finder’s Fees43
Section 3.25	Investment Only43
Section 3.26	No Outside Reliance43
ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF THE NWMI SELLERS44
Section 4.1	Organization, Due Authorization and Enforceability44
Section 4.2	Consents and Approvals45
Section 4.3	Non-Contravention45
Section 4.4	Ownership; Capitalization; No Subsidiaries45
Section 4.5	Financial Statements46
Section 4.6	Accounts Receivable; Inventory46
Section 4.7	Litigation and Claims46
Section 4.8	Taxes47
Section 4.9	Employees and Employee Benefits48
Section 4.10	Compliance with Laws; Permits50
Section 4.11	Title to Properties; Sufficiency of Assets51
Section 4.12	Intellectual Property52
Section 4.13	Labor and Employment Matters53
Section 4.14	Contracts55
Section 4.15	Absence of Changes57
Section 4.16	Transactions with Affiliates57
Section 4.17	Major Customers and Major Suppliers; Rebates and Promotions57

-ii-

(continued)

Page

Section 4.18	Health Care Laws58
Section 4.19	Bank Accounts; Powers of Attorney60
Section 4.20	Real Property60
Section 4.21	Absence of Liabilities60
Section 4.22	Books and Records61
Section 4.23	Insurance61
Section 4.24	Finder’s Fees61
Section 4.25	Investment Only61
Section 4.26	No Outside Reliance62
ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF HOLDCO62
Section 5.1	Organization, Due Authorization and Enforceability62
Section 5.2	Consents and Approvals63
Section 5.3	Non-Contravention63
Section 5.4	Capitalization63
Section 5.5	Finder’s Fees64
Section 5.6	No Outside Reliance64
ARTICLE VI.	COVENANTS64
Section 6.1	Tax Matters64
Section 6.2	Further Assurances69
Section 6.3	Non-Disclosure; Non-Solicitation; Non-Competition; Non-Disparagement69
Section 6.4	Preservation of Records71
Section 6.5	Data Room Documentation72
Section 6.6	Release72
Section 6.7	Regulatory Approvals72
ARTICLE VII.	SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES73
Section 7.1	Survival73
Section 7.2	Indemnification by Holdco73
Section 7.3	Indemnification by the NWMI Sellers74
Section 7.4	Indemnification by Valley Seller75

-iii-

(continued)

Page

Section 7.5	Third Party Claim Indemnification Procedures76
Section 7.6	Notice of Direct Claims78
Section 7.7	Certain Limitations on or Determinations with respect to Indemnification78
Section 7.8	Payments; Cancellation and Forfeiture of Holdco Preferred Shares81
Section 7.9	Remedies83
Section 7.10	Tax Treatment of Indemnity Payments83
ARTICLE VIII.	MISCELLANEOUS83
Section 8.1	Notices83
Section 8.2	Amendment; Waiver85
Section 8.3	No Assignment or Benefit to Third Parties85
Section 8.4	Entire Agreement85
Section 8.5	Public Disclosure85
Section 8.6	Expenses86
Section 8.7	Governing Law86
Section 8.8	Consent to Jurisdiction86
Section 8.9	Counterparts86
Section 8.10	Construction86
Section 8.11	Headings87
Section 8.12	Severability87
Section 8.13	Specific Performance87
Section 8.14	No Presumption Against Drafting Party87
Section 8.15	Legal Representation87

-iv-

EXHIBITS

Exhibit A	Certificate of Incorporation of Newco
Exhibit B	Certificate of Designation of Holdco
Exhibit C	Holdco Balance Sheet

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of September 7, 2018 (the “Closing Date”) and effective as of August 31, 2018, is by and among CORBEL CAPITAL PARTNERS SBIC, L.P., a Delaware limited partnership (“NWMI Corbel Seller”), NWMI MANAGER LLC, a Delaware limited liability company (“NWMI Manager Seller”, collectively with NWMI Corbel Seller, the “NWMI Sellers”), VALLEY HEALTHCARE HOLDING, LLC, a Delaware limited liability company (“Valley Seller”; the NWMI Sellers and Valley Seller are collectively referred to as “Sellers”), and GREAT ELM DME HOLDINGS, INC., a Delaware corporation (“Holdco”).  Each Seller and Holdco are each referred to herein as a “Party” and, collectively, as the “Parties”.

W I T N E S S E T H:

WHEREAS, NWMI Corbel Seller owns all of the issued and outstanding equity interests in NWMI Blocker LLC, a Delaware limited liability company (“NWMI Blocker”), and the NWMI Sellers and NWMI Blocker collectively own all of the issued and outstanding equity interests in NWMI Acquisitions, LLC, a Delaware limited liability company (“NWMI Acquisitions”, and collectively with NWMI Blocker and Northwest Medical LLC, an Oregon limited liability company wholly owned by NWMI Acquisitions (“NWM LLC”), the “NWMI Acquired Companies”);

WHEREAS, Valley Seller owns all of the issued and outstanding equity interests in the Valley Acquired Companies;

WHEREAS, prior to effecting the transactions contemplated hereby, and as an integral step in such transactions, Great Elm Capital Group, Inc. (“GEC”) contributed $21,237,219.23 in cash and 668,306 shares of common stock of Great Elm Capital Corp. to Holdco (the “Holdco Contribution Amount”);

WHEREAS, prior to the execution of this Agreement, Holdco formed Great Elm DME, Inc., a Delaware corporation (“Newco”), by filing the Certificate of Incorporation attached hereto as Exhibit A with the Secretary of State of the State of Delaware;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, among other things, the Parties desire that: (1) NWMI Corbel Seller contributes 74.18% of the equity interests in NWMI Blocker and 54.36% of the equity interests in NWMI Acquisitions (such equity interests to be contributed, collectively, the “NWMI Rollover Interests”) in exchange for Holdco Preferred Shares and the NWMI Corbel Cash Amount; (2) Holdco contributes the NWMI Rollover Interests and $21,237,219.23 of the Holdco Contribution Amount (the “Newco Contribution Amount”) to Newco in exchange for newly issued Newco Common Shares; (3) NWMI Corbel Seller contributes its remaining equity interests in the NWMI Acquired Companies (the “NWMI Exchanged Interests”) to Newco in exchange for newly issued Newco Common Shares; (4) NWMI Manager Seller contributes all of its equity interests in NWMI Acquisitions (the “NWMI Cash Interests”) to Newco in exchange for the NWMI Manager Cash Amount; and (5) Valley Seller contributes all of the equity interests in the

Valley Acquired Companies (the “Valley Acquired Interests”) to Newco in exchange for newly issued Newco Common Shares and the Valley Cash Amount;

WHEREAS, contemporaneously with the execution of this Agreement, Newco and the Acquired Companies are entering into (1) a revolving credit facility with Pacific Mercantile Bank (such credit facility, the “PMB Loan” and the documentation thereof, the “PMB Loan Documents”), and (2) a credit facility with NWMI Corbel Seller (such credit facility, the “Corbel Loan” and the documentation thereof, the “Corbel Loan Documents”);

WHEREAS, contemporaneously with the execution of this Agreement, (1) certain employees of the Acquired Companies are entering into employment agreements with Newco and (2) one employee is entering into a consulting agreement with Newco; and

WHEREAS, immediately following the Closing (1) NWMI Blocker will be merged with and into NWMI Acquisitions, with NWMI Acquisitions surviving the merger (the “Blocker Merger”), and (2) immediately thereafter, NWMI Acquisitions will be merged with and into NWM LLC, with NWM LLC surviving the merger as a wholly owned subsidiary of Newco (the “Acquisitions Merger”).

NOW, THEREFORE, in consideration of these premises and the representations, warranties, covenants and agreements herein contained, the Parties agree as follows:

ARTICLE I.
DEFINITIONS AND TERMS

Section 1.1Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“2018 EBITDA Earnout Payment Certificate” has the meaning set forth in Section 2.9(a)(i).

“2019 EBITDA Earnout Payment Certificate” has the meaning set forth in Section 2.9(b)(i).

“Accounting Referee” has the meaning set forth in Section 2.7(c).

“Acquired Companies” means, collectively, the Valley Acquired Companies and the NWMI Acquired Companies.

“Acquired Interests” means all of the issued and outstanding limited liability company interests of the Acquired Companies.

“Acquisitions Merger” has the meaning set forth in the Recitals.

“Action” means any judicial, administrative or arbitration action, suit, proceeding (public, private, civil or criminal), demand, hearing, claim, complaint, dispute, audit, examination, assessment or investigation.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with, such other Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise.  With respect to any natural Person, “Affiliate” will include such Person’s grandparents, any descendants of such Person’s grandparents, such Person’s spouse, domestic partner or any other individual sharing a residence with such Person, the grandparents of such Person’s spouse, domestic partner or other individual, and any descendants of the grandparents of such Person’s domestic partner or other individual (in each case, whether by blood, adoption or marriage).  Notwithstanding anything herein to the contrary, for purposes of this Agreement, in no event will Holdco, Newco or any Acquired Company be deemed to be an Affiliate of any Seller from and after the Closing.

“Affiliated Group” means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Agreements” means the Escrow Agreement, the Newco Stockholders Agreement, the employment agreements by and between Newco and each of Ronald Evans, Chad Vance and Elizabeth Dean and the consulting agreement by and between Newco and Trina Bandelow, each to be delivered at Closing pursuant to the terms of this Agreement.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.1(a).

“Blocker Merger” has the meaning set forth in the Recitals.

“Business Associate Agreements” has the meaning set forth in Section 3.18(e).

“Business Day” means any day (other than a Saturday or Sunday) on which banks in Boston, Massachusetts are permitted under applicable Law to be open and transact business.

“Cash” means the sum of the fair market value (expressed in United States dollars) of all cash and cash equivalents (including marketable securities and short term investments), net of outstanding checks and bank overdrafts; provided, however, that in no event shall Cash include any funds received in connection with the Corbel Loan or the PMB Loan.

“CGS” has the meaning set forth in Section 3.18(a).

“Claim Notice” has the meaning set forth in Section 7.5(a).

“Closing” means the consummation of the transactions related to the transfer of the Acquired Interests as contemplated by this Agreement.

“Closing Date” has the meaning set forth in the Preamble.

“Closing Statements” has the meaning set forth in Section 2.7(a).

“CMS” has the meaning set forth in Section 3.18(a).

“Code” means the Internal Revenue Code of 1986.

“Confidential Information” has the meaning set forth in Section 6.3(a).

“Consent” means any notice to, any filing, registration, designation or declaration with, or any authorization, action, consent, Order, permit, exemption, waiver or approval of any Government Entity or other Person.

“Contracts” means all agreements, contracts, leases and subleases (excluding Real Property Leases), purchase orders, arrangements, commitments and licenses, franchises, letters of intent, memoranda of understanding, promises, obligations, rights, instruments, documents, indentures, mortgages, deeds of trust, loans, bids, proposals, and other similar arrangements whether written or oral, as amended.

“Corbel Loan” has the meaning set forth in the Recitals.

“Corbel Loan Documents” has the meaning set forth in the Recitals.

“Data Room” means the electronic documentation site entitled “VHG + NWM Diligence (GEC)” established with Dropbox on behalf of Sellers.

“Debt” means, as of any date of determination, without duplication, all Liabilities of the Acquired Companies for or in respect of (a) borrowed money or other interest-bearing indebtedness, (b) leases required to be capitalized in accordance with GAAP, (c) the deferred purchase price of property or services, any conditional sale obligations and any title retention agreement, including any “earnout” or similar payments or any noncompete payments, (d) the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, (e) any off balance sheet financial obligations in the nature of indebtedness, including synthetic leases and project financing, (f) the face value of any surety bonds, performance bonds or security deposits, (g) all Liabilities of an Acquired Company in respect of the portion of any Employee bonuses or incentive compensation payments related to pre-Closing periods under plans and agreements in place prior to Closing (including an Acquired Company’s portion of any employment, payroll, unemployment or withholding Taxes relating thereto), (h) breakage or similar costs for interest rate hedges or early termination of any of the Liabilities of a type reflected above and (i) any obligation of the type referred to in clauses (a) through (h) of this definition of another Person the payment of which an Acquired Company has guaranteed or for which an Acquired Company is responsible or liable, directly or indirectly as obligor, guarantor or otherwise.  For purposes of this Agreement, Debt includes the aggregate amount of any accrued interest, accreted value, breakage costs, prepayment premiums or penalties related thereto, unpaid fees or other costs or expenses associated with the prepayment or termination of any Debt.

“Debt Payment Schedule” has the meaning set forth in Section 2.3(a)(i).

“Direct Claim” has the meaning set forth in Section 7.6.

“DMEPOS” has the meaning set forth in Section 3.18(f).

“EBITDA” means the Consolidated Adjusted EBITDA (as defined in the Corbel Loan Documents), but calculated without taking into account any acquisitions of any assets or businesses that occur from and after Closing.

“Employees” means, collectively, all Valley Employees and all NWMI Employees.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with an Acquired Company, (b) which together with the Acquired Company is treated as a single employer under Sections 414(b), (c), (m), (o) and (t) of the Code.

“Escrow Agent” means TMI Trust Company.

“Escrow Agreement” means the Escrow Agreement, dated as of the date hereof, by and among Holdco, Valley Seller, the NWMI Sellers’ Representative and the Escrow Agent.

“Excluded” means (a) excluded, suspended or debarred from (or deemed ineligible for participation under) Medicare, Medicaid, SCHIP, TRICARE/CHAMPUS or any other federal health care program as that term is defined at 42 U.S.C. §1320a-7b(f) or similar state program (or from the provision of services or items for which payment may be made under such federal or state health care program) or other programs funded by any Government Entity or government contracts, grants, agreements, loans or non-procurement benefits under the procurement rules at 48 C.F.R. Subpart 9.4 or the non-procurement rules at 2 C.F.R. Part 180, et. seq or similar state or local authorities, or (b) listed as excluded on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs or the System for Award Management or similar lists maintained by any state or local Government Entity.

“Final Allocation” has the meaning set forth in Section 6.1(c).

“Finally Determined Losses” has the meaning set forth in Section 7.8(a).

“Fraud” means, with respect to any Person, that (a) a representation or warranty made in this Agreement was false when made, (b) to the knowledge of such Person, such representation or warranty was false when made, and (c) in making such representation or warranty, such Person had an intent to induce another Person to act or refrain from acting in reliance upon such false representation or warranty.

“Fundamental Representations” has the meaning set forth in Section 7.1(a).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied.

“GEC” has the meaning set forth in the Recitals.

“Government Entity” means the government of the United States of America and any state, commonwealth, territory, possession, county or municipality thereof, or the government of any political subdivision of any of the foregoing, the government or agency of any non-U.S. country, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including, in all cases, any authority or other quasi-governmental entity established to perform any of such functions.

“Governmental Filings” has the meaning set forth in Section 6.7(a).

“Health Care Audits” has the meaning set forth in Section 3.18(c).

“Health Care Law” has the meaning set forth in Section 3.18(a).

“Health Information Laws” has the meaning set forth in Section 3.18(a).

“HIPAA” has the meaning set forth in Section 3.18(e).

“HITECH” has the meaning set forth in Section 3.18(e).

“Holdco” has the meaning set forth in the Preamble.

“Holdco Contribution Amount” has the meaning set forth in the Recitals.

“Holdco Indemnified Parties” has the meaning set forth in Section 7.3.

“Holdco Preferred Share” means one share of Series A preferred stock of Holdco, having terms set forth in the Certificate of Designations attached hereto as Exhibit B.

“Indemnified Party” has the meaning set forth in Section 7.5(a).

“Indemnifying Party” has the meaning set forth in Section 7.5(a).

“Intellectual Property” means any (a) patents and patent applications, (b) registered and unregistered trademarks, service marks and trade names, pending trademark and service mark registration applications, and intent-to-use registrations or similar reservations of marks, (c) registered and unregistered copyrights, and applications for registration of copyright, (d) internet domain names, (e) trade secrets, know-how, inventions and other proprietary rights (“Trade Secrets”), (f) rights in computer software, databases and other compilations of information, (g) licenses with respect to any of the foregoing, and (h) and other intellectual property, industrial or other proprietary rights, along with the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing, and rights of priority and protection of interests therein under the Law of any jurisdiction worldwide.

“IRS” means the Internal Revenue Service.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, network equipment, data communication lines and all other computerized or information technology equipment.

“Knowledge of NWMI Sellers” means the collective knowledge of Trina Bandelow, Liz Dean and Tom Zelenovic who shall each be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware or ought reasonably to have been aware of such fact or other matter after reasonable inquiry or otherwise in the ordinary course performance of his or her duties to the NWMI Acquired Companies (and with respect to Tom Zelenovic, taking into account his limited tenure with the NWMI Acquired Companies).

“Knowledge of Valley Seller” means the collective knowledge of Ronald Evans and Chad Vance, who shall each be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware or ought reasonably to have been aware of such fact or other matter after reasonable inquiry or otherwise in the ordinary course performance of his or her duties to the Valley Acquired Companies.

“Law” means any law, statute, code, executive order, licensing requirement, ordinance and any rule or regulation of any Government Entity, including any judgment, order, writ, injunction, ruling, decision or decree of, or any settlement under the jurisdiction of, any court or Government Entity having the effect of law in each such jurisdiction.

“Liabilities” means any and all debts, liabilities and obligations of any kind, whether accrued or not accrued, known or unknown, asserted or unasserted, matured or unmatured, conditional or unconditional, patent or latent, liquidated or unliquidated, determined or determinable, absolute or contingent, due or to become due, written or oral, whenever or however arising (including, whether arising out of any Law or Contract, or tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“Lien” means, with respect to any property or asset, any lien, pledge, charge, claim, encumbrance, security interest, option, mortgage, easement, or deed of trust, hypothecation, assignment, preemptive purchase right, or other adverse claim of any kind in respect of such property or asset.

“Losses” means any and all claims, injuries, lawsuits, Liabilities, losses (including any lost profits, lost benefits, loss of enterprise value, diminution in value or loss of goodwill, in each case, to the extent reasonably foreseeable), damages, judgments, Taxes, fines, penalties, costs and expenses, including the reasonable fees and disbursements of counsel (including fees of attorneys and paralegals, whether at the pre-trial, trial, or appellate level, or in arbitration) and advisors and all amounts reasonably paid in investigation, defense, or settlement of any of the foregoing, but excluding punitive damages (other than punitive damages paid or payable by an Indemnified Party to a third party in connection with a Third Party Claim).

“Material Adverse Effect” means a change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate (considered together with all other changes, effects, events, circumstances, occurrences or states of facts) has, has had or would reasonably be expected to have, a material adverse effect on the business, financial condition, operations or results of operations of the NWMI Acquired Companies, taken as a whole, or the Valley Acquired Companies, taken as a whole, as applicable, but shall exclude any changes, effects, events, circumstances, occurrences or state of facts related to or resulting from (i) general business or economic conditions affecting the industry or industries in which the Acquired Companies operate; (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including an act of terrorism; (iii) the disclosure of the fact that Holdco is the prospective acquirer of the Acquired Companies; (iv) the taking of any action expressly contemplated by this Agreement or the announcement of this Agreement or the transactions contemplated hereby; or (v) any changes in Law or GAAP; provided, however, that that with respect to the foregoing clauses (i) and (v), such change, effect, event, circumstance, occurrence or state of facts will be considered to the extent it disproportionately impacts the NWMI Acquired Companies or the Valley Acquired Companies (or their respective businesses), as applicable, in comparison to other participants in the industry in which such Acquired Companies operate.

“NAS” has the meaning set forth in Section 3.18(a).

“Newco” has the meaning set forth in the Recitals.

“Newco Common Share” means one share of common stock, par value $0.001, of Newco.

“Newco Contribution Amount” has the meaning set forth in the Recitals.

“Newco Stockholders Agreement” means the Stockholders Agreement, dated as of the date hereof, by and among Newco and the holders of Newco Common Shares (after giving effect to the Transactions).

“NGS” has the meaning set forth in Section 3.18(a).

“NHIC” has the meaning set forth in Section 3.18(a).

“Non-Reliance Parties” has the meaning set forth in Section 3.26.

“Notice Period” has the meaning set forth in Section 7.5(a).

“NSC” has the meaning set forth in Section 3.18(a).

“NWM LLC” has the meaning set forth in the Recitals.

“NWMI Acquired Companies” has the meaning set forth in the Recitals.

“NWMI Acquisitions” has the meaning set forth in the Recitals.

“NWMI Adjustment Amount” means an amount equal (a) the NWMI NWC Adjustment (which may be a negative number if the calculation results in a negative number under clause (b) of the definition of “NWMI NWC Adjustment”), minus (b) the Outstanding Debt of the NWMI

Acquired Companies, minus (c) the aggregate amount of Transaction Expenses, excluding Transaction Expenses within the scope of clause (d), (e) (provided, however, that only the 29.5% of the Transaction Expenses in the scope of such clause is excluded), or (f) of the definition of “Valley Cash Amount,” in excess of $850,000 (which, for the avoidance of doubt, may be a negative number).

“NWMI Blocker” has the meaning set forth in the Recitals.

“NWMI Cash Interests” has the meaning set forth in the Recitals.

“NWMI Closing Statement” has the meaning set forth in Section 2.7(a).

“NWMI Compensation Arrangements” has the meaning set forth in Section 4.9(a).

“NWMI Corbel Seller” has the meaning set forth in the Preamble.

“NWMI Corbel Cash Amount” means an amount in cash equal to $5,266,253.30.

“NWMI Current Representation” has the meaning set forth in Section 8.15.

“NWMI Employees” means all individuals employed by the NWMI Acquired Companies as of the date hereof.  The term “NWMI Employees” does not apply to any independent contractors or employees of independent contractors with whom the NWMI Acquired Companies do business or any workers performing services for the NWMI Acquired Companies who are retained through any Third Party employment service or agency.

“NWMI Exchanged Interests” has the meaning set forth in the Recitals.

“NWMI Financial Statements” has the meaning set forth in Section 4.5.

“NWMI Health Care Professionals” has the meaning set forth in Section 4.18(a).

“NWMI Indemnity Amount” means $1,443,107.55

“NWMI Insurance Policies” has the meaning set forth in Section 4.23.

“NWMI Intellectual Property” means the Intellectual Property owned by, or purported to be owned by, the NWMI Acquired Companies.

“NWMI Interim Balance Sheets” has the meaning set forth in Section 4.5.

“NWMI Manager Cash Amount” means an amount in cash equal to (a) 3,826,666.67 plus (b) 14.14% of the NWMI Adjustment Amount (calculated based on the Payments Schedule) (which can be a negative number if the calculation results in a negative number).

“NWMI Manager Escrow Account” means that certain escrow account with the Escrow Agent containing the NWMI Manager Escrow Amount and held in accordance with the Escrow Agreement.

“NWMI Manager Escrow Amount” means $237,688.30.

“NWMI Manager Seller” has the meaning set forth in the Preamble.

“NWMI Material Contract” has the meaning set forth in Section 4.14(a).

“NWMI Net Working Capital” means (a) the sum of the items listed as “current assets” (other than Cash or any proceeds from the Corbel Loan or the PMB Loan) of the NWMI Acquired Companies on Schedule 1.1(b)(i) minus (b) the sum of the items listed as “current liabilities” of the NWMI Acquired Companies on Schedule 1.1(b)(i) (other than Debt or Transaction Expenses), in each case, as of 11:59 p.m. on August 31, 2018, and prepared from the books and records of the NWMI Acquired Companies in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the sample calculations contained in Schedule 1.1(b)(i).

“NWMI NWC Adjustment” means (a) the amount by which the NWMI Net Working Capital exceeds $3,600,702.82 or (b) the amount by which NWMI Net Working Capital is less than $3,600,702.82, provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“NWMI Pending Claims” has the meaning set forth in Section 7.8(g).

“NWMI Post-Closing Representation” has the meaning set forth in Section 8.15.

“NWMI Real Property Leases” has the meaning set forth in Section 4.20.

“NWMI Relying Parties” has the meaning set forth in Section 4.26.

“NWMI Rollover Interests” has the meaning set forth in the Recitals.

“NWMI Schedules” means the disclosure schedules delivered by the NWMI Sellers to Holdco contemporaneously with the execution of this Agreement.

“NWMI Seller Group” has the meaning set forth in Section 8.15.

“NWMI Sellers” has the meaning set forth in the Preamble.

“NWMI Sellers’ Representative” has the meaning set forth in Section 2.8(a).

“NWMI Terminated Contract” has the meaning set forth in Section 7.3(g).

“NWMI Threshold Amount” means $112,053.06.

“Objection” has the meaning set forth in Section 2.7(b).

“Order” means any judgment, injunction, award, order, ruling, charge, writ or decree (including a consent decree) that is issued by a Government Entity.

“Ordinary Course Tax Sharing Agreement” means any contract entered into in the ordinary course of business that is not primarily related to Taxes but which includes a Tax allocation or sharing agreement.

“Outstanding Debt” means, without duplication, the amount of any Debt outstanding as of immediately prior to the Closing, including Debt to be discharged in accordance with Section 2.3(c)(i).

“Party” has the meaning set forth in the Preamble.

“Payments Schedule” has the meaning set forth in Section 2.3(a).

“Permit” means any permit, license, approval, Order, concession, clearance, registration, certificate, franchise, qualification, consent or authorization issued by a Government Entity.

“Permitted Liens” means, collectively, (a) Liens reflected or reserved against or otherwise expressly disclosed in the Valley Interim Balance Sheet or a NWMI Interim Balance Sheet, as applicable, (b) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Liens arising or incurred in the ordinary course of business and not securing any amount that is past due, (c) Liens arising under applicable federal or state securities Laws or an entity’s organizational or governing documents, (d) with respect to leased or licensed property (including the real property subject to the Real Property Leases), Liens in favor of the lessors and licensors, and Liens to which the fee simple interest (or any superior leasehold interest) in real property is subject, (e) Liens that do not materially detract from the current or currently proposed use of the applicable asset or real property subject to the Real Property Leases (including easements, rights-of-way, restrictive covenants, encroachments and other minor irregularities in title), (f) zoning, entitlement, building, and other land use regulations and codes imposed by any Government Entity having jurisdiction over any real property, and (g) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established on the books and records of the applicable Acquired Company.

“Person” means an individual, a corporation, a partnership, an association, a limited liability company, a Government Entity, a trust or other entity or organization.

“PMB Loan” has the meaning set forth in the Recitals.

“PMB Loan Documents” has the meaning set forth in the Recitals.

“Pre-Closing Tax Period” has the meaning set forth in Section 6.1(a).

“Prior Purchase Agreement” means that certain Purchase Agreement, dated as of March 9, 2018, by and among NWMI Acquisitions, Northwest Medical, Inc., an Oregon corporation, Jack Hopkins and the other parties from time to time party thereto.

“Program Agreement” means any existing federal or state Program provider agreement or number.

“Programs” has the meaning set forth in Section 3.18(b).

“Proposed Allocation” has the meaning set forth in Section 6.1(c).

“Qualified Purchaser” has the meaning set forth in Section 4.25.

“Real Property Leases” means, collectively, the Valley Real Property Leases and the NWMI Real Property Leases.

“Recital” shall mean each paragraph of this Agreement beginning with the capitalized term “WHEREAS” and occurring prior to this ARTICLE I.

“Resolution Period” has the meaning set forth in Section 2.7(b).

“Resolved Matters” has the meaning set forth in Section 2.7(b).

“Restrictive Covenants” has the meaning set forth in Section 6.3(d).

“Review Period” has the meaning set forth in Section 2.7(b).

“Schedules” means, collectively, the Valley Schedules and the NWMI Schedules.

“Securities Act” means the Securities Act of 1933.

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 7.2.

“Seller Representative Tax Matter” means (a) amending a Tax Return of any Acquired Company for a Pre-Closing Tax Period; (b) making or revoking an election on any Tax Return filed after the Closing Date that adversely affects the Taxes or Tax Returns of any Acquired Company for a Pre-Closing Tax Period, or the Taxes of any of the Sellers (or their direct or indirect owners); (c) extending or waiving the applicable statute of limitations with respect to a Tax of any Acquired Company for a Pre-Closing Tax Period; (d) filing any ruling request with any Government Entity that relates to Taxes or Tax Returns of any Acquired Company for a Pre-Closing Tax Period; (e) entering or pursuing a voluntary disclosure agreement with a Government Entity with respect to filing Tax Returns or paying Taxes of any Acquired Company for a Pre-Closing Tax Period; or (f) causing any Acquired Company to engage in a transaction on the Closing Date, but after the Closing, that is outside of the ordinary course of business and not contemplated by this Agreement.

“Specified Loss” has the meaning set forth in Section 7.7(f).

“Straddle Period” has the meaning set forth in Section 6.1(b).

“Tax Claim” has the meaning set forth in Section 6.1(e).

“Tax Returns” means all reports, returns, declarations, claims for refund, or information returns or similar statements filed or required to be filed with any Government Entity with respect to Taxes (including estimated Taxes), including any schedule or attachment thereto, and including any amendment thereof or claim for refund.

“Taxes” means (a) any federal, state, local or foreign tax, charge, fee, duties, unclaimed property or escheat obligations, impost, levy, fines, assessment, or similar amounts imposed by any Government Entity, including any net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, realty transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupancy, occupation, property and estimated tax, customs duty, fee, assessment and charge of any kind whatsoever, together with any interest, penalty, fine or addition thereto, whether disputed or not; (b) any obligation or Liability of another Person for any of the foregoing amounts as a result of being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Liability for payment of such amounts was determined or taken into account with reference to the Liability of any other Person; and (c) any Liability in respect of any of the items described in clauses (a) and (b) payable by reason of contract, assumption, transferee liability, operation of Law, or otherwise.

“Territory” has the meaning set forth in Section 6.3(b).

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Third Party Payors” has the meaning set forth in Section 3.14(c)(i).

“Threshold Amount” means $281,346.11.

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means any unpaid expenses incurred or payable by a Seller, an Acquired Company or any of their respective Affiliates, in each case to the extent an Acquired Company is liable therefor, in connection with (a) the negotiation, preparation and execution of this Agreement, an Ancillary Agreement or the other agreements and documents contemplated hereby and thereby, the performance of its and their obligations hereunder and thereunder or the consummation of the Transactions, including (i) the fees and disbursements of any Acquired Company’s or any Seller’s independent accountants, legal counsel, investment bankers or other advisors to a Seller, an Acquired Company or any of their respective Affiliates in connection with the Transactions, (ii) 50% of the fees payable to the Escrow Agent pursuant to the Escrow Agreement, (iii) any fees, costs or expenses related to effecting the Blocker Merger or the Acquisitions Merger, and (iv) any loan structuring fees and expenses, including any fees payable in connection with entry into the Corbel Loan Documents and 50% of any legal fees and expenses of Pacific Mercantile Bank payable in connection with entry into the PMB Loan Documents, and (b) any sale bonus, success, retention, change of control, severance, phantom equity or other payment (including the employer portion of any employment, payroll, unemployment or withholding Taxes related to such payments) incurred or payable (or that may become payable) by a Seller or an Acquired Company or any of their respective Affiliates solely as a result of, arising in connection with or related to the consummation of the Transactions.

“Transaction Expenses Schedule” has the meaning set forth in Section 2.3(a)(ii).

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Transfer Taxes” has the meaning set forth in Section 6.1(h).

“Unresolved Matters” has the meaning set forth in Section 2.7(c).

“Valley Acquired Companies” means, collectively, United Respiratory Services, LLC, an Arizona limited liability company (d/b/a Valley Respiratory Services), Alliance Home Care & Mobile Diagnostics, L.L.C., an Arizona limited liability company, Heartland Health Therapy, LLC, an Arizona limited liability company, RTA Homecare, LLC, an Arizona limited liability company, RejuveNight, LLC, an Arizona limited liability company, and Focus Respiratory, LLC, an Arizona limited liability company.

“Valley Acquired Interests” has the meaning set forth in the Recitals.

“Valley Cash Amount” means an amount in cash equal to (a) $33,858,611.27, minus (b) the Outstanding Debt of the Valley Acquired Companies, plus (c) the Valley NWC Adjustment (which may be a negative number if the calculation results in a negative number under clause (b) of the definition of “Valley NWC Adjustment”), minus (d) 50% of any legal expenses of Pacific Mercantile Bank incurred in connection with entry into the PMB Loan Documents, minus (e) 29.5% of the fees payable to the Escrow Agent pursuant to the Escrow Agreement, minus (f) any Transaction Expenses incurred by Valley Seller or the Valley Acquired Companies other than legal fees and expenses of Carson Messinger PLLC in an amount not to exceed $150,000.

“Valley Closing Statement” has the meaning set forth in Section 2.7(a).

“Valley Compensation Arrangements” has the meaning set forth in Section 3.9(a).

“Valley Employees” means all individuals employed by any Valley Acquired Company as of the date hereof.  The term “Valley Employees” does not apply to any independent contractors or employees of independent contractors with whom a Valley Acquired Company does business or any workers performing services for a Valley Acquired Company who are retained through any Third Party employment service or agency.

“Valley Escrow Account” means that certain escrow account with the Escrow Agent containing the Valley Escrow Amount and held in accordance with the Escrow Agreement.

“Valley Escrow Amount” means $2,539,395.85.

“Valley Financial Statements” has the meaning set forth in Section 3.5.

“Valley Health Care Professionals” has the meaning set forth in Section 3.18(a).

“Valley Insurance Policies” has the meaning set forth in Section 3.23.

“Valley Intellectual Property” means the Intellectual Property owned by, or purported to be owned by, the Valley Acquired Companies.

“Valley Interim Balance Sheet” has the meaning set forth in Section 3.5.

“Valley Material Contract” has the meaning set forth in Section 3.14(a).

“Valley Net Working Capital” means, on a consolidated basis, (a) the sum of the items listed as “current assets” (other than Cash (and, for the avoidance of doubt, not giving credit for the Valley Retained Cash Amount) or any proceeds from the Corbel Loan or the PMB Loan) of the Valley Acquired Companies on Schedule 1.1(b)(ii) minus (b) the sum of the items listed as “current liabilities” of the Valley Acquired Companies on Schedule 1.1(b)(ii) (other than Debt or Transaction Expenses), in each case, as of 11:59 p.m. on August 31, 2018, and prepared from the books and records of the Valley Acquired Companies in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the sample calculations contained in Schedule 1.1(b)(ii).

“Valley NWC Adjustment” means (a) the amount by which the Valley Net Working Capital exceeds $1,554,065 or (b) the amount by which Valley Net Working Capital is less than $1,554,065, provided that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“Valley Pending Claims” has the meaning set forth in Section 7.8(e).

“Valley Real Property Leases” has the meaning set forth in Section 3.20.

“Valley Relying Parties” has the meaning set forth in Section 3.26.

“Valley Retained Cash Amount” means $250,000.

“Valley Schedules” means the disclosure schedules delivered by Valley Seller to Holdco contemporaneously with the execution of this Agreement.

“Valley Seller” has the meaning set forth in the Preamble.

“Valley Terminated Contract” has the meaning set forth in Section 7.4(e).

“Valley Threshold Amount” means $169,293.05.

“Waiving Parties” has the meaning set forth in Section 8.15.

ARTICLE II.
CONTRIBUTIONS

Section 2.1Contribution to Holdco.  On the terms and subject to the conditions set forth in this Agreement, and concurrently with the execution of this Agreement, NWMI Corbel Seller will contribute to Holdco the NWMI Rollover Interests, free and clear of all Liens (other than Permitted Liens), and in exchange therefor, Holdco will (a) issue to NWMI Corbel Seller, free and clear of all Liens (other than Permitted Liens), Holdco Preferred Shares and (b) pay to NWMI Corbel Seller, by wire transfer of immediately available funds to the account specified in writing by NWMI Corbel Seller to Holdco, the NWMI Corbel Cash Amount.

Section 2.2Contributions to Newco.  On the terms and subject to the conditions set forth in this Agreement, and immediately following the transactions contemplated by Section 2.1:

(a)Holdco will contribute to Newco (i) the NWMI Rollover Interests and (ii) an amount in cash equal to the Newco Contribution Amount, and collectively in exchange therefor, Newco will issue to Holdco, free and clear of all Liens (other than Permitted Liens), 8,000 newly issued Newco Common Shares (for the avoidance of doubt, such shares to be in addition to the 10 Newco Common Shares issued to Holdco upon formation of Newco);

(b)NWMI Corbel Seller will contribute to Newco the NWMI Exchanged Interests, free and clear of all Liens (other than Permitted Liens), and in exchange therefor, Holdco will cause Newco to issue to NWMI Corbel Seller, free and clear of all Liens (other than Permitted Liens), 995 newly issued Newco Common Shares;

(c)NWMI Manager Seller will contribute to Newco the NWMI Cash Interests, free and clear of all Liens (other than Permitted Liens), and in exchange therefor, Holdco will cause Newco to pay to NWMI Manager Seller, by wire transfer of immediately available funds to the account specified in writing by NWMI Manager Seller to Newco, the NWMI Manager Cash Amount (calculated based on the Payments Schedule), less the NWMI Manager Escrow Amount; and

(d)Valley Seller will contribute to Newco the Valley Acquired Interests, free and clear of all Liens (other than Permitted Liens), and in exchange therefor, Holdco will cause Newco to (i) issue to Valley Seller, free and clear of all Liens (other than Permitted Liens), 995 newly issued Newco Common Shares and (ii) pay to Valley Seller, by wire transfer of immediately available funds to the account specified in writing by Valley Seller to Newco, the Valley Cash Amount (calculated based on the Payments Schedule), less the Valley Escrow Amount.

Section 2.3Closing Payments.

(a)Schedule 2.3(a) (the “Payments Schedule”) sets forth:

(i)the Outstanding Debt (the “Debt Payment Schedule”) owed to each Person listed on such Debt Payment Schedule (A) to be paid as of the Closing, together with wire transfer instructions for each such Person, and (B) to remain outstanding;

(ii)the amount necessary to fully discharge the Transaction Expenses (the “Transaction Expenses Schedule”), together with wire transfer instructions for each Person who is owed payment therefor;

(iii)the NWMI Sellers’ good faith calculations of the NWMI Net Working Capital and the NWMI NWC Adjustment; and

(iv)Valley Seller’s good faith calculations of the Valley Net Working Capital and the Valley NWC Adjustment.

(b)At the Closing, Holdco shall pay or cause to be paid to NWMI Corbel Seller, an amount in cash equal to the NWMI Corbel Cash Amount, which amount will be paid by wire transfer of immediately available funds to an account designated by NWMI Manager Seller in writing.

(c)At the Closing, Holdco shall cause Newco to pay or cause to be paid by wire transfer of immediately available funds to:

(i)each Person listed on the Debt Payment Schedule with respect to which Outstanding Debt is to be repaid, an amount in cash equal to the amount set forth opposite such Person’s name on the Debt Payment Schedule, on behalf of the Acquired Companies and Sellers, which amount will be paid in accordance with the instructions set forth on the Debt Payment Schedule and the applicable payoff letters delivered pursuant to Section 2.5(a)(vii);

(ii)each Person listed on the Transaction Expenses Schedule, an amount in cash equal to the amount set forth opposite such Person’s name on the Transaction Expenses Schedule, on behalf of the Acquired Companies and Sellers, which amount will be paid in accordance with the instructions set forth on the Transaction Expenses Schedule;

(iii)the Escrow Agent, an amount in cash equal to the sum of (A) the Valley Escrow Amount, which amount will be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions of the Escrow Agent and held in the Valley Escrow Account in accordance with the terms of the Escrow Agreement plus (B) the NWMI Manager Escrow Amount, which amount will be paid by wire transfer of immediately available funds in accordance with the wire transfer instructions of the Escrow Agent and held in the NWMI Manager Escrow Account in accordance with the terms of the Escrow Agreement;

(iv)NWMI Manager Seller, an amount in cash equal to the NWMI Manager Cash Amount (calculated based on the Payments Schedule) less the NWMI Manager Escrow Amount, which amount will be paid by wire transfer of immediately available funds to an account designated by NWMI Manager Seller in writing; and

(v)Valley Seller, an amount in cash equal to the Valley Cash Amount (calculated based on the Payments Schedule) less the Valley Escrow Amount, which amount will be paid by wire transfer of immediately available funds to an account designated by Valley Seller in writing.

Section 2.4Closing.  The Closing shall take place at the offices of Jones Day, 2727 N. Harwood St., Dallas, Texas 75201, at 10:00 a.m., Dallas, Texas time, on the date hereof.  The Closing may be accomplished by electronic transmission of the requisite documents to the respective offices of legal counsel for the Parties, duly executed where required.

Section 2.5Closing Deliveries.

Sellers

.  At or prior to the Closing, the applicable Sellers shall have delivered or caused to be delivered to Holdco, in form and substance reasonably acceptable to Holdco:

(i)certified resolutions of the general partner, managing member, managers or members, as applicable, of each Seller, approving this Agreement and the Transactions and authorizing the execution and delivery by such Seller of this Agreement;

(ii)certificates representing the Acquired Interests (or assignment with respect to uncertificated Acquired Interests), duly endorsed in blank, free and clear of all Liens (other than Permitted Liens);

(iii)employment agreements duly executed by each of Ronald Evans, Chad Vance and Elizabeth Dean;

(iv)the consulting agreement duly executed by Trina Bandelow;

(v)a certificate of good standing for each Acquired Company issued within 15 Business Days prior to the Closing Date by the Secretary of State or Corporation Commission of the state of formation of each Acquired Company;

(vi)a non-foreign certification described in Treasury Regulations section 1.1445-2(b)(2) from each Seller dated as of the Closing Date (as modified in accordance with IRS Notice 2018-29), establishing that withholding is not required under section 1445 or section 1446(f) of the Code;

(vii)payoff letters for each instrument of Outstanding Debt from the obligees thereunder setting forth the amounts necessary to pay off all Outstanding Debt under such instrument as of the Closing Date, and the releases of all related Liens on the Acquired Interests of the Acquired Companies or any of their assets or properties;

(viii)the Corbel Loan Documents and the PMB Loan Documents, each duly executed, and evidence of the payment to Newco of funds related thereto;

(ix)the Escrow Agreement, duly executed by Valley Seller, the NWMI Sellers’ Representative and the Escrow Agent;

(x)the Newco Stockholders Agreement, duly executed by NWMI Corbel Seller and Valley Seller;

(xi)resignation letters executed by any manager, director or officer (or any comparable position) of each Acquired Company;

(xii)from each Seller, a properly completed and duly executed IRS Form W-9;

(xiii)complete and correct copies of the minute books, limited liability company interest registries and limited liability company records and seals, if any, of each Acquired Company;

(xiv)evidence that all of the Consents set forth in Schedule 2.5(a)(xiv) that may be requested or delivered prior to Closing have been requested or, if received, delivered;

(xv)written consent from Main Street Equity Interests, Inc., to the Transactions;

(xvi)individual acknowledgments from each of Elizabeth Dean, Trina Bandelow and Tom Zelenovic, acknowledging each such person’s obligations with respect to the applicable Restrictive Covenants;

(xvii)individual acknowledgments from each of Ronald Evans and Chad Vance, as the indirect equity holders of Valley Seller of the post-Closing indemnity obligations of Valley Seller and acknowledgement of each such person’s obligations with respect to the Restrictive Covenants, as applicable;

(xviii)evidence reasonably satisfactory to Holdco that the Valley Retained Cash Amount has been retained by the Valley Acquired Companies; and

(xix)evidence that all Persons with signature authority on the bank accounts listed in Schedule 3.19 and Schedule 4.19 have been replaced with Persons designated by Holdco.

(b)Holdco.  At or prior to the Closing, Holdco shall have delivered or caused to be delivered, in form and substance reasonably acceptable to the applicable Party:

(i)to Valley Seller and the NWMI Sellers’ Representative, certified resolutions of the Board of Directors of each of Holdco and Newco, approving this Agreement and the Transactions and authorizing the execution and delivery by Holdco of this Agreement and delivery by Holdco and Newco of any Ancillary Agreement to which it is a party;

(ii)the Escrow Agreement, duly executed by Holdco;

(iii)to NWMI Corbel Seller, certificates representing, in aggregate, a number of Holdco Preferred Shares equal to (A)(1) $$22,410,611.27, minus (2) the NWMI Corbel Cash Amount, minus (3) the NWMI Manager Cash Amount, plus (4) 85.86% of the NWMI Adjustment Amount (calculated based on the Payments Schedule) (which can be a negative number if the calculation results in a negative number), divided by (B) $1,000;

(iv)certificates representing (A) 8,010 Newco Common Shares to Holdco, (B) 995 Newco Common Shares to NWMI Corbel Seller, and (C) 995 Newco Common Shares to Valley Seller, in each case free and clear of all Liens (other than Permitted Liens);

(v)evidence of the formation of Holdco and Newco issued by the Secretary of State of the State of Delaware;

(vi)employment agreements with each of Ronald Evans, Chad Vance and Elizabeth Dean, duly executed by Newco;

(vii)the consulting agreement with Trina Bandelow, duly executed by Newco; and

(viii)the Newco Stockholders Agreement, duly executed by Holdco and Newco.

Section 2.6Withholding.  Notwithstanding anything to the contrary in this Agreement, Holdco, Newco and their agents and Affiliates shall be entitled to deduct and withhold from the consideration otherwise deliverable under this Agreement, and from any other payments otherwise required pursuant to this Agreement, such amounts as Holdco, Newco or any of their Affiliates (including, for the avoidance of doubt, the Acquired Companies, after the Closing) are required to deduct and withhold with respect to any such deliveries and payments under applicable Law. To the extent that amounts are so withheld and timely remitted to the appropriate Government Entity, they shall be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made. Except as a result of the failure to provide a certificate required under Section 2.5(a)(vi) or as provided in the last sentence of this Section 2.6, Holdco, Newco and their agents and Affiliates do not expect that any withholding is required on any payment and if any of them determines it is required to withhold it shall give prompt notice to the applicable Seller and cooperate with the applicable Seller in good faith to reduce or mitigate such withholding. Notwithstanding anything to the contrary herein, any compensatory amounts subject to payroll reporting and withholding that are payable pursuant to or as contemplated by this Agreement shall be payable in accordance with the applicable payroll procedures of the Acquired Companies.

Section 2.7Post-Closing Adjustment.

(a)Within 90 days after the Closing Date, Holdco will prepare and deliver (i) to the NWMI Sellers’ Representative a statement setting forth Holdco’s calculation of (A) the NWMI NWC Adjustment, calculated in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the sample calculations contained in Schedule 1.1(b)(i), (B) the Outstanding Debt of the NWMI Acquired Companies and (C) the Transaction Expenses of the NWMI Acquired Companies and the NWMI Sellers (the “NWMI Closing Statement”), and (ii) to Valley Seller a statement setting forth Holdco’s calculation of (A) the Valley NWC Adjustment, calculated in accordance with GAAP applied on a basis consistent with the policies, procedures, practices, judgments and methodologies used in preparing the sample calculations contained in Schedule 1.1(b)(ii), (B) the Outstanding Debt of the Valley Acquired Companies and (C) the Transaction Expenses of the Valley Acquired Companies and Valley Seller (the “Valley Closing Statement”), in each case as of immediately prior to the Closing (such statements being referred to collectively as the “Closing Statements”).

(b)The NWMI Sellers’ Representative and Valley Seller will each have 30 days to review their respective Closing Statements after receipt thereof (the “Review Period”). Holdco shall provide the NWMI Sellers’ Representative and Valley Seller and their representatives reasonable access at reasonable times and upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the applicable Closing Statement and shall cause its personnel to reasonably cooperate with the NWMI Sellers’ Representative and Valley Seller in connection with their review; provided, that any such access, or the furnishing of any information in connection therewith, shall be conducted during normal business hours, for a reasonable amount of time and in such a manner as not to unreasonably interfere with the normal operations of the business of Holdco or the Acquired Companies.  Each Closing Statement will be binding and conclusive upon, and deemed accepted by, the NWMI Sellers or Valley Seller, as applicable, unless the NWMI Sellers’ Representative or Valley Seller notifies Holdco in writing prior to the expiration of the Review Period of any dispute or objection to the NWMI Closing Statement or the Valley Closing Statement, respectively (any such written dispute or objection being referred to as an “Objection”), setting forth in reasonable detail the basis for their dispute or objections and the specific adjustments (including dollar amounts) to the relevant Closing Statement which such Sellers believe should be made.  Any items not disputed or objected to in an Objection will be deemed to have been accepted by the relevant Sellers and the NWMI Sellers’ Representative.  If no Objections are delivered by the NWMI Sellers’ Representative or Valley Seller to Holdco or the NWMI Sellers’ Representative or Valley Seller notifies Holdco in writing that they have no such disputes or objections to the relevant Closing Statement, in each case prior to the expiration of the Review Period, then the relevant Closing Statement will be deemed to have been accepted by, and will be final and binding upon, Holdco and the relevant Sellers and the NWMI Sellers’ Representative, as applicable.  For a period of 15 days following delivery of an Objection to Holdco (or such longer period as either the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and Holdco may agree in writing) (the “Resolution Period”), the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and Holdco will attempt in good faith to resolve their differences, and any resolution by them as to any disputed amounts will be final, binding and conclusive.  Any items agreed to by either the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and Holdco in writing, together with any items not disputed in an Objection, are collectively referred to herein as the “Resolved Matters”.

(c)If at the end of the applicable Resolution Period either the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and Holdco have been unable to resolve any differences regarding the matters specified in the Objections, the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and Holdco will refer all matters that remain in dispute (the “Unresolved Matters”) to KPMG US LLP (or if such firm is unable or unwilling to accept such engagement, a nationally recognized independent public accounting firm jointly selected by the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and Holdco (the “Accounting Referee”)).  The Accounting Referee will determine on a basis consistent with the requirements of this Agreement, and only with respect to the Unresolved Matters so submitted, whether and to what extent the NWMI Closing Statement or the Valley Closing Statement, as applicable, requires adjustment.  The Accounting Referee will render its final written determination within 45 days after its engagement, which determination must be in writing and must set forth, in reasonable detail, the basis therefor.

(d)The procedures to be used by the Accounting Referee in making a determination regarding each Unresolved Matter shall be as follows: (i) within ten days after referral of the matter to and acceptance of the responsibility to resolve each Unresolved Matter by the Accounting Referee, Holdco and the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, may each make a single comprehensive submission to the Accounting Referee regarding the applicable Unresolved Matters, which submission may include a copy of this Agreement and the Objection; (ii) Holdco and the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, may each make a submission responding to the submission of the other described in clause (i) within ten days after receipt of such other’s submission; (iii) the Accounting Referee shall review the submissions made by Holdco and the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and may ask specific written questions of or request specific historical documents from Holdco or the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, to clarify its understanding of the submissions; and (iv) copies of any submission, response or document submitted to or by the Accounting Referee by or to Holdco or the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, as contemplated in this Section 2.7(d) shall be provided by the Accounting Referee to the other parties simultaneously or as soon as received, as the case may be.  In resolving each Unresolved Matter, the Accounting Referee shall: (i) act as an arbitrator; (ii) be bound by the principles set forth in this Section 2.7; (iii) limit its review to the matters in dispute specifically set forth in the documents submitted to the Accounting Referee pursuant to this Agreement; (iv) further limit its review to whether the applicable Closing Statement contained mathematical errors and was calculated in accordance with this Agreement; and (v) not assign a value to any Unresolved Matter greater than the greatest value for such Unresolved Matter claimed by Holdco or the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, or less than the smallest value for such Unresolved Matter claimed by Holdco or the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable.  The Accounting Referee’s final written determination will be conclusive and binding upon the Parties absent manifest error. The Accounting Referee will include an allocation of the fees and disbursements of the Accounting Referee among the relevant Parties, with the objecting Sellers (via the NWMI Sellers’ Representative in the case of the NWMI Sellers) bearing a percentage of the Accounting Referee’s fees and disbursements equal to the proportion that the aggregate dollar amount of Unresolved Matters unsuccessfully disputed by the NWMI Sellers’ Representative or Valley Seller, as applicable, bears to the total aggregate dollar amount of Unresolved Matters submitted by the objecting NWMI Sellers’ Representative or the objecting Valley Seller, as applicable, and all remaining fees and disbursements of the Accounting Referee being borne by Holdco.

(e)Holdco will revise the applicable Closing Statement as appropriate to reflect any Resolved Matters and the resolution of any Unresolved Matter pursuant to the provisions of this Section 2.7.

(f)If the NWMI Adjustment Amount, as determined using the components thereof reflected in the NWMI Closing Statement as finally determined pursuant to the terms of this Agreement, is greater than the NWMI Adjustment Amount calculated based on the Payments

Schedule, then, no later than five Business Days following the final determination of the NWMI Closing Statement, (i) Holdco will issue to NWMI Corbel Seller a number of newly issued Holdco Preferred Shares equal to (A) 85.86% of such difference divided by (B) $1,000, and (ii) Holdco will cause Newco to pay to NWMI Manager Seller an amount in cash equal to 14.14% of such difference by wire transfer of immediately available funds to one or more accounts designated in writing by NWMI Manager Seller.  If the NWMI Adjustment Amount, as determined using the components thereof reflected in the NWMI Closing Statement as finally determined pursuant to the terms of this Agreement, is less than the NWMI Adjustment Amount calculated based on the Payments Schedule, then, no later than five Business Days following the final determination of the NWMI Closing Statement, (x) a number of Holdco Preferred Shares held by NWMI Corbel Seller having a liquidation preference in aggregate equal to 85.86% of such difference shall be automatically cancelled and forfeited without any action on the part of any Party, and, to the extent necessary, Holdco shall issue a new certificate or certificates reflecting such issuance or cancellation and forfeiture, as applicable, and (y) NWMI Manager Seller will pay to Newco an amount in cash equal to 14.14% of such shortfall by wire transfer of immediately available funds to one or more accounts designated in writing by Holdco, except that Holdco may elect at its sole discretion to satisfy such amount from funds held in the NWMI Manager Escrow Account if such amount is not paid within such five Business Days.  If Holdco elects to withdraw funds from the NWMI Manager Escrow Account, NWMI Manager Seller will, within five Business Days after written notice of such election, deliver to the Escrow Agent, by wire transfer of immediately available funds, the amount withdrawn by the Escrow Agent and paid to Newco in accordance with the provisions of this Section 2.7(f).

(g)If the Valley Cash Amount, as determined using the components thereof reflected in the Valley Closing Statement as finally determined pursuant to the terms of this Agreement, is greater than the Valley Cash Amount calculated based on the Payments Schedule, then, no later than five Business Days following the final determination of the Valley Closing Statement, Holdco will cause Newco to pay to Valley Seller an amount in cash equal to such difference by wire transfer of immediately available funds to one or more accounts designated in writing by Valley Seller.  If the Valley Cash Amount, as determined using the components thereof reflected in the Valley Closing Statement as finally determined pursuant to the terms of this Agreement, is less than the Valley Cash Amount calculated based on the Payments Schedule, then, no later than five Business Days following the final determination of the Valley Closing Statement, Valley Seller will pay to Newco an amount in cash equal to such shortfall by wire transfer of immediately available funds to one or more accounts designated in writing by Holdco, except that Holdco may elect at its sole discretion to satisfy such amount from funds held in the Valley Escrow Account if such amount is not paid within such five Business Days.  If Holdco elects to withdraw funds from the Valley Escrow Account, Valley Seller will, within five Business Days after written notice of such election, deliver to the Escrow Agent, by wire transfer of immediately available funds, the amount withdrawn by the Escrow Agent and paid to Newco in accordance with the provisions of this Section 2.7(g).

Section 2.8NWMI Sellers’ Representative.

(a)Except as otherwise provided in this Agreement, any right or action that may be taken at the election of the NWMI Sellers will be taken by a representative of the NWMI Sellers (the “NWMI Sellers’ Representative”) on behalf of the NWMI Sellers.  The initial NWMI

Sellers’ Representative will be NWMI Corbel Seller. Upon the resignation of the NWMI Sellers’ Representative, the NWMI Sellers may designate a successor NWMI Sellers’ Representative to represent them.

(b)Any change in the NWMI Sellers’ Representative will become effective upon notice to Holdco in accordance with Section 8.1.  The NWMI Sellers will indemnify, defend and hold harmless Holdco, Newco and the Acquired Companies, and each of their representatives, from any claim of such NWMI Sellers arising out of any act or omission by the NWMI Sellers’ Representative in connection with the Transactions.

(c)The NWMI Sellers hereby irrevocably appoint the NWMI Sellers’ Representative, and any successor appointed as provided in this Section 2.8(a), as the agent and attorney-in-fact of the NWMI Sellers for the purposes of acting in the name and stead of such NWMI Sellers in: (i) paying any costs and expenses of the Transactions hereunder required to be paid by such NWMI Sellers; (ii) giving and receiving all notices permitted or required by this Agreement and acting on behalf of such NWMI Sellers hereunder for all purposes specified herein; (iii) settling any disputes that may arise hereunder, including any claim for indemnification hereunder and with respect to the adjustment under Section 2.7, and taking all necessary or appropriate action under the Escrow Agreement; (iv) delivering and accepting the certificates or instruments of transfer hereunder; (v) agreeing with Holdco following the Closing as to any amendments to this Agreement that the NWMI Sellers’ Representative may deem necessary or advisable; (vi) employing legal counsel; (vii) paying any legal and any other fees and expenses incurred by the NWMI Sellers’ Representative in consummating the Transactions; and (viii) making, executing, acknowledging, and delivering all such Contracts, Orders, receipts, Consents, requests, instructions, certificates, letters, and other writings, and in general doing all things and taking all actions which the NWMI Sellers’ Representative, in its sole discretion, may consider necessary or proper in connection with or to carry out the terms of this Agreement, as fully as if the NWMI  Sellers were personally present and acting.  These powers of attorney and all authorities conferred hereby are granted and conferred subject to the interests of the other Parties, and in consideration of those interests and for the purpose of completing the Transactions. These powers of attorney and all authority conferred hereby shall be deemed to be coupled with an interest, irrevocable and shall not be terminated by the NWMI Sellers or by operation of law or by the occurrence of any other event.  The NWMI Sellers, jointly and severally, agree to indemnify, defend and hold harmless the NWMI Sellers’ Representative for and from any loss, liability, expense, charge, damages, claims or other obligations it may incur as a result of its position as the NWMI Sellers’ Representative or any of its actions or inactions as such, except as may result from its willful misconduct or gross negligence.

Section 2.9Earnout Payments. Holdco shall deliver to Sellers up to $2,400,000 as additional consideration (the “Earnout Payment”), subject to the following terms and conditions:

(a)2018 Earnout Payments.

(i)Not later than 30 days following receipt of the consolidated quarterly financial statements of Newco for the quarter ended December 31, 2018, Holdco shall deliver to the NWMI Sellers’ Representative and Valley Seller a certificate (the “2018 EBITDA Earnout Payment Certificate”), setting forth Holdco’s determination of (A)

EBITDA for Newco for the 12 months ended December 31, 2018, calculated in accordance with the accounting principles, methodologies, procedures and classifications set forth in Schedule 2.9, and (B) the amount, if any, of the 2018 EBITDA Earnout Payment payable based on the criteria set forth in Schedule 2.9.  For clarity, EBITDA for Newco for the 12 months ended December 31, 2018 shall include the combined EBITDA of the Acquired Companies for the portion of such period prior to Closing.

(ii)The NWMI Sellers’ Representative and Valley Seller shall have a period of 30 days in which to provide a joint written notice to Holdco of any objections to the 2018 EBITDA Earnout Payment Certificate consistent with the process set forth in Section 2.7(b).  Any dispute with respect to the 2018 EBITDA Earnout Payment Certificate shall be resolved in a manner consistent with the process set forth in Section 2.7 as though it were an Unresolved Matter relating to the Closing Statements.  During this period, Holdco shall provide the NWMI Sellers’ Representative and Valley Seller with reasonable access to Newco’s books of account and records used to prepare the 2018 EBITDA Earnout Payment Certificate and Newco management, for the purpose of verifying the amounts set forth therein.

(iii)Upon the earliest of (A) the 30th day following delivery to the NWMI Sellers’ Representative and Valley Seller of the 2018 EBITDA Earnout Payment Certificate without the NWMI Sellers’ Representative and Valley Seller having delivered a joint notice of any objections to such certificate, (B) the fifth Business Day following delivery by the NWMI Sellers’ Representative and Valley Seller of a joint written notice expressly accepting Holdco’s 2018 EBITDA Earnout Payment Certificate and the amounts set forth thereon or (C) the fifth Business Day following the final determination of any disputes in accordance with Section 2.9(a)(ii), Holdco shall pay an amount in cash equal to the 2018 EBITDA Earnout Payment, as finally determined, to Sellers in accordance with the allocation set forth in Schedule 2.9.

(b)2019 Earnout Payments.

(i)Not later than 30 days following receipt of the consolidated quarterly financial statements of Newco for the quarter ended December 31, 2019, Holdco shall deliver to the NWMI Sellers’ Representative and Valley Seller a certificate (the “2019 EBITDA Earnout Payment Certificate”), setting forth Holdco’s determination of (A) EBITDA for the 12 months ended December 31, 2019, calculated in accordance with the accounting principles, methodologies, procedures and classifications set forth in Schedule 2.9, and (B) the amount, if any, of the 2019 EBITDA Earnout Payment payable based on the criteria set forth in Schedule 2.9.

(ii)The NWMI Sellers’ Representative and Valley Seller shall have a period of 30 days in which to provide a joint written notice to Holdco of any objections to the 2019 EBITDA Earnout Payment Certificate consistent with the process set forth in Section 2.7(b).  Any dispute with respect to the 2019 EBITDA Earnout Payment Certificate shall be resolved in a manner consistent with the process set forth in Section 2.7 as though it were an Unresolved Matter relating to the Closing Statements.  During this period, Holdco shall provide the NWMI Sellers’ Representative and Valley Seller with reasonable access to Newco’s books of account and records used to prepare the 2019 EBITDA Earnout Payment Certificate and Newco management, for the purpose of verifying the amounts set forth therein.

(iii)Upon the earliest of (A) the 30th day following delivery to the NWMI Sellers’ Representative and Valley Seller of the 2019 EBITDA Earnout Payment Certificate without the NWMI Sellers’ Representative and Valley Seller having delivered a joint notice of any objections to such certificate, (B) the fifth Business Day following delivery by the NWMI Sellers’ Representative and Valley Seller of a joint written notice expressly accepting Holdco’s 2019 EBITDA Earnout Payment Certificate and the amounts set forth thereon or (C) the fifth Business Day following the final determination of any disputes in accordance with Section 2.9(b)(ii), Holdco shall pay an amount in cash equal to the 2019 EBITDA Earnout Payment, as finally determined, to Sellers in accordance with the allocation set forth in Schedule 2.9.

(c)Operation of Newco.  Nothing in this Section 2.9 shall limit in any manner (i) Newco’s ability to operate its subsidiaries and use its and its subsidiaries’ assets in whatever manner Newco may deem appropriate, or (ii) any actions that may be required in connection with any bankruptcy, insolvency or other reorganization of Newco and its operations; provided, however, that Newco will not knowingly take any action intended to deprive Sellers of the benefits provided by this Section 2.9.

(d)Acceleration upon Certain Events.  In the event that, prior to the final determination of the 2019 EBITDA Earnout Payment pursuant to Section 2.9(b), there occurs (i) a sale or other disposition of all or substantially all of the assets of Newco or any of the Acquired Companies or (ii) a “Change of Control” as defined in the Corbel Loan Documents, then, within five Business Days after the occurrence of such event, Holdco shall pay an amount in cash equal to (x) $2,400,000 minus (y) the 2018 EBITDA Earnout Payment, as finally determined, to Sellers in accordance with the allocation set forth in Schedule 2.9.

(e)Purchase Price Adjustment.  Any payment made pursuant to this Section 2.9 will be treated by the Parties for all purposes as an increase in the purchase price.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF VALLEY SELLER

Except as set forth in the Valley Schedules, each of which exceptions, in order to be applicable to any particular representation or warranty, shall specifically indicate the Section or Subsection of this ARTICLE III to which it relates (except to the extent the applicability to such Section or Subsection is otherwise readily apparent on its face), Valley Seller hereby represents and warrants to Holdco as follows:

Section 3.1Organization, Due Authorization and Enforceability.

(a)Valley Seller has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Valley Seller. When executed and delivered, each Ancillary Agreement to which Valley Seller or a Valley

Acquired Company is a party will be duly and validly executed and delivered. This Agreement constitutes, and when executed each Ancillary Agreement to which Valley Seller or a Valley Acquired Company is a party will constitute, a valid and legally binding obligation of Valley Seller or such Valley Acquired Company, enforceable against Valley Seller or such Valley Acquired Company, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b)Each Valley Acquired Company is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite limited liability company power and authority to own, lease and operate its properties and assets, and to carry on its business as currently conducted by it and is duly qualified to do business, and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of such assets or the conduct of its business by such Valley Acquired Company requires such qualification.  The organizational documents of each Valley Acquired Company are in full force and effect.  True, correct and complete copies of the organizational documents of each Valley Acquired Company have been made available to Holdco as of the date of this Agreement.

Section 3.2Consents and Approvals.  Except for the Consents set forth on Schedule 3.2, no Consent is required to be obtained by Valley Seller or any Valley Acquired Company from, or to be given by Valley Seller or any Valley Acquired Company to, or made by Valley Seller or any Valley Acquired Company with, any Government Entity or other Person in connection with the consummation of the Transactions or the execution, delivery and performance by Valley Seller of this Agreement or any of the Ancillary Agreements to which Valley Seller or the Valley Acquired Companies is or may become a party.

Section 3.3Non-Contravention.  The execution, delivery and performance by Valley Seller of this Agreement and by Valley Seller or a Valley Acquired Company of any Ancillary Agreements to which such Person is or will become a party, and the consummation of the Transactions, does not and will not (a) violate any provision of the organizational documents of any Valley Acquired Company, (b) assuming the receipt of all the Consents set forth on Schedule 3.2, conflict with, or result in the breach of, or constitute a default under, any Contract, Permit or Valley Real Property Lease or result in the creation of any Lien upon any of the assets or properties of any Valley Acquired Company, or (c) assuming the receipt of all the Consents set forth on Schedule 3.2, violate any Law to which Valley Seller or any Valley Acquired Company is subject; provided, however, that the foregoing representation does not extend to Laws, Contracts, Permits or other requirements that are adopted or take effect after the Closing Date.

Section 3.4Ownership; Capitalization; No Subsidiaries.  Valley Seller is the holder of all of the authorized and issued equity of the Valley Acquired Companies, all of which equity is included in the Acquired Interests.  Schedule 3.4 accurately sets forth all of the Acquired Interests owned of record and beneficially by Valley Seller with respect to each Valley Acquired Company.  Upon the consummation of the Transactions, Newco will acquire good and valid title to the Acquired Interests held by Valley Seller, free and clear of all Liens (other than Permitted Liens).  There are no preemptive or other outstanding or authorized rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind (including any rights or arrangements with respect to the Valley Acquired Companies that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity of, or other voting securities of or ownership interests in, the Valley Acquired Companies) that obligate a Valley Acquired Company to issue or sell any shares or membership interests of such Valley Acquired Company (or any securities or obligations giving any Person a right to subscribe for or acquire, any shares or membership interests of a Valley Acquired Company), and no securities or obligations evidencing such rights are authorized, issued or outstanding.  No Valley Acquired Company holds or owns, directly or indirectly, any interest or investment (whether in equity or debt) in any Person.

Section 3.5Financial Statements.  Valley Seller has made available to Holdco correct and complete copies of (a) the audited combined balance sheet of the Valley Acquired Companies as at December 31, 2017, and the related combined statements of income and cash flows for each 12-month period then ended, (b) the reviewed combined balance sheet of the Valley Acquired Companies as at December 31, 2015, the management-prepared combined balance sheet of the Valley Acquired Companies as at December 31, 2016, and the related combined statements of income and cash flows for each 12-month period then ended, (c) the unaudited combined balance sheet of the Valley Acquired Companies as at June 30, 2017 and 2018, and the related combined statements of income and cash flows for each of the 6-month periods then ended, and (d) the unaudited combined balance sheet of the Valley Acquired Companies as at July 31, 2018 (the “Valley Interim Balance Sheet”) and the related combined statements of income and cash flows for the seven-month period then ended (all such financial statements referred to in clauses (a) through (d), collectively, the “Valley Financial Statements”).  Each of the Valley Financial Statements (i) is in accordance with the applicable books and records of the Valley Acquired Companies in all material respects, (ii) except as described in the notes thereto, has been prepared in accordance with GAAP consistently applied throughout the periods involved, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (none of which are material), and (iii) fairly and accurately presents, in all material respects, the financial condition and results of operations of the Valley Acquired Companies as of the dates thereof or the periods then ended.  The books of account and other financial records of the Valley Acquired Companies: (A) reflect all items of income and expense and all assets and Liabilities required to be reflected therein pursuant to GAAP; and (B) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies.  Since January 1, 2016, the financial condition of the Valley Acquired Companies has not been materially affected by any Contract that was not at arm’s length.  There have been no changes to the financial condition of the Valley Acquired Companies or any of their assets and Liabilities since August 31, 2018, other than such changes incurred in the ordinary course of business consistent with past practice.

Section 3.6Accounts Receivable; Inventory.

(a)All accounts receivable reflected on the Valley Interim Balance Sheet are valid receivables incurred in the ordinary course of business consistent with past practice for bona fide products sold or services rendered and, to the Knowledge of Valley Seller, are current and collectible net of any reserves shown on the Valley Interim Balance Sheet.  No such accounts receivable (i) are subject to any pending or threatened set-off, discount or counterclaim, other than for which a reserve has been established on the Valley Interim Balance Sheet, or (ii) have been assigned or pledged to any Person.  Schedule 3.6 sets forth all accounts receivable, as of August 31, 2018, that have been outstanding for more than 90 days.

(b)The inventories reflected on the Valley Interim Balance Sheet are properly recorded thereon in accordance with GAAP.  Since December 31, 2017, the inventories have been maintained in the ordinary course of business consistent with past practice.  All such inventories are owned free and clear of all Liens (other than Permitted Liens).  All of the inventories recorded on the Valley Interim Balance Sheet consist of items of a quality usable or saleable in the ordinary course of business consistent with past practice and are and will be in quantities sufficient for the normal operation of the business in the ordinary course of business consistent with past practice.  Since December 31, 2017, no Valley Acquired Company has received written notice requesting a recall of any item of inventory.

Section 3.7Litigation and Claims.  There is no, and since January 1, 2016 there has not been any, Action pending or threatened in writing against or relating to any Valley Acquired Company or any of its assets or properties, and to the Knowledge of Valley Seller, there are no facts, circumstances or conditions that provide a valid basis for any such Action.  No Action has been commenced or threatened by a Valley Acquired Company or, to the extent related to the Acquired Interests, Valley Seller.  Valley Seller is not, to the extent related to the Acquired Interests, and none of the assets or properties of any Valley Acquired Company are subject to any Order.

Section 3.8Taxes.

(a)Valley Seller and the Valley Acquired Companies have filed all material Tax Returns required to be filed by them with respect to each Valley Acquired Company under applicable Laws.  All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws.  All material Taxes due and owing by any Valley Acquired Company (whether or not shown on any Tax Return) have been paid. None of the Valley Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed. No claim has ever been made in writing by an authority in a jurisdiction where any Valley Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any Valley Acquired Company.

(b)Each Valley Acquired Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, member, or other Third Party and has properly completed and timely filed or furnished all material Tax Returns and reports required to be filed or furnished to any Person with respect to such Taxes.

(c)No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Valley Acquired Company.  No Valley Acquired Company has received from any federal, state, local, or non-U.S. Taxing authority (including jurisdictions where such Valley Acquired Company has not filed Tax

Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against a Valley Acquired Company.

(d)Neither Valley Seller nor any Valley Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to any Valley Acquired Company.

(e)No Valley Acquired Company (i) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any other Person (other than pursuant to an Ordinary Course Tax Sharing Agreement).

(f)The reserves and accruals for Taxes provided in the books and records of each Valley Acquired Company with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing are sufficient for all unpaid Taxes of each Valley Acquired Company for Pre-Closing Tax Periods.

(g)For United States federal, state and local income Tax purposes, each Valley Acquired Company is, and has always been, treated as a partnership within the meaning of Treasury Regulation section 301.7701-2(c)(1).

(h)No Valley Acquired Company is a party to or bound by any Tax allocation or sharing agreement other than an Ordinary Course Tax Sharing Agreement.

(i)There is no Tax holiday, Tax abatement or similar arrangement currently being utilized by any Valley Acquired Company that based on applicable Law could be subject to recapture at or following the Closing.

(j)No Valley Acquired Company has a request for a private letter ruling pending with any Government Entity.

(k)Valley Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(l)No Valley Acquired Company owns equity interests in any other Person that is not a Valley Acquired Company.

No representation in this Article III shall be with respect to the availability or use of any Tax attribute (including a net operating loss) or Tax credit in any taxable period (or portion of a Straddle Period) beginning after the Closing Date.

Section 3.9Employees and Employee Benefits.

(a)No Valley Acquired Company is a party to, sponsors, maintains or contributes to, or is required to contribute to, in each case in respect of any present or former employees, managers, officers, consultants, or independent contractors of a Valley Acquired Company, (i) any material “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) any other material severance pay, salary continuation, bonus, incentive, stock option, stock bonus, retirement, pension, profit sharing or deferred compensation plan, contract, program, fund, or arrangement of any kind, or (iii) any other employment or consulting Contract or material employee benefit plan, program, fund, or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and/or any trust, escrow, or similar agreement related thereto, whether or not funded, except for the arrangements listed on Schedule 3.9(a), which are referred to in this Agreement as the “Valley Compensation Arrangements.”  Valley Seller has made available to Holdco, for each Valley Compensation Arrangement, true and complete copies of (A) all current plan documents, or, in the case of an unwritten Valley Compensation Arrangement, a written description thereof, (B) the most recent determination letter from the IRS (if applicable), (C) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, and (D) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Valley Compensation Arrangements.

(b)Each Valley Compensation Arrangement has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Valley Compensation Arrangements that could result in any material Liability or excise Tax under ERISA or the Code being imposed on any Valley Acquired Company.

(c)No Valley Acquired Company nor any ERISA Affiliate currently has, and at no time in the past has had, an obligation to contribute to, and no Valley Compensation Arrangement is, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d)The execution and performance of this Agreement and the consummation of the Transactions, whether alone or in connection with any subsequent event(s), will not (i) constitute a stated triggering event under any Valley Compensation Arrangement that will result in any payment becoming due or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due, under any Valley Compensation Arrangement.

(e)No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of any Valley Acquired Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Valley Compensation Arrangement currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)No Valley Compensation Arrangement provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.  With respect to each Valley Compensation Arrangement that is subject to Section 409A of the Code, (i) the written terms thereof have at all times since January 1, 2009 been in material compliance with Section 409A of the Code, and (ii) it has, at all times while subject to Section 409A of the Code, been operated in material compliance with Section 409A of the Code.

(g)The IRS has issued a favorable determination or opinion letter with respect to each Valley Compensation Arrangement that is intended to be qualified under Section 401(a) of the Code, and each such Valley Compensation Arrangement is so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any favorable determination or opinion letter or such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(h)There is no pending or, to the Knowledge of Valley Seller, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Government Entity with respect to any Valley Compensation Arrangement (other than routine claims for benefits), nor, to the Knowledge of Valley Seller, is there any basis for one.

(i)All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Valley Compensation Arrangement prior to the Closing Date will have been timely paid, made or accrued on or before the Closing Date.

(j)With respect to any insurance policy providing funding for benefits under any Valley Compensation Arrangement, there is no material Liability of any Valley Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated on the date hereof.

(k)No Valley Compensation Arrangement provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance Laws or (ii) death or retirement benefits under any Valley Compensation Arrangement that is intended to be qualified under Section 401(a) of the Code.

(l)The Valley Acquired Companies have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Valley Acquired Companies other than the Valley Compensation Arrangements, or to make any amendments to any of the Valley Compensation Arrangements.

(m)Each Valley Acquired Company has reserved all rights necessary to amend or terminate each of the Valley Compensation Arrangements without the consent of any other Person, except as could not reasonably be expected to result in material Liability to a Valley Acquired Company or as set forth in Schedule 3.9(m).

(n)No Valley Compensation Arrangement provides benefits to any individual who is not a current or former employee of a Valley Acquired Company, or the dependents or other beneficiaries of any such current or former employee.

Section 3.10Compliance with Laws; Permits.

(a)Each Valley Acquired Company is, and at all times since January 1, 2016 has been, in compliance in all material respects with all applicable Laws.  Neither any Valley Acquired Company nor Valley Seller has received any written notice from any Government Entity alleging any violation by a Valley Acquired Company of any applicable Law.  No Valley Acquired Company is currently liable for the payment of any Liabilities, however designated, for failure to comply with any Laws.  To the extent required by GAAP, the Valley Acquired Companies have made proper accruals for any material expenditures that are or will be required to remain in compliance with such Laws.

(b)Since January 1, 2016, neither Valley Seller nor any Valley Acquired Company (nor any Person acting on behalf of any of them) has knowingly made or provided any material false statement or omission to any Government Entity.

(c)No Valley Acquired Company is, or at any time since January 1, 2016 has been, subject to, nor has been advised in writing or orally by an employee of a Government Entity that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any Contract, Order, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Government Entity charged with the supervision or regulation of such Valley Acquired Company. There are no Actions or formal or informal investigations relating to any regulatory matters pending before any Government Entity with respect to any Valley Acquired Company.

(d)All Permits required for the Valley Acquired Companies to conduct their business have been obtained and are valid and in full force and effect.  No Valley Acquired Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permits, and there are no Actions pending or, to the Knowledge of Valley Seller, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit.  All fees and charges with respect to such Permits required to be paid as of the date hereof have been paid in full.  Schedule 3.10(d) contains a true, correct and complete list of all current Permits issued to a Valley Acquired Company, including the entity name, names of the Permits and their respective dates of issuance and expiration.  Valley Seller has made available to Holdco a true, correct and complete copy of each such Permit.

(e)Notwithstanding the foregoing, clauses (a) through (d) of this Section 3.10 shall not be deemed to relate or apply to (i) tax matters, which are governed by Section 3.8 (and, to the extent relating to Taxes, Section 3.9), (ii) employment and employee benefits matters, which are governed by Section 3.9 and Section 3.13, or (iii) intellectual property matters, which are governed by Section 3.12.  In addition, to the extent a particular matter contemplated by this Section 3.10 is expressly and specifically addressed by a representation and warranty in Section 3.18, then such matter shall be governed by such representation and warranty in Section 3.18.

Section 3.11Title to Properties; Sufficiency of Assets.

(a)Each Valley Acquired Company owns good and valid title to, or a valid leasehold interest in, or a valid license to use, all of its personal property and assets (whether tangible or intangible) shown to be owned, leased, used, held for use or licensed by such Valley Acquired Company on the Valley Interim Balance Sheet (except to the extent such property was sold and replaced in the ordinary course of business consistent with past practice since the date of the Valley Interim Balance Sheet) or acquired thereafter, free and clear of all Liens, except for Permitted Liens (and, with respect to leases and licenses, the rights of the other parties specified therein).  The tangible personal property and assets of each Valley Acquired Company are in good operating condition and repair in all material respects (subject to normal wear and tear).  To the Knowledge of Valley Seller, none of the tangible personal property and assets of any Valley Acquired Company have been (i) operated or maintained other than in the ordinary course of business consistent with past practice or (ii) materially and adversely affected in any way as the result of any fire, explosion, earthquake, disaster, flood, erosion, accident or other similar or dissimilar casualty, whether or not covered by insurance.

(b)The assets and property (real and personal), tangible and intangible, currently owned, leased, licensed, used or held for use by the Valley Acquired Companies are sufficient for the operation of their business as presently conducted and as presently proposed to be conducted.  As of the Closing, the Valley Acquired Companies will lease, own, license, use or hold for use any assets or property (real or personal), tangible or intangible, utilized in the operation of their businesses immediately prior to the Closing.

Section 3.12Intellectual Property.

(a)Schedule 3.12(a) lists all Intellectual Property owned by a Valley Acquired Company and used in its business operations for which applications have been filed or registrations or patents have been obtained.  There is no Intellectual Property that is not Valley Intellectual Property or validly licensed Intellectual Property that has been incorporated into or is embodied in the products or services offered by a Valley Acquired Company.  A Valley Acquired Company owns all right, title and interest in and to the Valley Intellectual Property, free and clear of all Liens, other than Permitted Liens.  Each item of Valley Intellectual Property for which an application has been filed is subsisting, and each item of such Valley Intellectual Property for which registrations or patents have been obtained is subsisting, valid and enforceable.  A Valley Acquired Company owns, or has the valid right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property that is necessary or used in connection with the operation of the Valley Acquired Companies’ business as presently conducted, and the consummation of the Transactions will not adversely affect any Valley Acquired Company’s rights to practice such Intellectual Property rights.

(b)The conduct of the business of the Valley Acquired Companies is not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, and has not interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property of any Person, and no Valley Acquired Company has received from any Person any written notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement or violation by or misappropriation of, or other conflict with, any

Intellectual Property of any Person that remains unresolved.  To the Knowledge of Valley Seller, no Third Party infringes, misappropriates or violates, nor has infringed, misappropriated or violated, any Intellectual Property rights owned or exclusively licensed by or to a Valley Acquired Company.

(c)To the Knowledge of Valley Seller, no Trade Secret held by a Valley Acquired Company has been disclosed to a third Person except pursuant to a valid and appropriate non-disclosure agreement that, to the Knowledge of Valley Seller, has not been breached.

Section 3.13Labor and Employment Matters.

(a)Set forth on Schedule 3.13(a) is a list of the Valley Employees and each Valley Acquired Company’s independent contractors as of the Closing Date, setting forth the name, title, employment or service commencement date, whether such Person is a Valley Employee or independent contractor, exempt or non-exempt status (for Valley Employees), current annual rate of compensation of each such Person and total compensation (including bonuses) for such Person for the year ended December 31, 2017, or, if hired or retained since January 1, 2018, for the period of such employment to date.  Except as set forth on Schedule 3.13(a), none of the Valley Employees are on short-term or long-term disability, military, medical or other leave of absence.

(b)No Valley Acquired Company is or has been party to any union or collective bargaining Contract or subject to any labor dispute, strike or work stoppage, and no Valley Employee is represented by any labor organization.  No Valley Acquired Company has agreed to recognize any union or collective bargaining unit, no union or collective bargaining unit has been certified as representing Valley Employees, and to the Knowledge of Valley Seller, there are no and there have not been any organizational efforts with respect to the formation of a union or collective bargaining unit being made or threatened involving Valley Employees.

(c)No individual who has performed services for a Valley Acquired Company has been improperly and intentionally excluded from participation in any benefit plan, and no Valley Acquired Company has any direct or indirect Liability, whether actual or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any misclassification of any Valley Employee or former employee as exempt versus non-exempt, or with respect to any employee leased from another employer, except where such action or Liability would not, individually or in the aggregate, reasonably be expected to result in a material Liability to a Valley Acquired Company.

(d)No Valley Acquired Company has employed any Valley Employee or former employee who is (or was) not legally eligible for employment in the United States of America or received written notice from any Government Entity of any investigation by any Government Entity regarding noncompliance with applicable immigration Laws.  Each Valley Acquired Company completed and retained the necessary employment verification paperwork under applicable Law for the Valley Employees and former employees hired prior to the Closing Date.  Further, at all times during the past three (3) years, each Valley Acquired Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of all applicable Law.

(e)Each Valley Acquired Company has paid all amounts due and payable to all Valley Employees or former employees for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such Valley Employees or former employees, other than any such unpaid salaries, commissions, bonuses or other direct compensation reflected on the Valley Interim Balance Sheet.

(f)Each Valley Acquired Company is, and at all times has been, in all material respects, in compliance with all applicable employee licensing requirements, and all Valley Employees who are required to have any Permits under any Law in order to perform services for the Valley Acquired Companies have at all times maintained such Permits in current and valid form.

(g)Except as set forth on Schedule 3.13(g), the Valley Employees are “at will” and the Valley Acquired Companies do not employ any employee or independent contractor who cannot be dismissed immediately, whether currently or immediately after the Transaction, without notice and without further Liability to any Valley Acquired Company.

(h)The Valley Acquired Companies are not liable for any payment to any trust or other fund or to any Government Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).  Except as set forth on Schedule 3.13(h), there are no pending claims against the Valley Acquired Companies under any workers compensation plan or policy or for long term disability.

(i)To the Knowledge of Valley Seller, no Valley Employee is in violation of any term of any employment agreement, non‑disclosure agreement, common law non‑disclosure obligation, fiduciary duty, non‑competition agreement or restrictive covenant to a former employer as a result of or in connection with his or her employment with a Valley Acquired Company.

(j)True and complete copies have been made available to Holdco of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any Valley Employee.

(k)The Valley Acquired Companies are not a party to, or otherwise bound by, any consent decree with, or citation by, any Government Entity relating to Valley Employees or employment practices.  Neither any Valley Acquired Company nor any of its executive officers has received within the past five years any written notice of intent by any Government Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to any Valley Acquired Company and, to the Knowledge of Valley Seller, no such investigation is in progress.  Each Valley Acquired Company is in material compliance with all applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation and the Work Adjustment

Retraining and Notification Act of 1988.  There are no labor or employment Actions pending, or to the Knowledge of Valley Seller, threatened, between any Valley Acquired Company and any Valley Employee or former employee, of any Valley Acquired Company.

Section 3.14Contracts.

(a)Schedule 3.14(a) sets forth, by reference to the applicable subsection below, each Contract to which a Valley Acquired Company is a party or by which a Valley Acquired Company or its assets or properties is or may be bound, that is:

(i)any Contract not made in the ordinary course of business consistent with past practice;

(ii)any partnership, joint venture or similar Contract in effect or that includes rights or Liabilities of any Valley Acquired Company which have not expired or terminated as of the date hereof;

(iii)any Contract (A) containing a covenant not to compete that impairs the ability of a Valley Acquired Company to freely conduct its business in any geographic area or with any Person, (B) that restricts the development, manufacture, marketing, distribution or sale of any products or services of a Valley Acquired Company, (C) that restricts or prohibits the transaction of business with any other Person (including by restricting the solicitation of business with any other Person) by a Valley Acquired Company, (D) that restricts or limits the entering into any market or line of business by a Valley Acquired Company or any of its Employees or representatives, (E) prohibiting in any respect a Valley Acquired Company or its business from freely soliciting or hiring any Person, (F) providing for “meet competition,” “most favored nation” pricing terms or similar rights in favor of a Third Party or (G) establishing an exclusive sale or purchase obligation with respect to any Person, product or any geographic location;

(iv)any Contract that, if terminated or not renewed, would reasonably be expected to have a Material Adverse Effect on a Valley Acquired Company;

(v)any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) that includes rights or Liabilities of any Valley Acquired Company which have not expired or terminated as of the date hereof;

(vi)any Contract relating to Debt in excess of (or that could result in Liability greater than) $10,000;

(vii)any management service, consulting, or any other similar type of Contract;

(viii)any Contract (or group of related Contracts), other than a customer Contract, involving payments by or to the Valley Acquired Companies in aggregate of more than $10,000 in any consecutive 12‑month period;

(ix)any lease, sublease, rental or occupancy agreement, installment and conditional sale agreement (other than Valley Real Property Leases);

(x)any Contract with any distributor, agency or sales representative for the marketing and selling of any of a Valley Acquired Company’s products or services;

(xi)any Contract with a Person identified on Schedule 3.17(a) or (b) or any Third Party Payor;

(xii)any Contract with any Seller or any Affiliate of a Seller (other than employment Contracts);

(xiii)any Contract that would prevent consummation of the Transactions, compliance by a Valley Acquired Company or Valley Seller with the terms, conditions, and provisions of this Agreement or the Ancillary Agreements, or the continued operation of the business of the Valley Acquired Companies after the Closing Date on substantially the same basis as operated prior to the Closing; or

(xiv)any Contract with any labor union, labor organization or collective bargaining unit.

Each Contract of the type described in this Section 3.14(a) is referred to in this Agreement as a “Valley Material Contract.”

(b)Valley Seller has made available to Holdco true, correct and complete copies of each written Valley Material Contract and correct and reasonably detailed summaries of each oral Valley Material Contract.  All Valley Material Contracts are valid and binding Contracts of a Valley Acquired Company, are in full force and effect and are enforceable against each party thereto in accordance with the terms thereof, subject to the Bankruptcy and Equity Exception.  There does not exist under any Material Contract any violation, breach or event of default, on the part of a Valley Acquired Company or, to the Knowledge of Valley Seller, any other party thereto.  To the Knowledge of Valley Seller, there is no event, occurrence, condition, or act (including the consummation of the Transactions) that, with the giving of notice or the passage of time (or both), is reasonably likely to become a default or event of default on the part of a Valley Acquired Company under any Valley Material Contract.

(c)Except as set forth on Schedule 3.14(c):

(i)no Valley Acquired Company has received any notice in writing from any third party payor, including Medicare, Medicaid or any private insurance, managed care plans and HMOs (collectively, “Third Party Payors”) that any Third Party Payor has stopped or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to the making of payments for products or services provided by the Valley Acquired Companies (whether as a result of the consummation of the Transactions or otherwise), and, to the Knowledge of Valley Seller, there is no set of facts, event, occurrence, condition, or act (including the consummation of the Transactions), that is reasonably likely to cause any Third Party

Payor to do so.  To the Knowledge of Valley Seller, there are no material disputes between any Valley Acquired Company and any Third Party Payor;

(ii)the Program Agreements to which any Valley Acquired Company is party and the Valley Material Contracts with Third Party Payors constitute valid, binding and enforceable agreements and are in full force and effect, subject to the Bankruptcy and Equity Exception.  No Valley Acquired Company is in material breach under any Program Agreement or under any Valley Material Contract with any Third Party Payor and, to the Knowledge of Valley Seller, the other parties thereto are not in material breach thereunder.  No party to a Program Agreement or Valley Material Contract with any Third Party Payor or other Government Entity has threatened in writing or orally by an employee of a Government Entity revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Program Agreement or Valley Material Contract with any Third Party Payor; and

(iii)except in the course of negotiation and renegotiation of terms in the ordinary course of business, no Valley Acquired Company has received any notice in writing from any third party supplier that any third party supplier has stopped or has an intention to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to the making of payments for products or services supplied to the Valley Acquired Companies (whether as a result of the consummation of the Transactions or otherwise), and to the Knowledge of Valley Seller, there is no set of facts, event, occurrence, condition, or act (including the consummation of the Transactions), that is reasonably likely to cause any third party supplier to do so.  To the Knowledge of Valley Seller, there are no material disputes between any of the Valley Acquired Companies and any third party supplier.

Section 3.15Absence of Changes.  Since December 31, 2017, (a) the Valley Acquired Companies have conducted their business in the ordinary course of business consistent with past practice and (b) there has not been a Material Adverse Effect on any Valley Acquired Company.

Section 3.16Transactions with Affiliates.  Schedule 3.16 lists all Contracts between or among a Valley Acquired Company, on the one hand, and any Seller or any of their respective Affiliates, on the other hand (other than employment Contracts).  Since December 31, 2017, no Valley Acquired Company has transferred any of its assets or properties to, or bought any assets or properties from, any Seller or Affiliate of a Seller, except for dividends and reimbursements of business expenses in the ordinary course of business consistent with past practice.

Section 3.17Major Customers and Major Suppliers; Rebates and Promotions.

(a)Schedule 3.17(a) sets forth a complete and correct list of the largest 20 customers (by dollar amount) of each of the Valley Acquired Companies, during each of the years ended December 31, 2016 and December 31, 2017 and during the period from January 1, 2018 through June 30, 2018, which list includes a description of each customer.  Except as set forth on Schedule 3.17(a), since December 31, 2017 there has been no termination or cancellation of, and no materially adverse modification or known change in, any Valley Acquired Company’s business relationship with any customer.  To the Knowledge of Valley Seller, the benefits of any relationship with any of the customers of the Valley Acquired Companies will continue after the Closing Date in substantially the same manner as prior to the Closing Date.  No rebates (volume or otherwise), discounts or benefits are currently due, accruing due or payable to any customer of the Valley Acquired Companies.

(b)Schedule 3.17(b) sets forth a complete and correct list of the 20 largest suppliers (by dollar amount) of each of the Valley Acquired Companies, during each of the years ended December 31, 2016 and December 31, 2017 and during the period from January 1, 2018 through June 30, 2018.  Since December 31, 2017 there has been no termination or cancellation of, and no materially adverse modification or known change in, any Valley Acquired Company’s business relationships with any such suppliers.  To the Knowledge of Valley Seller, the benefits of any relationship with any of the suppliers of the Valley Acquired Companies will continue after the Closing Date in substantially the same manner as prior to the Closing Date.

(c)No Valley Acquired Company has entered into or offered to enter into any Contract pursuant to which such Valley Acquired Company is obligated to make any rebates, discount promotional allowances or similar payments or arrangements to any Person.

Section 3.18Health Care Laws.

(a)Activities and Contractual Relationships.  None of the Valley Acquired Companies, their respective Affiliates, or any health care professional who is a shareholder of, member of, or, to the Knowledge of Valley Seller, any individual who is employed by or has independently contracted with any of the Valley Acquired Companies or any of their Affiliates (collectively, “Valley Health Care Professionals”) has engaged in any activity or contractual relationship (including medical director or consulting agreements) or omitted to take required action on behalf of any Valley Acquired Company, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation of any applicable federal, state or local law, rule or regulation, including the False Claims Act (31 U.S.C. Section 3729 et seq.), the CPAP Payment Prohibition (42 C.F.R. Section 424.57(f)), the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“Health Information Laws”), the Civil Monetary Penalties Law, 42 U.S.C. §1320a-7a, any federal or state anti-kickback statutes, including but not limited to 42 U.S.C. 1320a-7b, federal or state self-referral laws, including but not limited to 42 U.S.C. §1395nn, or any directives, rules, regulations, judgment, writ, injunction or decree of any court of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including without limitation, the U.S. Department of Health and Human Services, Medicare, any state Medicaid program, the Centers for Medicare and Medicaid Services (“CMS”), Medicare or Medicaid carrier or fiscal intermediary or other government contractor administering federal or state health care programs, including without limitation, the National Supplier Clearinghouse (“NSC”), Noridian Administrative Services, LLC (“NAS”), CGS Administrators, LLC formerly known as CIGNA Government Services (“CGS”), National Government Services, Inc. (“NGS”), NHIC, Corp. (“NHIC”) or any other Government Entity or any comparable self-referral or fraud and abuse laws, directives and regulations promulgated by any other federal, state or local agency (collectively, “Health Care Laws”), which such violation of, or non-compliance with, applicable Health Care Law is expressly understood to have, or have had, a Material Adverse Effect on the Valley Acquired Companies.  No Valley Acquired Company, Affiliate thereof or Valley Health Care Professional acting on behalf of a Valley Acquired Company has offered, given or received, directly or indirectly, any economic benefit (including payments, rebates, discounts, commissions and promotional allowances) in violation of any self-referral or fraud and abuse Law.  Neither Valley Seller nor any Valley Acquired Company (nor any Person acting on behalf of any of them) has “knowing” or “knowingly” (as such specific terms are defined in 31 U.S. Code §3729(b)(1)) since January 1, 2016 made or provided any material statement or material omission to any federal health care program (as such term is defined in 42 U.S.C. §1320a–7b(f)).

(b)Compliance with Billing Practices.  All billing and coding practices by the Valley Acquired Companies and their Affiliates with respect to all federal and/or state health care programs, including Medicare and state Medicaid programs (the “Programs”) and all Third Party Payors are and have been since January 1, 2016 in material compliance with all applicable Laws of all Programs and all applicable policies, contractual requirements, and guidelines of any Third Party Payor.  All overpayments, adjustments, discounts, rebates, recoupments and recoveries have been promptly and properly reported to and returned, credited or paid to the Programs, Third Party Payors, contracting parties or other Persons to which and in the amounts they are owed.  No Valley Acquired Company has received written notice of, and there are no repayment claims, Actions solely relating to claims for reimbursement, payment reviews or reimbursement appeals pending or, to the Knowledge of Valley Seller, threatened by or before any Government Entity.

(c)Surveys, Audits and Investigations.  No Valley Acquired Company and none of their Affiliates have received any notices of non-compliance, requests for remedial action, return of overpayment or imposition of fines (whether ultimately paid or otherwise resolved) by any Government Entity (“Health Care Audits”), in any case, which will or may give rise to a material Liability of the Valley Acquired Companies. The Valley Acquired Companies have no (i) uncured deficiency that could reasonably be expected to lead to the imposition of a material fine, cost, penalty or other similar remedy or (ii) other than as set forth in Schedule 3.18(c), existing accrued unpaid indebtedness to any Government Entity or to any Program or Third Party Payor.  There is no pending or, to the Knowledge of Valley Seller, threatened investigation, audit, review or other examination of the Valley Acquired Companies’ business, assets, or properties and neither the Valley Acquired Companies nor Valley Seller are subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the United States Department of Justice, the Office of Inspector General of the United States Department of Health and Human Services, NSC, NAS, CGS, NGS, NHIC, or any other federal or state governmental agency or contractor having supervisory or regulatory authority with respect to the Valley Acquired Companies’ business, assets, or properties, nor is Valley Seller or any Valley Acquired Company aware of any basis for any such investigation or audit, in each case excluding regulatory examinations, audits and reviews occurring in the ordinary course of business.

(d)Program or Third Party Payor Fraud.  None of the Valley Acquired Companies or, to the Knowledge of Valley Seller, any physician that orders services provided by a Valley Acquired Company, any officer, director, employee, shareholder or agent of any Valley Acquired Company has been charged, convicted or indicted for a federal health care program- or state health care program-related offense; nor has any Valley Acquired Company (or any officers, directors, employees, agents, shareholders or any managing employee thereof, as such term is defined in 42 U.S.C. § 1320a-5(b)) been Excluded, been subjected to any Order (or criminal or civil fine or penalty imposed by) any Government Entity relating thereto, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b.  To the Knowledge of Valley Seller, no Valley Acquired Company has arranged or contracted with (by employment or otherwise) any Person that is Excluded.  No Valley Acquired Company is party to any corporate integrity agreement with any Government Entity.

(e)Privacy.  The Valley Acquired Companies are in compliance with all applicable Health Information Laws relating to the privacy and security of personally identifiable information, including the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and have implemented commercially reasonable measures and security procedures, including physical and electronic safeguards, to protect “protected health information” (as defined in 45 C.F.R. 164.103) stored or transmitted in electronic form, in each case, as required for them to comply with the Health Information Laws.  Where required by HIPAA, the Valley Acquired Companies have entered into and are in compliance in all material respects with the terms of all Business Associate (as defined in HIPAA at 45 CFR 160.103) agreements (“Business Associate Agreements”) to which any Valley Acquired Company is a party or otherwise bound.  No Valley Acquired Company has received any written inquiries from the U.S. Department of Health and Human Services or any other Government Entity regarding its compliance with the Health Information Laws.  To the Knowledge of Valley Seller, no Valley Acquired Company has experienced a breach of personally identifiable information as defined by relevant Health Information Laws, including a breach of unsecured protected health information as defined by 45 CFR 164.402.

(f)Licensure, Accreditation and Certification.  Each Valley Acquired Company that bills Programs or Third Party Payors (i) is licensed, accredited, enrolled and in good standing to participate in such Program and is in material compliance with applicable state and federal conditions of payment and of participation in such Programs or Third Party Payors and (ii) meets applicable material requirements of participation in and payment of, including the Medicare Durable Medical Equipment, Prosthetics, Orthotics and Supplies (“DMEPOS”) Supplier Standards listed in 42 C.F.R. 424.56(c) and the DMEPOS Quality Standards established by the Centers for Medicare and Medicaid Services under the Medicare Modernization Act of 2003, and, where applicable is party to current supplier, provider or other participation contracts for payment by Programs or Third Party Payors, to the extent such Valley Acquired Company bills or receives reimbursement for services furnished to beneficiaries from such Programs or Third Party Payors.  At all times during which a Valley Health Care Professional has provided any health care services to or on behalf of any Valley Acquired Company, such Valley Health Care Professional has been and is duly licensed, certificated or registered, as applicable, to provide such service in the applicable jurisdiction.

Section 3.19Bank Accounts; Powers of Attorney.  Schedule 3.19 sets forth a correct and complete list of (a) the account number and account information for each bank account of each Valley Acquired Company, (b) the name and address of each bank with which a Valley Acquired Company has an account or safe deposit box, (c) the name of each Person authorized to draw thereon or have access thereto, and (d) the name of each Person holding a power of attorney on behalf of a Valley Acquired Company.

Section 3.20Real Property.  No Valley Acquired Company owns any real property. Schedule 3.20 lists all real property owned, leased, occupied or operated by any Valley Acquired Company and all leases, licenses, subleases, and/or similar occupancy agreements and all amendments thereto (collectively, the “Valley Real Property Leases”) pursuant to which such Valley Acquired Company leases such real property.  True, correct and complete copies of the Valley Real Property Leases have been made available to Holdco.  Each Valley Acquired Company has valid leasehold estates in, and enjoys peaceful and undisturbed possession of, all real property leased by it, subject only to Permitted Liens.  All Valley Real Property Leases are in full force and effect and, to the Knowledge of Valley Seller, are enforceable against each party thereto in accordance with the express terms thereof.  There does not exist under any Valley Real Property Lease any violation, breach or event of default on the part of a Valley Acquired Company, nor to the Knowledge of Valley Seller, any other party thereto.

Section 3.21Absence of Liabilities.  Except as specifically reflected, reserved for or disclosed in the Valley Interim Balance Sheet (including any notes thereto), no Valley Acquired Company has any Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (except for (i) Liabilities that have been incurred in the ordinary course of business since the date of the Valley Interim Balance Sheet, none of which are material, and (ii) expenses of the Valley Acquired Companies incurred on or prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby).

Section 3.22Books and Records.  True, correct and complete copies of the minute books, limited liability company interests and limited liability company records and seals, if any, of each Valley Acquired Company have been made available to Holdco.

Section 3.23Insurance.  Schedule 3.23 contains a true and complete list of all policies of excess loss, fire, liability, production, completion bond, workmen’s compensation and other forms of insurance (excluding insurance policies with respect to any Valley Compensation Arrangements) currently in effect covering any of the assets, business, directors, managers or Employees of each Valley Acquired Company (the “Valley Insurance Policies”) together with the termination dates thereof.  The Valley Acquired Companies maintain, and have maintained, without interruption since January 1, 2016, policies of insurance covering such risk and events, including medical claims, personal injury, property damage and general liability, in amounts that are adequate and sufficient, in light of prevailing industry practices, for their businesses and operations.  All Valley Insurance Policies are in full force and effect and all premiums due thereunder have been paid and no premiums or payments will be due thereunder after the Closing with respect to periods prior to the Closing.  As of immediately following the Closing, (a) each Valley Acquired Company will continue to hold all Valley Insurance Policies without any increase of premium with respect to the current coverage periods and (b) each Valley Insurance Policy will continue to cover the assets, business, directors, managers or Employees of the applicable Valley Acquired Company covered by such Valley Insurance Policy as of immediately prior to the Closing until terminated in accordance with its terms.  Since January 1,

2016, no Valley Acquired Company has been refused any insurance, nor has their coverage been limited by any insurance carrier.  Each Valley Acquired Company has timely filed all claims for which it is seeking payment or other coverage under any Valley Insurance Policy.  No Valley Acquired Company has received any written notice of increase in premiums with respect to, or any notice of cancellation or non-renewal of, any of its current Valley Insurance Policies, and no Valley Acquired Company has made any claim against a Valley Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.

Section 3.24Finder’s Fees.  There is no investment banker, broker or other finder that has been retained by or is authorized to act on behalf of Valley Seller or the Valley Acquired Companies or any of their Affiliates who might be entitled to any fee or commission from Valley Seller or Holdco, Newco, the Acquired Companies or any of their respective Affiliates in connection with the Transactions.

Section 3.25Investment Only.  Valley Seller understands that the Newco Common Shares have not been and will not be registered under the Securities Act and therefore may not be resold without compliance with the requirements of the Securities Act and any applicable state securities Laws.  Valley Seller acknowledges that the issuance of Newco Common Shares to Valley Seller is exempt from registration under the Securities Act, and that Newco’s reliance on such exemption is predicated on Valley Seller’s representations set forth herein.  Valley Seller will not sell or otherwise transfer its Newco Common Shares without registration of such securities under the Securities Act or an exemption therefrom, and fully understands and agrees that the common stock of Newco has not been registered under the Securities Act or under the securities Laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless such shares are subsequently registered under the Securities Act and under the applicable state securities Laws or unless an exemption from such registration is available in the opinion of counsel for the holder.

Section 3.26No Outside Reliance.  Valley Seller acknowledges and agrees, on its own behalf and on behalf of its Affiliates, equityholders, successors, assigns, officers, managers, directors, agents or employees of any of the foregoing (together, the “Valley Relying Parties”), that Valley Seller is a sophisticated party and, to its full satisfaction, has made its own independent investigation, review and analysis regarding Sellers, Holdco, Newco, the Acquired Companies, the liabilities, properties, Contracts and prospects of Newco and the Acquired Companies and the business and the transactions contemplated hereby.  In making its determination to proceed with the Transactions, Valley Seller and the Valley Relying Parties have relied solely on the results of the Valley Relying Parties’ own independent investigation and verification, and have not relied on, are not relying on, and will not rely on any representations and warranties made by GEC, Holdco, Newco, any Seller, any Acquired Company, any equityholder, or any of their respective Affiliates (the “Non-Reliance Parties”) except with respect to the representations and warranties contained in this Agreement and the other Ancillary Agreements executed and delivered as of the date hereof.  Neither GEC, Holdco, Newco, the Acquired Companies nor any of their Affiliates or representatives shall have any liability to Valley Seller or any of its Affiliates or representatives resulting from the use of any information, projections, forecasts, and other documents or materials made available to them, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement unless specifically warranted pursuant to this Agreement or any Ancillary Agreement executed and delivered by Holdco or Newco as of the date hereof.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE NWMI SELLERS

Except as set forth in the NWMI Schedules, each of which exceptions, in order to be applicable to any particular representation or warranty, shall specifically indicate the Section or Subsection of this ARTICLE IV to which it relates (except to the extent the applicability to such Section or Subsection is otherwise readily apparent on its face), the NWMI Sellers, jointly and severally, hereby represent and warrant to Holdco as follows:

Section 4.1Organization, Due Authorization and Enforceability.

(a)Each NWMI Seller has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder.  This Agreement has been duly and validly executed and delivered by each NWMI Seller.  When executed and delivered, each Ancillary Agreement to which a NWMI Seller or NWMI Acquired Company is a party will be duly and validly executed and delivered. This Agreement constitutes, and when executed each Ancillary Agreement to which a NWMI Seller or NWMI Acquired Company is a party will constitute, a valid and legally binding obligation of such NWMI Seller or NWMI Acquired Company, enforceable against such NWMI Seller or NWMI Acquired Company, as applicable, in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)Each NWMI Acquired Company is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all requisite limited liability company power and authority to own, lease and operate its properties and assets, and to carry on its business as currently conducted by it and is duly qualified to do business, and is in good standing as a foreign entity in each jurisdiction where the ownership or operation of such assets or the conduct of its business requires such qualification.  The organizational documents of each NWMI Acquired Company are in full force and effect.  True, correct and complete copies of the organizational documents of each NWMI Acquired Company have been made available to Holdco as of the date of this Agreement.

Section 4.2Consents and Approvals.  Except for the Consents set forth on Schedule 4.2, no Consent is required to be obtained by any NWMI Seller or NWMI Acquired Company from, or to be given by any NWMI Seller or NWMI Acquired Company to, or made by any NWMI Seller or NWMI Acquired Company with, any Government Entity or other Person in connection with the consummation of the Transactions or the execution, delivery and performance by any NWMI Seller of this Agreement or any of the Ancillary Agreements to which such NWMI Seller or NWMI Acquired Company is or may become a party.

Section 4.3Non-Contravention.  The execution, delivery and performance by each NWMI Seller of this Agreement and by a NWMI Seller or NWMI Acquired Company of any Ancillary Agreements to which such Person is or will become a party, and the consummation of the Transactions, does not and will not (a) violate any provision of the organizational documents of any NWMI Acquired Company, (b) assuming the receipt of all the Consents set forth on Schedule 4.2, conflict with, or result in the breach of, or constitute a default under, any Contract, Permit or NWMI Real Property Lease or result in the creation of any Lien upon any of the assets or properties of any NWMI Acquired Company or (c) assuming the receipt of all the Consents set forth on Schedule 4.2, violate any Law to which any NWMI Seller or any NWMI Acquired Company is subject; provided, however, that the foregoing representation does not extend to Laws, Contracts, Permits or other requirements that are adopted or take effect after the Closing Date.

Section 4.4Ownership; Capitalization; No Subsidiaries.  The NWMI Sellers are the holders of all of the authorized and issued equity of the NWMI Acquired Companies, all of which equity interests are included the Acquired Interests.  Schedule 4.4 accurately sets forth all of the Acquired Interests owned of record and beneficially by each NWMI Seller with respect to each NWMI Acquired Company.  Upon the consummation of the Transactions, Newco will acquire good and valid title to the Acquired Interests (including the NWMI Rollover Interests) held by the NWMI Sellers, free and clear of all Liens (other than Permitted Liens).  There are no preemptive or other outstanding or authorized rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind (including any rights or arrangements with respect to the NWMI Acquired Companies that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity thereof, or other voting securities thereof or ownership interests in, the NWMI Acquired Companies) that obligate a NWMI Acquired Company to issue or sell any shares or membership interests (or any securities or obligations giving any Person a right to subscribe for or acquire, any shares or membership interests), and no securities or obligations evidencing such rights are authorized, issued or outstanding.  No NWMI Acquired Company holds or owns, directly or indirectly, any interest or investment (whether in equity or debt) in any Person except for the Acquired Interests.  NWMI Blocker LLC has no operations, and its sole assets are the Acquired Interests of NWMI Acquisitions LLC listed on Schedule 4.4.  NWMI Acquisitions LLC has no operations, and its sole assets are the Acquired Interests of NWM LLC listed on Schedule 4.4.

Section 4.5Financial Statements.  The NWMI Sellers have made available to Holdco true, correct and complete copies of (a) the reviewed balance sheet of NWM LLC as at December 31, 2015, 2016 and 2017, and the related statements of income and cash flows for each 12-month period then ended and (b) the unaudited balance sheet of NWM LLC as at June 30, 2017 and 2018, and the related statements of income and cash flows for each of the 6-month periods then ended (each such balance sheet, the “NWMI Interim Balance Sheets”, and all such financial statements referred to in clauses (a) and (b), collectively, the “NWMI Financial Statements”).  Each of the NWMI Financial Statements (i) is in accordance with the books and records of the applicable NWMI Acquired Company in all material respects, (ii) except as described in the notes thereto, has been prepared in accordance with GAAP consistently applied throughout the periods involved, subject, in the case of the interim financial statements, to normal recurring year-end adjustments (none of which are material) and (iii) fairly and accurately presents, in all material respects, the financial condition and results of operations of the applicable NWMI Acquired Company as of the dates thereof or the periods then ended.  The books of account and other financial records of the NWMI Acquired Companies: (A) reflect all items of income and expense and all assets and Liabilities required to be reflected therein pursuant to GAAP; and (B) are in all material respects complete and correct, and do not contain or reflect any material inaccuracies or discrepancies. The financial condition of the NWMI Acquired Companies has not been materially affected since January 1, 2016 by any Contract that was not at arm’s length.  There have been no changes to the financial condition of the NWMI Acquired Companies or any of their assets and Liabilities since August 31, 2018, other than such changes incurred in the ordinary course of business consistent with past practice.

Section 4.6Accounts Receivable; Inventory.

(a)All accounts receivable reflected on the NWMI Interim Balance Sheets are valid receivables incurred in the ordinary course of business consistent with past practice for bona fide products sold or services rendered and, to the Knowledge of the NWMI Sellers, are current and collectible net of any reserves shown on the NWMI Interim Balance Sheets.  No such accounts receivable (i) are subject to any pending or threatened set-off, discount or counterclaim, other than for which a reserve has been established on the NWMI Interim Balance Sheets, or (ii) have been assigned or pledged to any Person.  Schedule 4.6(a) sets forth all accounts receivable, as of August 31, 2018, that have been outstanding for more than 90 days.

(b)The inventories reflected on the NWMI Interim Balance Sheets are properly recorded thereon in accordance with GAAP.  Since December 31, 2017, the inventories have been maintained in the ordinary course of business consistent with past practice.  All such inventories are owned free and clear of all Liens (other than Permitted Liens).  All of the inventories recorded on the NWMI Interim Balance Sheets consist of items of a quality usable or saleable in the ordinary course of business consistent with past practice and are and will be in quantities sufficient for the normal operation of the business in the ordinary course of business consistent with past practice.  Since December 31, 2017, no NWMI Acquired Company has received written notice requesting a recall of any item of inventory.

Section 4.7Litigation and Claims.  There is no, and since January 1, 2016, there has not been any, Action pending or threatened in writing against or relating to any NWMI Acquired Company or any of its assets or properties, and to the Knowledge of the NWMI Sellers, there are no facts, circumstances or conditions that provide a valid basis for any such Action.  No Action has been commenced or threatened by any NWMI Acquired Company or, to the extent related to the Acquired Interests, any NWMI Seller.  No NWMI Seller, to the extent related to the Acquired Interests, and none of the assets or properties of any NWMI Acquired Company are subject to any Order.

Section 4.8Taxes.

(a)The NWMI Sellers and the NWMI Acquired Companies have filed all material Tax Returns required to be filed by them with respect to each NWMI Acquired Company under applicable Laws.  All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Laws.  All material Taxes due and owing by any NWMI Acquired Company (whether or not shown on any Tax Return) have been paid. None of the NWMI Acquired Companies is currently the beneficiary of any extension of time within which to file any Tax Return that has not yet been filed. No claim has ever been made in writing by an authority in a jurisdiction where any NWMI Acquired Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of any NWMI Acquired Company.

(b)Each NWMI Acquired Company has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, member, or other Third Party and has properly completed and timely filed or furnished all material Tax Returns and reports required to be filed or furnished to any Person with respect to such Taxes.

(c)No federal, state, local, or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any NWMI Acquired Company.  No NWMI Acquired Company has received from any federal, state, local, or non-U.S. Taxing authority (including jurisdictions where such NWMI Acquired Company has not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against a NWMI Acquired Company.

(d)No NWMI Seller or NWMI Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to any NWMI Acquired Company.

(e)No NWMI Acquired Company (i) has ever been a member of an Affiliated Group filing a consolidated federal income Tax Return or (ii) has any Liability for the Taxes of any other Person (other than pursuant to an Ordinary Course Tax Sharing Agreement).

(f)The reserves and accruals for Taxes provided in the books and records of each NWMI Acquired Company with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing are sufficient for all unpaid Taxes of each NWMI Acquired Company for Pre-Closing Tax Periods.

(g)For United States federal, state and local income Tax purposes, (i) NWMI Acquisitions LLC is, and has always been, treated as a partnership within the meaning of Treasury Regulation section 301.7701-2(c)(1) and (ii) NWMI Blocker LLC is and has always been treated as a corporation within the meaning of Treasury Regulation section 301.7701-2(b).

(h)No NWMI Acquired Company is a party to or bound by any Tax allocation or sharing agreement other than an Ordinary Course Tax Sharing Agreement.

(i)There is no Tax holiday, Tax abatement or similar arrangement currently being utilized by any NWMI Acquired Company that based on applicable Law could be subject to recapture at or following the Closing.

(j)NWMI Blocker LLC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement”

as described in Code section 7121 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Code section 108(i); or (vi) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Law).

(k)NWMI Blocker LLC is not and never has been a party to any “reportable transaction,” as defined in Code section 6707A(c)(1) and Treasury Regulation section 1.6011-4(b).

(l)No NWMI Acquired Company has a request for a private letter ruling pending with any Government Entity.

(m)No NWMI Seller is a “foreign person” within the meaning of Section 1445 of the Code.

(n)No NWMI Acquired Company owns equity interests in any other Person that is not a NWMI Acquired Company.

No representation in this Article IV shall be with respect to the availability or use of any Tax attribute (including a net operating loss) or Tax credit in any taxable period (or portion of a Straddle Period) beginning after the Closing Date.

Section 4.9Employees and Employee Benefits.

(a)No NWMI Acquired Company is a party to, sponsors, maintains or contributes to, or is required to contribute to, in each case in respect of any present or former employees, managers, officers, consultants, or independent contractors of a NWMI Acquired Company, (i) any material “employee benefit plan,” as defined in Section 3(3) of ERISA, (ii) any other material severance pay, salary continuation, bonus, incentive, stock option, stock bonus, retirement, pension, profit sharing or deferred compensation plan, contract, program, fund, or arrangement of any kind, or (iii) any other employment or consulting Contract or material employee benefit plan, program, fund, or arrangement (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated) and/or any trust, escrow, or similar agreement related thereto, whether or not funded, except for the arrangements listed on Schedule 4.9(a), which are referred to in this Agreement as the “NWMI Compensation Arrangements.”  The NWMI Sellers have made available to Holdco, for each NWMI Compensation Arrangement, true and complete copies of (A) all current plan documents, or, in the case of an unwritten NWMI Compensation Arrangement, a written description thereof, (B) the most recent determination letter from the IRS (if applicable), (C) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports, and (D) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any NWMI Compensation Arrangements.

(b)Each NWMI Compensation Arrangement has been maintained, operated, and administered in material compliance with its terms and any related documents or agreements and in material compliance with all applicable Laws.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the NWMI Compensation Arrangements that could result in any material Liability or excise Tax under ERISA or the Code being imposed on any NWMI Acquired Company.

(c)No NWMI Acquired Company nor any ERISA Affiliate currently has, and at no time in the past has had, an obligation to contribute to, and no NWMI Compensation Arrangement is, a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(d)The execution and performance of this Agreement and the consummation of the Transactions, whether alone or in connection with any subsequent event(s), will not (i) constitute a stated triggering event under any NWMI Compensation Arrangement that will result in any payment becoming due or benefit, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due, under any NWMI Compensation Arrangement.

(e)No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of any NWMI Acquired Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or NWMI Compensation Arrangement currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(f)No NWMI Compensation Arrangement provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.  With respect to each NWMI Compensation Arrangement that is subject to Section 409A of the Code, (i) the written terms thereof have at all times since January 1, 2009 been in material compliance with Section 409A of the Code, and (ii) it has, at all times while subject to Section 409A of the Code, been operated in material compliance with Section 409A of the Code.

(g)The IRS has issued a favorable determination or opinion letter with respect to each NWMI Compensation Arrangement that is intended to be qualified under Section 401(a) of the Code, and each such NWMI Compensation Arrangement is so qualified, and each trust created thereunder has been determined by the IRS to be exempt from Tax under the provisions of Section 501(a) of the Code, and nothing has occurred since the date of any favorable determination or opinion letter or such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(h)There is no pending or, to the Knowledge of the NWMI Sellers, threatened assessment, complaint, proceeding, or investigation of any kind in any court or Government Entity with respect to any NWMI Compensation Arrangement (other than routine claims for benefits), nor, to the Knowledge of the NWMI Sellers, is there any basis for one.

(i)All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any NWMI Compensation Arrangement prior to the Closing Date will have been timely paid, made or accrued on or before the Closing Date.

(j)With respect to any insurance policy providing funding for benefits under any NWMI Compensation Arrangement, there is no Liability of any NWMI Acquired Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent Liability, nor would there be any such Liability if such insurance policy was terminated on the date hereof.

(k)No NWMI Compensation Arrangement provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than (i) continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance Laws or (ii) death or retirement benefits under any NWMI Compensation Arrangement that is intended to be qualified under Section 401(a) of the Code.

(l)The NWMI Acquired Companies have not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the NWMI Acquired Companies other than the NWMI Compensation Arrangements, or to make any amendments to any of the NWMI Compensation Arrangements.

(m)Each NWMI Acquired Company has reserved all rights necessary to amend or terminate each of the NWMI Compensation Arrangements without the consent of any other Person, except as could not reasonably be expected to result in material Liability to a NWMI Acquired Company or as set forth in Schedule 4.9(m).

(n)No NWMI Compensation Arrangement provides benefits to any individual who is not a current or former employee of a NWMI Acquired Company, or the dependents or other beneficiaries of any such current or former employee.

Section 4.10Compliance with Laws; Permits.

(a)Each NWMI Acquired Company is, and at all times since January 1, 2016 has been, in compliance in all material respects with all applicable Laws. No NWMI Acquired Company or NWMI Seller has received any written notice from any Government Entity alleging any violation by a NWMI Acquired Company of any applicable Law.  No NWMI Acquired Company is currently liable for the payment of any Liabilities, however designated, for failure to comply with any Laws.  To the extent required by GAAP, the NWMI Acquired Companies have made proper accruals for any material expenditures that are or will be required to remain in compliance with such Law.

(b)Since January 1, 2016, neither any NWMI Seller nor any NWMI Acquired Company (nor any Person acting on behalf of any of them) has knowingly made or provided any material false statement or omission to any Government Entity.

(c)No NWMI Acquired Company is, or at any time since January 1, 2016 has been, subject to, nor has been advised in writing or orally by an employee of a Government Entity that it is reasonably likely to become subject to, any special procedures or restrictions imposed by any Contract, Order, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any Government Entity charged with the supervision or regulation of such NWMI Acquired Company. There are no Actions or formal or informal investigations relating to any regulatory matters pending before any Government Entity with respect to any NWMI Acquired Company.

(d)All Permits required for the NWMI Acquired Companies to conduct their business have been obtained and are valid and in full force and effect.  No NWMI Acquired Company is in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permits, and there are no Actions pending or, to the Knowledge of the NWMI Sellers, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit.  All fees and charges with respect to such Permits required to be paid as of the date hereof have been paid in full.  Schedule 4.10(d) contains a true, correct and complete list of all current Permits issued to a NWMI Acquired Company, including the entity name, names of the Permits and their respective dates of issuance and expiration.  The NWMI Sellers have made available to Holdco a true, correct and complete copy of each such Permit.

(e)Notwithstanding the foregoing, clauses (a) through (d) of this Section 4.10 shall not be deemed to relate or apply to (i) tax matters, which are governed by Section 4.8 (and, to the extent relating to Taxes, Section 4.9), (ii) employment and employee benefits matters, which are governed by Section 4.9 and Section 4.13, or (iii) intellectual property matters, which are governed by Section 4.12.  In addition, to the extent a particular matter contemplated by this Section 4.10 is expressly and specifically addressed by a representation and warranty in Section 4.18, then such matter shall be governed by such representation and warranty in Section 4.18.

Section 4.11Title to Properties; Sufficiency of Assets.

(a)Each NWMI Acquired Company owns good and valid title to, or a valid leasehold interest in, or a valid license to use, all of its personal property and assets (whether tangible or intangible) shown to be owned, leased, used, held for use or licensed by such NWMI Acquired Company on the applicable NWMI Interim Balance Sheet (except to the extent such property was sold or replaced in the ordinary course of business consistent with past practice since the date thereof) or acquired thereafter, free and clear of all Liens, except for Permitted Liens (and, with respect to leases and licenses, the rights of the other parties specified therein).  The tangible personal property and assets of each NWMI Acquired Company are in good operating condition and repair in all material respects (subject to normal wear and tear).  To the Knowledge of the NWMI Sellers, none of the tangible personal property and assets of any NWMI Acquired Company have been (i) operated or maintained other than in the ordinary course of business consistent with past practice or (ii) materially and adversely affected in any way as the result of any fire, explosion, earthquake, disaster, flood, erosion, accident or other similar or dissimilar casualty, whether or not covered by insurance.

(b)The assets and property (real and personal), tangible and intangible, currently owned, leased, licensed, used or held for use by the NWMI Acquired Companies are sufficient for the operation of their business as presently conducted and as presently proposed to be conducted.  As of the Closing, the NWMI Acquired Companies will lease, own, license, use or hold for use any assets or property (real or personal), tangible or intangible, utilized in the operation of their businesses immediately prior to the Closing.

Section 4.12Intellectual Property.

(a)Schedule 4.12(a) lists all Intellectual Property owned by a NWMI Acquired Company and used in its business operations for which applications have been filed or registrations or patents have been obtained.  There is no Intellectual Property that is not NWMI Intellectual Property or validly licensed Intellectual Property that has been incorporated into or is embodied in the products or services offered by a NWMI Acquired Company.  A NWMI Acquired Company owns all right, title and interest in and to the NWMI Intellectual Property, free and clear of all Liens, other than Permitted Liens.  Each item of NWMI Intellectual Property for which an application has been filed is subsisting, and each item of such NWMI Intellectual Property for which registrations or patents have been obtained is subsisting valid and enforceable.  A NWMI Acquired Company owns, or has the valid right to use pursuant to license, sublicense, agreement or permission, all Intellectual Property that is necessary or used in connection with the operation of the NWMI Acquired Companies’ business as presently conducted, and the consummation of the Transactions will not adversely affect any NWMI Acquired Company’s rights to practice such Intellectual Property rights.

(b)The conduct of the business of the NWMI Acquired Companies is not interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, and has not interfered with, infringed upon, misappropriated or otherwise violated any Intellectual Property of any Person, and no NWMI Acquired Company has received from any Person any written notice, charge, complaint, claim or other assertion of any present, impending or threatened infringement or violation by or misappropriation of, or other conflict with, any Intellectual Property of any Person that remains unresolved.  To the Knowledge of the NWMI Sellers, no Third Party infringes, misappropriates or violates, nor has infringed, misappropriated or violated, any Intellectual Property rights owned or exclusively licensed by or to any NWMI Acquired Company.

(c)To the Knowledge of the NWMI Sellers, no Trade Secret held by a NWMI Acquired Company has been disclosed to a third Person except pursuant to a valid and appropriate non-disclosure agreement that, to the Knowledge of the NWMI Sellers, has not been breached.

Section 4.13Labor and Employment Matters.

(a)Set forth on Schedule 4.13(a) is a list of the NWMI Employees and each NWMI Acquired Company’s independent contractors as of the Closing Date, setting forth the name, title, employment or service commencement date, whether such Person is a NWMI Employee or independent contractor, exempt or non-exempt status (for NWMI Employees), current annual rate of compensation of each such Person and total compensation (including bonuses) for such Person for the year ended December 31, 2017, or, if hired or retained since January 1, 2018, for the period of such employment to date.  None of the NWMI Employees are on short-term or long-term disability, military, medical or other leave of absence.

(b)No NWMI Acquired Company is or has been party to any union or collective bargaining Contract or subject to any labor dispute, strike or work stoppage, and no NWMI Employee is represented by any labor organization.  No NWMI Acquired Company has agreed to recognize any union or collective bargaining unit, no union or collective bargaining unit has been certified as representing NWMI Employees, and to the Knowledge of the NWMI Sellers, there are no and there have not been any organizational efforts with respect to the formation of a union or collective bargaining unit being made or threatened involving NWMI Employees.

(c)No individual who has performed services for a NWMI Acquired Company has been improperly and intentionally excluded from participation in any benefit plan, and no NWMI Acquired Company has any direct or indirect Liability, whether actual or contingent, with respect to any misclassification of any Person as an independent contractor rather than as an employee, with respect to any misclassification of any NWMI Employee or former employee as exempt versus non-exempt, or with respect to any employee leased from another employer, except where such action or Liability would not, individually or in the aggregate, reasonably be expected to result in a material Liability to a NWMI Acquired Company.

(d)No NWMI Acquired Company has employed any NWMI Employee or former employee who is (or was) not legally eligible for employment in the United States of America or received notice from any Government Entity of any investigation by any Government Entity regarding noncompliance with applicable immigration Laws.  Each NWMI Acquired Company completed and retained the necessary employment verification paperwork under applicable Law for the NWMI Employees and former employees hired prior to the Closing Date.  Further, at all times during the past three (3) years, each NWMI Acquired Company was in material compliance with both the employment verification provisions (including the paperwork and documentation requirements) and the anti-discrimination provisions of all applicable Law.

(e)Each NWMI Acquired Company has paid all amounts due and payable to all NWMI Employees or former employees for any wages (including overtime compensation), salaries, commissions, bonuses or other direct compensation for any services performed by them or any amounts required to be reimbursed to such NWMI Employees or former employees, other than any such unpaid salaries, commissions, bonuses or other direct compensation reflected on the applicable NWMI Interim Balance Sheet.

(f)Each NWMI Acquired Company is, and at all times has been, in all material respects, in compliance with all applicable employee licensing requirements, and all NWMI Employees who are required to have any Permits under any Law in order to perform services for the NWMI Acquired Companies have at all times maintained such Permits in current and valid form.

(g)The NWMI Employees are “at will” and the NWMI Acquired Companies do not employ any employee or independent contractor who cannot be dismissed immediately, whether currently or immediately after the Transaction, without notice and without further Liability to any NWMI Acquired Company.

(h)The NWMI Acquired Companies are not liable for any payment to any trust or other fund or to any Government Entity, with respect to unemployment compensation benefits,

social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business).  There are no pending claims against the NWMI Acquired Companies under any workers compensation plan or policy or for long term disability.

(i)To the Knowledge of the NWMI Sellers, no NWMI Employee is in violation of any term of any employment agreement, non‑disclosure agreement, common law non‑disclosure obligation, fiduciary duty, non‑competition agreement or restrictive covenant to a former employer as a result of or in connection with his or her employment with a NWMI Acquired Company.

(j)True, correct and complete copies have been made available to Holdco of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any NWMI Employee.

(k)The NWMI Acquired Companies are not a party to, or otherwise bound by, any consent decree with, or citation by, any Government Entity relating to NWMI Employees or employment practices.  Neither any NWMI Acquired Company nor any of its executive officers has received within the past five years any notice of intent by any Government Entity responsible for the enforcement of labor or employment Laws to conduct an investigation relating to any NWMI Acquired Company and, to the Knowledge of the NWMI Sellers, no such investigation is in progress.  Each NWMI Acquired Company is in material compliance with all applicable Laws respecting labor and employment, including termination of employment or failure to employ, employment practices, terms and conditions of employment, immigration, wages and hours, working time, employment standards, civil rights, discrimination and retaliation, occupational safety and health, family or medical leave, exempt/non-exempt and contingent worker classifications and workers’ compensation and the Work Adjustment Retraining and Notification Act of 1988.  There are no labor or employment Actions pending, or to the Knowledge of the NWMI Sellers threatened, between any NWMI Acquired Company and any NWMI Employee or former employee, of any NWMI Acquired Company.

Section 4.14Contracts.

(a)Schedule 4.14(a) sets forth, by reference to the applicable subsection below, each Contract to which a NWMI Acquired Company is a party or by which a NWMI Acquired Company or its assets or properties is or may be bound, that is:

(i)any partnership, joint venture or similar Contract in effect or that includes rights or Liabilities of any NWMI Acquired Company which have not expired or terminated as of the date hereof;

(ii)any Contract (A) containing a covenant not to compete that impairs the ability of a NWMI Acquired Company to freely conduct its business in any geographic area or with any Person, (B) that restricts the development, manufacture, marketing, distribution or sale of any products or services of a NWMI Acquired Company, (C) that restricts or prohibits the transaction of business with any other Person (including by restricting the solicitation of business with any other Person) by a NWMI Acquired Company, (D) that restricts or limits the entering into any market or line of business by a

NWMI Acquired Company or any of its Employees or representatives, (E) prohibiting in any respect a NWMI Acquired Company or its business from freely soliciting or hiring any Person, (F) providing for “meet competition,” “most favored nation” pricing terms or similar rights in favor of a Third Party or (G) establishing an exclusive sale or purchase obligation with respect to any Person, product or any geographic location;

(iii)any Contract that, if terminated or not renewed, would reasonably be expected to have a Material Adverse Effect on a NWMI Acquired Company;

(iv)any Contract relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets, or otherwise) that includes rights or Liabilities of any NWMI Acquired Company which have not expired or terminated as of the date hereof;

(v)any Contract relating to Debt in excess of (or that could result in Liability greater than) $10,000;

(vi)any management service, consulting, or any other similar type of Contract;

(vii)any Contract (or group of related Contracts), other than a customer Contract, involving payments by or to a NWMI Acquired Company of more than $10,000 in any consecutive 12‑month period;

(viii)any lease, sublease, rental or occupancy agreement, installment and conditional sale agreement (other than NWMI Real Property Leases);

(ix)any Contract with any distributor, agency or sales representative for the marketing and selling of any of a NWMI Acquired Company’s products or services;

(x)any Contract with a Person identified on Schedule 4.17(a) or (b) or any Third Party Payor;

(xi)any Contract with any Seller or any Affiliate of a Seller (other than employment Contracts);

(xii)any Contract that would prevent consummation of the Transactions, compliance by a NWMI Acquired Company or a NWMI Seller with the terms, conditions, and provisions of this Agreement or the Ancillary Agreements, or the continued operation of the business of the NWMI Acquired Companies after the Closing Date on substantially the same basis as operated prior to the Closing; or

(xiii)any Contract with any labor union, labor organization or collective bargaining unit.

Each Contract of the type described in this Section 4.14(a) is referred to in this Agreement as a “NWMI Material Contract.”

(b)The NWMI Sellers have made available to Holdco true, correct and complete copies of each written NWMI Material Contract and correct and reasonably detailed summaries of each oral NWMI Material Contract.  All NWMI Material Contracts are valid and binding Contracts of a NWMI Acquired Company, are in full force and effect and are enforceable against each party thereto in accordance with the terms thereof, subject to the Bankruptcy and Equity Exception.  There does not exist under any NWMI Material Contract any violation, breach or event of default, on the part of a NWMI Acquired Company or, to the Knowledge of the NWMI Sellers, any other party thereto.  To the Knowledge of the NWMI Sellers, there is no event, occurrence, condition, or act (including the consummation of the Transactions) that, with the giving of notice or the passage of time (or both), is reasonably likely to become a default or event of default on the part of a NWMI Acquired Company under any NWMI Material Contract.

(c)Except as set forth on Schedule 4.14(c):

(i)no NWMI Acquired Company has received in writing any notice from any Third Party Payor that any Third Party Payor has stopped or may stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to the making of payments for products or services provided by the NWMI Acquired Companies (whether as a result of the consummation of the Transactions or otherwise), and, to the Knowledge of the NWMI Sellers, there is no set of facts, event, occurrence, condition, or act (including the consummation of the Transactions), that is reasonably likely to cause any Third Party Payor to do so.  To the Knowledge of the NWMI Sellers, there are no material disputes between any NWMI Acquired Company and any Third Party Payor;

(ii)the Program Agreements to which any NWMI Acquired Company is party and the NWMI Material Contracts with Third Party Payors constitute valid, binding and enforceable agreements and are in full force and effect, subject to the Bankruptcy and Equity Exception.  No NWMI Acquired Company is in material breach under any Program Agreement or under any NWMI Material Contract with any Third Party Payor and, to the Knowledge of the NWMI Sellers, the other parties thereto are not in material breach thereunder.  No party to a Program Agreement or NWMI Material Contract with any Third Party Payor or other Government Entity has threatened in writing or orally by an employee of a Government Entity revocation, suspension, termination, probation, restriction, limitation or nonrenewal affecting any Program Agreement or NWMI Material Contract with any Third Party Payor; and

(iii)except in the course of negotiation and renegotiation of terms in the ordinary course of business, no NWMI Acquired Company has received any notice in writing from any third party supplier that any third party supplier has stopped or has an intention to stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to the making of payments for products or services supplied to the NWMI Acquired Companies (whether as a result of the consummation of the Transactions or otherwise), and to the Knowledge of the NWMI Sellers, there is no set of facts, event, occurrence, condition, or act (including the consummation of the Transactions), that is reasonably likely to cause any third party supplier to do so.  To the Knowledge of the NWMI Sellers, there are no material disputes between any of the NWMI Acquired Companies and any third party supplier.

Section 4.15Absence of Changes.  Since December 31, 2017, (a) the NWMI Acquired Companies have conducted their business in the ordinary course of business consistent with past practice and (b) there has not been a Material Adverse Effect on any NWMI Acquired Company.

Section 4.16Transactions with Affiliates.  Schedule 4.16 lists all Contracts between or among a NWMI Acquired Company, on the one hand, and any Seller or any of their respective Affiliates, on the other hand (other than employment Contracts).  Since December 31, 2017, no NWMI Acquired Company has transferred any of its assets or properties to, or bought any assets or properties from, any Seller or Affiliate of a Seller, except for dividends and reimbursements of business expenses in the ordinary course of business consistent with past price.

Section 4.17Major Customers and Major Suppliers; Rebates and Promotions.

(a)Schedule 4.17(a) sets forth a complete and correct list of the largest 20 customers (by dollar amount) of the NWMI Acquired Companies, during each of the years ended December 31, 2016 and December 31, 2017 and during the period from January 1, 2018 through June 30, 2018, which list includes a description of each customer.  Except as set forth on Schedule 4.17(a), since December 31, 2017 there has been no termination or cancellation of, and no materially adverse modification or change in, any NWMI Acquired Company’s business relationship with any customer.  To the Knowledge of the NWMI Sellers, the benefits of any relationship with any of the customers of the NWMI Acquired Companies will continue after the Closing Date in substantially the same manner as prior to the Closing Date.  No rebates (volume or otherwise), discounts or benefits are currently due, accruing due or payable to any customer of the NWMI Acquired Companies.

(b)Schedule 4.17(b) sets forth a complete and correct list of the 20 largest suppliers (by dollar amount) of the NWMI Acquired Companies, during each of the years ended December 31, 2016 and December 31, 2017 and during the period from January 1, 2018 through June 30, 2018.  Since December 31, 2017 there has been no termination or cancellation of, and no materially adverse modification or change in, any NWMI Acquired Company’s business relationships with any such suppliers.  To the Knowledge of the NWMI Sellers, the benefits of any relationship with any of the suppliers of the NWMI Acquired Companies will continue after the Closing Date in substantially the same manner as prior to the Closing Date.

(c)No NWMI Acquired Company has entered into or offered to enter into any Contract pursuant to which such NWMI Acquired Company is obligated to make any rebates, discount promotional allowances or similar payments or arrangements to any Person.

Section 4.18Health Care Laws.

(a)Activities and Contractual Relationships.  None of the NWMI Acquired Companies, their respective Affiliates, or any health care professional who is a shareholder of, member of, or to the Knowledge of the NWMI Sellers, any individual who is employed by or has independently contracted with any of the NWMI Acquired Companies or any of their Affiliates (collectively, “NWMI Health Care Professionals”) has engaged in any material activity or contractual relationship (including medical director or consulting agreements) or omitted to take material required action on behalf of any NWMI Acquired Company, such as the filing or submission of any claim for reimbursement, report or other documentation, in violation of any applicable federal, state or local law, rule or regulation, including the False Claims Act (31 U.S.C. Section 3729 et seq.), the CPAP Payment Prohibition (42 C.F.R. Section 424.57(f)), the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164, as amended by the Health Information Laws, the Civil Monetary Penalties Law, 42 U.S.C. §1320a-7a, any federal or state anti-kickback statutes, including but not limited to 42 U.S.C. 1320a-7b, federal or state self-referral laws, including but not limited to 42 U.S.C. §1395nn, or any directives, rules regulations, judgment, writ, injunction or decree of any court of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, including without limitation, the U.S. Department of Health and Human Services, Medicare, any state Medicaid program, the CMS, Medicare or Medicaid carrier or fiscal intermediary or other government contractor administering federal or state health care programs, including without limitation, the NSC, NAS, CGS, NGS, or NHIC or any other Government Entity or any comparable self-referral or fraud and abuse laws, directives and regulations promulgated by any other federal, state or local agency, which such violation of, or non-compliance with, applicable Health Care Law is expressly understood to have, or have had, a Material Adverse Effect on the NWMI Acquired Companies.  No NWMI Acquired Company, Affiliate thereof or any NWMI Health Care Professional acting on behalf of an NWMI Acquired Company has offered, given or received, directly or indirectly, any material economic benefit (including payments, rebates, discounts, commissions and promotional allowances) in violation of any self-referral or fraud and abuse Law. Neither any NWMI Seller nor any NWMI Acquired Company (nor any Person acting on behalf of any of them) has “knowing” or “knowingly” (as such specific terms are defined in 31 U.S. Code §3729(b)(1)) since January 1, 2016 made or provided any material statement or material omission to any federal health care program (as such term is defined in 42 U.S.C. §1320a–7b(f)).

(b)Compliance with Billing Practices.  All billing and coding practices by the NWMI Acquired Companies and their Affiliates with respect to all Programs and all Third Party Payors are and have been since January 1, 2016 in material compliance with all applicable Laws of all Programs and all applicable policies, contractual requirements, and guidelines of any Third Party Payor.  All overpayments, adjustments, discounts, rebates, recoupments and recoveries have been promptly and properly reported to and returned, credited or paid to the Programs, Third Party Payors, contracting parties or other Persons to which and in the amounts they are owed.  No NWMI Acquired Company has received written notice of, and there are no repayment claims, Actions solely relating to claims for reimbursement, payment reviews or reimbursement appeals pending or, to the Knowledge of the NWMI Sellers, threatened by or before any Government Entity.

(c)Surveys, Audits and Investigations.  No NWMI Acquired Company and none of their Affiliates have received any written notices of or been subjected to any Health Care Audits, in any case, which will or may give rise to a material Liability of the NWMI Acquired Companies. The NWMI Acquired Companies have no (i) uncured deficiency that could reasonably be expected to lead to the imposition of a material fine, cost, penalty or other similar remedy or (ii) other than as set forth in Schedule 4.18(c), existing accrued unpaid indebtedness to any Government Entity or to any Program or Third Party Payor.  There is no pending or, or to the Knowledge of the NWMI Sellers, threatened investigation, audit, review or other examination of the NWMI Acquired Companies’ business, assets, or properties and no NWMI Acquired Companies are subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the United States Department of Justice, the Office of Inspector General of the United States Department of Health and Human Services, NSC, NAS, CGS, NGS, NHIC, or any other federal or state governmental agency or contractor having supervisory or regulatory authority with respect to the NWMI Acquired Companies’ business, assets, or properties, nor is either NWMI Seller or any NWMI Acquired Company aware of any basis for any such investigation or audit, in each case excluding regulatory examinations, audits and reviews occurring in the ordinary course of business.

(d)Program or Third Party Payor Fraud.  None of the NWMI Acquired Companies or, to the Knowledge of the NWMI Sellers, any physician that orders services provided by a NWMI Acquired Company, any officer, director, employee, shareholder or agent of any NWMI Acquired Company has been charged, convicted or indicted for a federal health care program- or state health care program-related offense; nor has any NWMI Acquired Company (or any officers, directors, employees, agents, shareholders or any managing employee thereof, as such term is defined in 42 U.S.C. § 1320a-5(b)) been Excluded, been subjected to any Order (or criminal or civil fine or penalty imposed by) of any Government Entity relating thereto, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b. To the Knowledge of the NWMI Sellers, no NWMI Acquired Company has arranged or contracted with (by employment or otherwise) any Person that is Excluded. No NWMI Acquired Company is party to any corporate integrity agreement with any Government Entity.

(e)Privacy.  The NWMI Acquired Companies are in compliance with all applicable Health Information Laws, relating to the privacy and security of personally identifiable information, including HIPAA, as amended by HITECH and have implemented commercially reasonable measures and security procedures, including physical and electronic safeguards, to protect “protected health information” (as defined in 45 C.F.R. 164.103) stored or transmitted in electronic form, in each case, as required for them to comply with the Health Information Laws.  Where required by HIPAA, the NWMI Acquired Companies have entered into and are in compliance in all material respects with the terms of all Business Associate Agreements to which any NWMI Acquired Company is a party or otherwise bound.  No NWMI Acquired Company has received any written inquiries from the U.S. Department of Health and Human Services or any other Government Entity regarding its compliance with the Health Information Laws.  To the Knowledge of the NWMI Sellers, no NWMI Acquired Company has experienced a breach of personally identifiable information as defined by relevant Health Information Laws, including a breach of unsecured protected health information as defined by 45 CFR 164.402.

(f)Licensure, Accreditation and Certification.  Each NWMI Acquired Company that bills Programs or Third Party Payors (i) is licensed, accredited, enrolled and in good standing to participate in such Program and is in material compliance with applicable state and federal conditions of payment and of participation in such Programs or Third Party Payors and (ii) meets applicable material requirements of participation in and payment of, including the DMEPOS Supplier Standards listed in 42 C.F.R. 424.56(c) and the DMEPOS Quality Standards established by the Centers for Medicare and Medicaid Services under the Medicare Modernization Act of 2003, and, where applicable is party to current supplier, provider or other participation contracts for payment by Programs or Third Party Payors, to the extent such NWMI Acquired Company bills or receives reimbursement for services furnished to beneficiaries from such Programs or Third Party Payors.  At all times during which a NWMI Health Care Professional has provided any health care services to or on behalf of any NWMI Acquired Company, such NWMI Health Care Professional has been and is duly licensed, certificated or registered, as applicable, to provide such service in the applicable jurisdiction.

Section 4.19Bank Accounts; Powers of Attorney.  Schedule 4.19 sets forth a correct and complete list of (a) the account number and account information for each bank account of each NWMI Acquired Company, (b) the name and address of each bank with which a NWMI Acquired Company has an account or safe deposit box, (c) the name of each Person authorized to draw thereon or have access thereto, and (d) the name of each Person holding a power of attorney on behalf of a NWMI Acquired Company.

Section 4.20Real Property.  No NWMI Acquired Company owns any real property.  Schedule 4.20 lists all real property owned, leased, occupied or operated by any NWMI Acquired Company and all leases, licenses, subleases, and/or similar occupancy agreements and all amendments thereto (collectively, the “NWMI Real Property Leases”) pursuant to which such NWMI Acquired Company leases such real property.  True, correct and complete copies of the NWMI Real Property Leases have been made available to Holdco.  Each NWMI Acquired Company has valid leasehold estates in, and enjoys peaceful and undisturbed possession of, all real property leased by it, subject only to Permitted Liens.  All NWMI Real Property Leases are in full force and effect and, to the Knowledge of the NWMI Sellers, are enforceable against each party thereto in accordance with the express terms thereof.  There does not exist under any NWMI Real Property Lease any violation, breach or event of default on the part of a NWMI Acquired Company, nor to the Knowledge of the NWMI Sellers, any other party thereto.

Section 4.21Absence of Liabilities.  Except as specifically reflected, reserved for or disclosed in the NWMI Interim Balance Sheets (including any notes thereto), no NWMI Acquired Company has any Liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP (except for (i) Liabilities that have been incurred in the ordinary course of business since the date of the NWMI Interim Balance Sheets, none of which are material and (ii) expenses of the NWMI Acquired Companies incurred on or prior to the Closing Date in connection with this Agreement and the transactions contemplated hereby).

Section 4.22Books and Records.  True, correct and complete (in all material respects) copies of the minute books, limited liability company interests and limited liability company records and seals, if any, of each NWMI Acquired Company have been made available to Holdco.

Section 4.23Insurance.  Schedule 4.23 contains a true and complete list of all policies of excess loss, fire, liability, production, completion bond, workmen’s compensation and other forms of insurance (excluding insurance policies with respect to any NWMI Compensation Arrangements) currently in effect covering any of the assets, business, directors, managers or Employees of each NWMI Acquired Company (the “NWMI Insurance Policies”) together with the termination dates thereof.  The NWMI Acquired Companies maintain, and have maintained, without interruption since January 1, 2016, policies of insurance covering such risk and events, including medical claims, personal injury, property damage and general liability, in amounts that are adequate and sufficient, in light of prevailing industry practices, for their businesses and operations.  All NWMI Insurance Policies are in full force and effect and all premiums due thereunder have been paid and no premiums or payments will be due thereunder after the Closing with respect to periods prior to the Closing.  As of immediately following the Closing, (a) each NWMI Acquired Company will continue to hold all NWMI Insurance Policies without any increase of premium and (b) each NWMI Insurance Policy will continue to cover the assets, business, directors, managers or Employees of the applicable NWMI Acquired Company covered by such NWMI Insurance Policy as of immediately prior to the Closing until terminated in accordance with its terms.  Since January 1, 2016, no NWMI Acquired Company has been refused any insurance, nor has their coverage been limited by any insurance carrier.  Each NWMI Acquired Company has timely filed all claims for which it is seeking payment or other coverage under any NWMI Insurance Policy.  No NWMI Acquired Company has received any written notice of increase in premiums with respect to, or any notice of cancellation or non-renewal of, any of its current NWMI Insurance Policies, and no NWMI Acquired Company has made any claim against a NWMI Insurance Policy as to which the insurer is denying coverage or defending the claim under a reservation of rights.

Section 4.24Finder’s Fees.  There is no investment banker, broker or other finder that has been retained by or is authorized to act on behalf of the NWMI Sellers or the NWMI Acquired Companies or any of their Affiliates who might be entitled to any fee or commission from the NWMI Sellers or Holdco, Newco, the Acquired Companies or any of their respective Affiliates in connection with the Transactions.

Section 4.25Investment Only.  The NWMI Sellers understand that neither the Holdco Preferred Shares nor the Newco Common Shares have been, nor will they be registered under the Securities Act and therefore may not be resold without compliance with the requirements of the Securities Act and any applicable state securities Laws.  Each NWMI Seller acknowledges that the issuance of Holdco Preferred Shares and Newco Common Shares to such NWMI Seller is exempt from registration under the Securities Act, and that Holdco’s and Newco’s reliance on such exemption is predicated on each NWMI Seller’s representations set forth herein. The NWMI Sellers will not sell or otherwise transfer their Holdco Preferred Shares or Newco Common Shares without registration of such securities under the Securities Act or an exemption therefrom, and fully understand and agree that the Holdco Preferred Shares and Newco Common Shares have not been registered under the Securities Act or under the securities Laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless such shares are subsequently registered under the Securities Act and under the applicable state securities Laws or unless an exemption from such registration is available in the opinion of counsel for the holder.  NWMI Corbel Seller (a) is a “qualified purchaser” (a “Qualified Purchaser”) within the meaning of Section 2(a)(51) of the Investment Company Act of 1940.

Section 4.26No Outside Reliance.  The NWMI Sellers acknowledge and agree, on their own behalf and on behalf of their Affiliates, equityholders, successors, assigns, officers, managers, directors, agents or employees of any of the foregoing (together, the “NWMI Relying Parties”), that the NWMI Sellers are sophisticated parties and, to their full satisfaction, have made their own independent investigation, review and analysis regarding Sellers, Holdco, Newco, the Acquired Companies, the liabilities, properties, Contracts and prospects of Holdco, Newco and the Acquired Companies and the business and the transactions contemplated hereby.  In making their determination to proceed with the Transactions, the NWMI Sellers and the NWMI Relying Parties have relied solely on the results of the NWMI Relying Parties’ own independent investigation and verification, and have not relied on, are not relying on, and will not rely on any representations and warranties made by the Non-Reliance Parties except with respect to the representations and warranties contained in this Agreement and the other Ancillary Agreements executed and delivered as of the date hereof.  Neither GEC, Holdco, Newco, the Acquired Companies nor any of their Affiliates or representatives shall have any liability to any of the NWMI Sellers or any of their Affiliates or representatives resulting from the use of any information, projections, forecasts, and other documents or materials made available to them, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement unless specifically warranted pursuant to this Agreement or any Ancillary Agreement executed and delivered by Holdco or Newco as of the date hereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF HOLDCO

Holdco represents and warrants to Sellers as follows:

Section 5.1Organization, Due Authorization and Enforceability.

(a)Holdco has all necessary power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder, and this Agreement has been duly and validly executed and delivered, and each Ancillary Agreement to which Holdco is a party is duly and validly executed and delivered, and this Agreement constitutes, and when executed each Ancillary Agreement to which Holdco is a party will constitute, a valid and legally binding obligation of Holdco, enforceable against such Party in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b)Holdco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Since its incorporation, Holdco has had no business operations, and, prior to the consummation of the Transactions, has no assets or Liabilities other than the Holdco Contribution Amount.  Exhibit C contains a correct and complete copy of the pro forma balance sheet of Holdco as of immediately following the consummation of the Transactions.

(c)Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Since its incorporation, Newco has had no business operations, and, prior to the consummation of the Transactions, has no assets apart from its initial, nominal capitalization and no Liabilities.

Section 5.2Consents and Approvals.  No Consent is required to be obtained by Holdco from, or to be given by Holdco to, or made by Holdco with, any Government Entity or other Person in connection with the consummation of the Transactions or the execution, delivery and performance by Holdco of this Agreement or any of the Ancillary Agreements to which Holdco is or will become a party.

Section 5.3Non-Contravention.  The execution, delivery and performance by Holdco of this Agreement and the Ancillary Agreements to which Holdco is a party, and the consummation of the Transactions, does not and will not (a) violate any provision of the organizational documents of Holdco, (b)  conflict with, or result in the breach of, or constitute a default under, any Contract to which Holdco is a party or bound, or result in the creation of any Lien upon any of the assets or properties of Holdco or (c) violate any Law to which Holdco is subject, other than conflicts, breaches, defaults, or violations that, individually or in the aggregate, would not reasonably be expected to materially impair the Transactions.

Section 5.4Capitalization.

(a)Before giving effect to the Transactions, the authorized capital stock of Holdco consists of (i) 100 shares of Common Stock, of which 100 shares are issued and outstanding, which such shares are held by GEC and (ii) 6,400 shares of preferred stock, par value $0.001 per share, none of which shares are issued and outstanding.  No shares of capital stock of Holdco are held in the treasury of Holdco.  There are no preemptive or other outstanding or authorized rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind (including any rights or arrangements with respect to Holdco that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity thereof, or other voting securities thereof or ownership interests in, Holdco) that obligate Holdco to issue or sell any shares or membership interests (or any securities or obligations giving any Person a right to subscribe for or acquire, any shares or membership interests), and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Immediately following the Closing, the authorized capital stock of Holdco will consist of (i) 100 shares of Common Stock, all of which will be issued and outstanding and held by GEC and (ii) 6,400 Holdco Preferred Shares, 5,266.253 of which are issued and outstanding and held by the NWMI Corbel Seller.

(b)Before giving effect to the Transactions, the authorized capital stock of Newco consists of 10,000 shares of Common Stock, of which 10 shares are issued and outstanding, which such shares are held by Holdco.  No shares of capital stock of Newco are held in the treasury of Newco.  There are no preemptive or other outstanding or authorized rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind (including any rights or arrangements with respect to Newco that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any equity thereof, or other voting securities thereof or ownership interests in, Newco) that obligate Newco to issue or sell any shares or membership interests (or any securities or obligations giving any Person a right to subscribe for or acquire, any shares or membership interests), and no securities or obligations evidencing such rights are authorized, issued or outstanding.  Immediately following the Closing, the authorized capital stock of Newco will consist of 10,000 shares of Common Stock, all of which will be issued and outstanding and of which (i) 995 will be held by Valley Seller, (ii) 995 will be held by the NWMI Sellers and (iii) 8,010 will be held by Holdco.

Section 5.5Finder’s Fees.  There is no investment banker, broker, or other finder that has been retained by or is authorized to act on behalf of Holdco or any of its Affiliates who might be entitled to any fee or commission from Newco, a Seller or an Acquired Company or any of their respective Affiliates in connection with the Transactions.

Section 5.6No Outside Reliance.  Holdco acknowledges and agrees, on its own behalf and on behalf of its Affiliates, equityholders, successors, assigns, officers, managers, directors, agents or employees of any of the foregoing (together, the “Holdco Parties”), that Holdco is a sophisticated purchaser and, to its full satisfaction, has made its own independent investigation, review and analysis regarding Sellers, the Acquired Companies, the liabilities, properties, Contracts and prospects of the Acquired Companies and the business and the transactions contemplated hereby.  In making its determination to proceed with the Transactions, Holdco and the Holdco Parties have relied solely on the results of the Holdco Parties’ own independent investigation and verification, and have not relied on, are not relying on, and will not rely on any representations and warranties made by any Seller, equityholder, or any of their respective Affiliates except with respect to the representations and warranties contained in ARTICLE III, ARTICLE IV and the other Ancillary Agreements executed and delivered as of the date hereof.  Neither Sellers nor any of their Affiliates or representatives shall have any liability to Holdco or any of its Affiliates or representatives resulting from the use of any information, projections, forecasts, and other documents or materials made available to Holdco, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement unless specifically warranted pursuant to ARTICLE III OR ARTICLE IV or any Ancillary Agreement executed and delivered by any Seller or any Acquired Company as of the date hereof.

ARTICLE VI.
COVENANTS

Section 6.1Tax Matters.

(a)Valley Seller, with respect to the Valley Acquired Companies, and the NWMI Sellers, jointly and severally with respect to the NWMI Acquired Companies, will indemnify each such Acquired Company, Newco and Holdco, and their respective Affiliates and hold them harmless from and against, any Loss attributable to all Taxes (or the non-payment thereof) of such Acquired Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (each a “Pre-Closing Tax Period”).  Notwithstanding the foregoing, no such Seller shall be responsible for any of the following Taxes pursuant to this Section 6.1:  (i) Taxes to the extent included in the computation of the NWMI Net Working Capital, Valley Net Working Capital or Debt or included in Transaction Expenses, in each case as finally determined; (ii) Taxes to the extent resulting from a breach by Newco, Holdco or (after the Closing) any Acquired Company of any covenant or other agreement in this Section 6.1; (iii) Taxes arising from a transaction engaged in by any Acquired Company outside of the ordinary course of business on the Closing Date, but after the Closing (other than the Blocker Merger or Acquisitions Merger or any other transaction contemplated by this Agreement); and (iv) Newco’s allocable share of any Transfer Taxes under Section 6.1(h).  The applicable Sellers will reimburse Holdco for any Taxes of any Acquired Company that are the responsibility of such Sellers pursuant to this Section 6.1 within 15 Business Days after payment of such Taxes by Holdco, Newco or an Acquired Company.

(b)In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), (i) the amount of any property Taxes or other similar Taxes imposed on a periodic basis of the Acquired Companies for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period and (ii) the amount of all other Taxes (including Taxes based on or measured by income, receipts, or payroll) of each Acquired Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books, as though the relevant taxable period had ended on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which an Acquired Company holds a beneficial interest shall be deemed to terminate at such time).  For purposes of this Section 6.1(b), (A) any item determined on an annual or periodic basis (including amortization and depreciation deductions) for income Tax purposes shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the relative number of days in such portion of the Straddle Period as compared to the number of days in the entire Straddle Period; (B) to the extent permitted by applicable Law, any Tax or item of income, gain, loss, deduction or credit resulting from a transaction (other than, for the avoidance of doubt, the Blocker Merger or Acquisitions Merger) engaged in by any Acquired Company on the Closing Date but after the Closing that is outside of the ordinary course of business and not contemplated by this Agreement shall be allocated to the portion of the Straddle Period beginning on the day after the Closing Date; and (C) to the extent permitted by applicable Law, any item of deduction attributable to any Transaction Expense shall be allocated to the portion of the Straddle Period ending on the Closing Date.

(c)As soon as reasonably practicable after the Closing Date, but in no event more than 120 days after the Closing Date, Holdco shall, or shall cause Newco to, prepare and provide to the NWMI Sellers’ Representative or Valley Seller, as applicable, an allocation of the total consideration for the Acquired Interests (i) as between the equity interests of NWMI Blocker and the Acquired Interests other than the equity interests of NWMI Blocker and (ii) with respect to that portion allocated to the Acquired Interests other than the equity interests in NWMI Blocker, as among the assets of the Acquired Companies other than NWMI Blocker in accordance with the methodologies set forth on Schedule 6.1(c), Section 1060 of the Code, the Treasury Regulations thereunder and any similar provision of state, local, or foreign Law, as appropriate (the “Proposed Allocations”).  Each of the NWMI Sellers’ Representative and Valley Seller shall have 45 days following the receipt of the Proposed Allocation from Holdco to notify Holdco of any disagreement with the Proposed Allocation, along with reasonable detail regarding its reasons for disagreement and any adjustments requested to be made.  If no objection is made, such Proposed Allocations shall become the “Final Allocations”.  If such objection is made, Holdco and the NWMI Sellers’ Representative or Valley Seller, as applicable, shall use reasonable efforts to reach agreement on the adjustments, if any, to be made to the Proposed Allocations.  If agreement is reached, such Proposed Allocation as adjusted shall become the “Final Allocations”.  Holdco and Sellers shall report, act and file all Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Final Allocations as determined pursuant to this Section 6.1(c).  Sellers and the NWMI Sellers’ Representatives shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Holdco may reasonably request to prepare the Proposed Allocations.  None of Holdco nor Sellers shall take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with the Final Allocations as determined pursuant to this Section 6.1(c) unless required to do so by applicable Law.

(d)The applicable Sellers and each applicable Acquired Company shall prepare and file, or cause to be prepared and filed, all income Tax Returns of the Acquired Companies that are required to be filed for all Pre-Closing Tax Periods other than Pre-Closing Tax Periods included in a Straddle Period.  Holdco shall prepare and file or cause to be prepared and filed all other Tax Returns of the Acquired Companies that are required to be filed after the Closing; provided, however, that the applicable Sellers shall promptly upon written demand reimburse Holdco for its reasonable, documented out-of-pocket expenses for preparation of such Tax Returns that relate to Pre-Closing Tax Periods other than Straddle Periods.  Holdco will provide draft Tax Returns for Pre-Closing Tax Periods that are the responsibility of Holdco pursuant to this Section 6.1(d) to the applicable Sellers for their review a reasonable time before filing, and Holdco shall cause the applicable Acquired Company to incorporate any reasonable comments made by the applicable Sellers in the Tax Return actually filed; provided, however, that notwithstanding anything to the contrary in this Agreement, no provision of this Agreement shall be construed to require Holdco to provide to any Person, before, on or after the Closing Date, any right to access or to review any Tax Return (or Tax workpapers relating thereto) that is required to be filed on an affiliated, consolidated, combined or unitary basis with Holdco and with at least one Affiliate of Holdco that is not an Acquired Company for Tax periods or portions thereof beginning after the Closing Date.  The applicable Sellers will be responsible for all Taxes relating to the Pre-Closing Tax Periods shown as due on the Tax Returns prepared by Holdco pursuant to this Section 6.1(d) to the extent the applicable Sellers are liable for such Taxes pursuant to Section 6.1(a) and will wire immediately available funds to Holdco sufficient to pay such Taxes no later than five days after such Tax Returns are actually filed. The Parties agree that (i) each of NWMI Acquisitions and NWM LLC shall file an IRS Form 1065 (and any similar state or local Tax forms) for the taxable year of each ending as of the end of the Closing Date, (ii) NWMI Blocker will file an IRS Form 1120 (and any similar state or local Tax forms) for the taxable year of NWMI Blocker ending as of the Closing Date, and (iii) such Tax Returns shall include any deductions with respect to the Transaction Expenses, other than to the extent otherwise required by applicable Law. Such IRS Forms 1065 and IRS Form 1120 shall include an election under Revenue Procedure 2011-29. Except as otherwise required by applicable Law, Holdco shall not claim any income Tax deductions with respect to the Transaction Expenses to the extent inconsistent with this Section 6.1(d).

(e)If any Government Entity issues to Holdco, Newco or an Acquired Company written notice of an audit, examination or other proceeding (a “Tax Claim”) with respect to any Tax period of any Acquired Company ending on or before the Closing Date, or with respect to any Straddle Period of such Acquired Company, Holdco shall promptly notify the NWMI

Sellers’ Representative or Valley Seller, as applicable, of such Tax Claim.  The NWMI Sellers’ Representative or Valley Seller, as applicable, at its/the applicable Sellers’ sole expense, shall have the right to control the conduct of any Tax Claim with respect to any Tax period of any Acquired Company ending on or before the Closing Date, and as reasonably requested by the NWMI Sellers’ Representative or Valley Seller, as applicable, Holdco shall promptly complete and execute, and promptly cause each Acquired Company to complete and execute, any powers of attorney or other documents and take any other reasonable actions to allow the NWMI Sellers’ Representative or Valley Seller, as applicable, to control any such Tax Claim; provided that the NWMI Sellers’ Representative or Valley Seller, as applicable, shall (i) promptly notify Holdco of their intent to control such Tax Claim; (ii) promptly notify Holdco of all material communications with any Government Entity with respect to such Tax Claim; (iii) provide Holdco with the reasonable opportunity to participate, at its sole expense, in such Tax Claim, including offering Holdco the reasonable opportunity to comment before submitting any material written materials prepared or furnished in connection with such Tax Claim, such reasonable comments to be incorporated therein at the reasonable discretion of the NWMI Sellers’ Representative or Valley Seller, as applicable, prior to being submitted; (iv) consult with Holdco in good faith before taking any significant action with respect to such Tax Claim; and (v) not settle, resolve, abandon or otherwise dispose of such Tax Claim without the prior written consent of Holdco (such consent not to be unreasonably conditioned, delayed or withheld).   Holdco, at its sole expense, shall control all other Tax Claims with respect to the Acquired Company; provided that, with respect to any Tax Claim with respect to any Acquired Company with respect to any Straddle Period, Holdco shall (i) promptly notify the NWMI Sellers’ Representative or Valley Seller, as applicable, of all material communications with any Government Entity with respect to such Tax Claim; (ii) provide the NWMI Sellers’ Representative or Valley Seller, as applicable, with the reasonable opportunity to participate, at its sole expense, in such Tax Claim, including offering the NWMI Sellers’ Representative or Valley Seller, as applicable, the reasonable opportunity to comment before submitting any material written materials prepared or furnished in connection with such Tax Claim, such reasonable comments to be incorporated therein at the reasonable discretion of Holdco prior to being submitted; (iii) consult with the NWMI Sellers’ Representative or Valley Seller, as applicable, in good faith before taking any significant action with respect to such Tax Claim; and (iv) not settle, resolve, abandon or otherwise dispose of such Tax Claim without the prior written consent of the NWMI Sellers’ Representative or Valley Seller, as applicable (such consent not to be unreasonably conditioned, delayed or withheld).

(f)Holdco, Newco, the Acquired Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 6.1 and any Actions with respect to Taxes.  Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such Actions and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to any Acquired Company relating to any taxable period beginning before the Closing Date until three months following the expiration of the statute of limitations (and, to the extent notified by Holdco or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Sellers shall allow the other Party to take possession of such books and records.

(g)Holdco and Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(h)All federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees that may be imposed or assessed as a result of the Transactions, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be shared equally by Newco and the applicable Seller.  Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law, Holdco will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i)All Tax-sharing agreements or similar agreements (other than Ordinary Course Tax Sharing Agreements) with respect to or involving any Acquired Company shall be terminated as of the Closing Date and, after the Closing Date, no Acquired Company shall be bound thereby or have any liability thereunder.

(j)Holdco and Sellers further agree that for federal income tax purposes, (i) the contributions described in clauses (1) through (4) of the fifth Recital shall be treated as contributions subject to Section 351 of the Code; and (ii) the transfer of the interests described in clause (5) of the fifth Recital shall be treated as acquisitions subject to Situation 2 of Revenue Ruling 99-6, 1999-6 I.R.B. 6 (2/8/99), which shall be treated as acquisitions of assets with respect to Holdco and a sale of interests in a partnership with respect to Valley Seller.

(k)Holdco shall not, and shall not allow Newco or any Acquired Company to amend any Tax Return of any Acquired Company for a Pre-Closing Tax Period or Straddle Period or otherwise initiate (or agree to) any other Seller Representative Tax Matter, in each case without the prior written consent of the NWMI Sellers’ Representative or Valley Seller, as applicable, such consent not to be unreasonably withheld, conditioned or delayed.

(l)All refunds of Taxes of any Acquired Company for any Pre-Closing Tax Period (whether in the form of cash received or a credit or offset against Taxes otherwise payable) shall be for the benefit of the applicable Sellers (other than refunds of Taxes to the extent included in the computation of the NWMI Net Working Capital, Valley Net Working Capital or Debt or included in Transaction Expenses, in each case as finally determined).  To the extent that Holdco, Newco or any Acquired Company receives a refund that is for the benefit of the Sellers, such entity shall pay to the NWMI Sellers’ Representative or Valley Seller, as applicable, for distribution to the Sellers the amount of such refund (and interest received from the Government Entity with respect to such refund), net of all costs and expenses to Holdco, Newco or any Acquired Company of obtaining such refund, and net of any Taxes imposed on the receipt thereof.  The amount due to the applicable Sellers shall be payable ten (10) days after receipt of the refund from the applicable Government Entity (or, if the refund is in the form of credit or offset, ten (10) days after the due date of the Tax Return claiming such credit or offset).  In the event that Holdco, Newco or any Acquired Company is required to repay all or any portion of such refund (including any interest received thereon) to the relevant Government Entity, the NWMI Sellers’ Representative or Valley Seller, as applicable, shall, at the expense of the Sellers, repay to Holdco, Newco or any Acquired Company, as applicable, the amount paid over pursuant to this Section 6.1(l) (plus any penalties, interest or other charges imposed by the relevant Government Entity).  To the extent an accrual or reserve included in the NWMI Net Working Capital or Valley Net Working Capital, Debt or Transaction Expenses, in each case as finally determined, exceeds the amount of Taxes actually paid to the Government Entity with respect to such item, the excess shall be treated as a refund of Taxes giving rise to a payment under this Section 6.1(l).  Holdco shall, and shall cause its Affiliates to, take all commercially reasonable actions necessary, or requested by the NWMI Sellers’ Representative or Valley Seller, as applicable, to timely claim any refunds that will give rise to a payment under this Section 6.1(l).

Section 6.2Further Assurances.  Each Party shall promptly execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, any assurances or documents or instruments of transfer, or take, or cause to be taken, all such further or other action, as reasonably requested by any other Parties to consummate the Transactions.

Section 6.3Non-Disclosure; Non-Solicitation; Non-Competition; Non-Disparagement.

(a)Each Seller acknowledges that (i) during the course of its affiliation with the applicable Acquired Companies, it has produced and it and its direct and indirect equityholders had access to confidential information relating to the applicable Acquired Companies, including information relating to financial statements, clients, customers, potential clients or customers, employees, suppliers, equipment, designs, drawings, programs, strategies, analyses, profit margins, sales, methods of operation, plans, products, technologies, materials, trade secrets, strategies, prospects or other proprietary information (“Confidential Information”), and (ii) the unauthorized use or disclosure of any Confidential Information at any time may deprive Holdco and Newco of the benefits of this Agreement and the Transactions.  Each Seller shall, and shall cause its representatives, officers, directors, partners, employees, agents, members, equityholders and Affiliates to, hold in confidence the Confidential Information and not, directly or indirectly, disclose, publish or otherwise make available any of the Confidential Information to the public or to any Person or use any of the Confidential Information for its own benefit or for the benefit of any other Person, other than Holdco and its Affiliates; provided, however, that such Seller may disclose Confidential Information if, but only to the extent, it reasonably believes, after consultation with counsel, it is required to do so by Law, provided, however, that in such case, such Seller shall, to the extent reasonably practicable, provide Holdco with prior written notice thereof so that Holdco or one of its Affiliates may seek an appropriate protective Order or other appropriate remedy, and such Seller shall reasonably cooperate with the Acquired Companies in connection therewith and provided, further, that, in the event that a protective Order or other remedy is not obtained, such Seller shall furnish only that portion of such information which, in the opinion of its outside counsel, such Seller is legally compelled to disclose and shall exercise commercially reasonable efforts, at the expense of Newco, to obtain reliable assurance that confidential treatment will be accorded any such information so disclosed.  Additionally, notwithstanding anything in this Section 6.3 to the contrary, (x) Confidential Information shall not include any information that is generally available to the public through no fault of the Sellers or that is lawfully acquired by any Seller, any of its Affiliates or any of their respective representatives after the Closing from sources that are not prohibited from disclosing such information; and (y) Sellers and their Affiliates may use or disclose Confidential Information in connection with any defense of any Tax Claim or any defense of any claim for which such Sellers are obligated to indemnify Holdco and its Affiliates, provided that Sellers will exercise commercially reasonable efforts to obtain reliable assurance from any Third Party to whom Sellers have disclosed Confidential Information from and after the Closing pursuant to this Section 6.3 that such Confidential Information will be treated confidentially by such Third Party.

(b)For a period of (x) five years from Closing, Valley Seller shall not, nor shall it permit its Affiliates to, and Ronald Evans and NWMI Manager Seller shall not, and (y) three years from Closing, each of Chad Vance, Elizabeth Dean and Trina Bandelow shall not, in each case, engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another Person, or in any other capacity) within 100 miles of any facility of any Acquired Company as of the date hereof (collectively, the “Territory”):

(i)hire, solicit, encourage, or engage in any activity to induce any Employee to terminate his or her employment with an Acquired Company, or to become employed by or to enter into a business relationship with any other Person, except that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards Employees.  For purposes of this Section 6.3(b)(i), the term “Employee” includes any individual who is an employee, agent of or consultant to an Acquired Company during the 12-month period prior to the Closing Date;

(ii)establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, manager, employee, salesman, agent or representative of, or be a consultant to, any Person that is or becomes engaged in any business engaged in or proposed to be engaged in by any Acquired Company as of the Closing; or

(iii)except as required in the normal course of duties on behalf of an Acquired Company, Holdco or Newco, request, induce or attempt to limit or influence any customer, Employee, supplier or other business entity to limit, curtail, cancel or terminate any business it transacts with, or products it provides to or receives from, an Acquired Company, Holdco or Newco.

(c)For a period of two years from Closing, NWMI Corbel Seller shall not, nor shall it permit its Affiliates to, engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another Person, or in any other capacity) within the Territory:

(i)hire, solicit, encourage, or engage in any activity to induce any Employee to terminate his or her employment with an Acquired Company, or to become employed by or to enter into a business relationship with any other Person, except that the foregoing restriction shall not include general solicitations of employment or hiring of persons responding to general solicitations of employment (including general advertising via periodicals, the Internet and other media) not specifically directed towards Employees;

(ii)establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, manager, employee, salesman, agent or representative of, or be a consultant to, any Person that is or becomes engaged in any business engaged in or proposed to be engaged in by any Acquired Company as of the Closing; provided, however, that NWMI Corbel Seller and its Affiliates may acquire a minority interest in any such Person or make loans to any such Person in the ordinary course of their business; or

(iii)except as required in the normal course of duties on behalf of an Acquired Company, Holdco or Newco, request, induce or attempt to limit or influence any customer, Employee, supplier or other business entity to limit, curtail, cancel or terminate any business it transacts with, or products it provides to or receives from, an Acquired Company, Holdco or Newco.

(d)Each Party agrees that such Person shall not, nor shall such Person’s Affiliates, at any time, disparage in any material respect any other Party, the Acquired Companies, any Affiliate thereof, any of their respective businesses, any of their respective officers, managers, members, directors or employees, or the reputation of any of the foregoing Persons.

(e)If, at the time of enforcement of the covenants contained in this Section 6.3 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under the circumstances then existing, Holdco and Sellers agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable Law.  Each Party has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and areas restrictions and are necessary to protect the goodwill of the Acquired Companies and their business and the substantial investment in the Acquired Companies made by Holdco and its Affiliates.  Each Party further agrees that it will not challenge the reasonableness of the duration, scope and area restrictions in any Action with respect to the Restrictive Covenants, regardless of who initiates such Action.

Section 6.4Preservation of Records.  During the period of seven years from the Closing and without prejudice to any of the other representations, warranties or covenants contained herein, if any information required for the operation of the Acquired Companies’ business is not in the possession of Holdco, Newco or an Acquired Company or readily discoverable by Holdco, Newco or an Acquired Company, but is in the possession or under the control of or available to a Seller or any of its Affiliates, such Seller or the relevant Affiliate shall ensure that such information is provided to Holdco, Newco or the Acquired Companies promptly.

Section 6.5Data Room Documentation.  As promptly as practicable, and in any event within five Business Days, after Closing, Sellers will, on behalf of and at the sole expense of Sellers, copy to a suitable electronic medium all documents posted to the Data Room as of Closing in the same order and manner as such documents are set forth in the Data Room and deliver such copy to Holdco.

Section 6.6Release.

(a)Effective as of the Closing, each Seller hereby irrevocably waives, releases and discharges, and shall cause its respective Affiliates not to assert, to the fullest extent permitted by applicable Law, any claims, or take or bring any actions, against the Acquired Companies, and each director, officer, member or manager of an Acquired Company, in relation to any and all Losses and other obligations of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Closing Date; provided, however, that nothing in this Section 6.6 shall affect rights or obligations under this Agreement or any other Ancillary Agreement.

(b)Effective as of the Closing, Holdco hereby irrevocably waives, releases and discharges, and shall cause its controlled Affiliates (including the Acquired Companies) not to assert, to the fullest extent permitted by applicable Law, any claims, or take or bring any actions, against the Sellers, and each director, officer, partner, member or manager of any Seller, in each case in and only in the capacity as equityholder of an Acquired Company, in relation to any and all Losses and other obligations of whatever kind or nature, in law, equity or otherwise, arising from, connected or related to, caused by or based on any facts, conduct, activities, agreements, transactions, events or occurrences known or unknown, of any type that existed, occurred, happened, arose or transpired from the beginning of time through the Closing Date; provided, however, that nothing in this Section 6.6 shall affect rights or obligations under this Agreement or any other Ancillary Agreement.

Section 6.7Regulatory Approvals.

(a)Upon the terms and subject to the conditions of this Agreement, Holdco, Newco, the Acquired Companies and Sellers shall each cooperate with the other and use (and shall cause their respective representatives to use) their respective reasonable best efforts to prepare and file, or cause to be prepared and filed, as soon as reasonably practicable after the date hereof any submissions, notifications or the like required to be filed with respect to the transactions contemplated hereby and which are necessary to obtain any consent from, or provide any notice to, any Government Entity (“Governmental Filings”).

(b)Holdco, Newco, the Acquired Companies and Sellers shall not take any action that will have the effect of delaying, impairing or impeding the providing or notice or receipt of any required approvals or consents under any Governmental Filings, and shall each use their respective commercially reasonable efforts to comply with, as soon as is reasonably practicable, any formal or informal requests for additional information and/or documents with respect to any of the Governmental Filings or the subject matter thereof.  Sellers shall provide prompt notice to Holdco of any communication (whether written or oral) received by any of them from any Government Entity with respect to any of the Governmental Filings or the subject matter thereof (and if such communication is in writing, provide a copy to Holdco), consult with Holdco prior to providing any additional information to or otherwise communicating (whether in written or oral form) with any Government Entity with respect to any of the Governmental Filings or the subject matter thereof, and incorporate the reasonable comments of Holdco in connection with providing any additional information to or otherwise communicating (whether in written or oral form) with any Government Entity with respect to any of the Governmental Filings or the subject matter thereof.  Holdco shall have the right to have a representative attend and participate in any meeting between any Seller and any Government Entity concerning any of the Governmental Filings or the subject matter thereof.

ARTICLE VII.
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES

Section 7.1Survival.

(a)All of the representations and warranties of the Parties set forth in this Agreement shall survive the Closing and will terminate on the date that is 12 months after the Closing Date; provided, however, that the representations and warranties set forth in Section 3.1, Section 3.4, Section 3.8, Section 3.10 (but only to the extent such representation or warranty relates to Health Care Laws or Permits issued or required thereunder), the first sentence of Section 3.11(a), Section 3.16, Section 3.18, Section 3.24, Section 4.1, Section 4.4, Section 4.8, Section 4.10 (but only to the extent such representation or warranty relates to Health Care Laws or Permits issued or required thereunder), the first sentence of Section 4.11(a), Section 4.16, Section 4.18, Section 4.24, Section 5.1, Section 5.4 and Section 5.5 (collectively, the “Fundamental Representations”) shall survive the Closing until the date that is five years after the Closing Date.  Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the immediately preceding sentence if written notice of a bona fide inaccuracy or breach thereof giving rise to such right of indemnification has been given to the Party against whom such indemnification may be sought prior to such time.

(b)The covenants and agreements of the Parties contained in this Agreement shall survive the Closing until three months following the expiration of the statute of limitations applicable to matters covered thereby (after giving effect to any waiver or extension thereof granted by the applicable Party) or, if sooner, for the time period provided in this Agreement with respect to such covenant or agreement.  Notwithstanding the foregoing sentence, but subject to the conditions and limitations set forth in this Article VII, the indemnification obligations set forth in this Article VII shall survive the Closing indefinitely.

Section 7.2Indemnification by Holdco.  Subject to the limitations set forth in Section 7.1(a) and Section 7.7(b), Holdco hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Sellers and their Affiliates, and their respective directors, officers, shareholders, partners, members, employees, representatives and agents, and their respective heirs, successors and assigns of the foregoing, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses arising from or related to:

(a)any failure of any representation or warranty made by Holdco contained in this Agreement to be true and correct; and

(b)any nonfulfillment or breach of any covenant or agreement made by Holdco contained in this Agreement.

Section 7.3Indemnification by the NWMI Sellers.  Subject to the limitations set forth in Section 7.1(a) and Section 7.7(a), the NWMI Sellers, jointly and severally, hereby agree that from and after the Closing they shall indemnify, defend and hold harmless Holdco, Newco and the Acquired Companies and their respective Affiliates (other than any Sellers) and their respective shareholders, members, managers, partners, employees, representatives and agents, and their respective heirs, successors and assigns of the foregoing (the “Holdco Indemnified Parties”) from, against and in respect of any Losses arising from or related to:

(a)any failure of any representation or warranty made by the NWMI Sellers contained in this Agreement to be true and correct;

(b)any nonfulfillment or breach of any covenant or agreement made by the NWMI Sellers or the NWMI Sellers’ Representative contained in this Agreement; provided, however, that to the extent an individual has entered into and delivered to Holdco an acknowledgement contemplated by Section 2.5(a)(xvi) pursuant to which such individual has directly acknowledged he or she is subject to the Restrictive Covenants, then NWMI Corbel Seller shall have no liability with respect to any nonfulfillment or breach of any such Restrictive Covenant by such individual;

(c)any and all Taxes of the NWMI Acquired Companies for which any NWMI Acquired Company or any NWMI Seller is liable as provided under Section 6.1;

(d)any Outstanding Debt of the NWMI Acquired Companies or Transaction Expenses allocable to any NWMI Acquired Company or NWMI Seller to the extent not otherwise accounted for in the determination of the NWMI Closing Statement;

(e)NWMI Blocker and its operations prior to the Closing;

(f)NWMI Acquisitions and its operations prior to the Closing;

(g)any (i) breach or termination of a Program Agreement of a NWMI Acquired Company or any Third Party Payor Contract of a NWMI Acquired Company or (ii) revocation or termination of any license or permit issued by a Government Entity to a NWMI Acquired Company, in each case resulting from failure to receive a consent or provide a notice prior to Closing in connection with the Transactions as required under the terms of (x) such Program Agreement or Contract or (y) applicable state Law, guidance or written instruction (it being acknowledged and agreed that if any Program Agreement or Third Party Payor Contract is so

terminated (an “NWMI Terminated Contract”) and the applicable NWMI Acquired Company is able to redirect such business to another Acquired Company such that the economic benefit of such NWMI Terminated Contract continues to be realized in whole or in part by an Acquired Company, no Losses shall be deemed to have occurred as a result of the termination of the NWMI Terminated Contract to the extent such economic benefit has been so realized), provided, however, that the NWMI Sellers shall have no obligation under this Section 7.3(g) with respect to any Contract with a Third Party Payor if such Third Party Payor has not delivered to Holdco or Newco written notice of its intent to terminate such Contract within 120 days following the later of the Closing Date and the date notice of the Transactions was provided to such Third Party Payor; and

(h)any breach or termination of a Contract of a NWMI Acquired Company (not including any Program Agreement or Third Party Payor Contract) or a NWMI Real Property Lease resulting or arising from failure to make or obtain Consent as required under the terms of such Contract or Real Property Lease (it being acknowledged and agreed by the Parties that with respect to (i) a Contract generating revenue for any Acquired Company, the associated Losses would be the amount of profit that would reasonably be expected to have been generated by such Contract through the date the term of such Contract would have expired had it not been terminated earlier (or, if such Contract has no term, for a period of 12 months), and (ii) a Real Property Lease, the associated Losses would be the replacement cost associated therewith, together with all breakage costs and costs and expenses of relocation), provided, however, that the NWMI Sellers shall have no obligation under this Section 7.3(g) with respect to any Contract with a Third Party to the extent such Third Party has not delivered to Holdco or Newco written notice of its intent to terminate such Contract within 120 days following the Closing Date.

Section 7.4Indemnification by Valley Seller.  Subject to the limitations set forth in Section 7.1(a) and Section 7.7(a), Valley Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless the Holdco Indemnified Parties from, against and in respect of any Losses arising from or related to:

(a)any failure of any representation or warranty made by Valley Seller contained in this Agreement to be true and correct;

(b)any nonfulfillment or breach of any covenant or agreement made by Valley Seller contained in this Agreement; provided, however, that to the extent Chad Vance has entered into and delivered to Holdco an acknowledgement contemplated by Section 2.5(a)(xvii) pursuant to which such individual has directly acknowledged he is subject to the Restrictive Covenants contained in Section 6.3(b), Holdco acknowledges and agrees that Valley Seller shall have no liability with respect to any nonfulfillment or breach of any such Restrictive Covenant by such individual;

(c)any and all Taxes of the Valley Acquired Companies for which any Valley Acquired Company or Valley Seller is liable as provided under Section 6.1;

(d)any Outstanding Debt of the Valley Acquired Companies or Transaction Expenses allocable to any Valley Acquired Company or Valley Seller to the extent not otherwise accounted for in the determination of the Valley Closing Statement;

(e)any (i) breach or termination of a Program Agreement of a Valley Acquired Company or any Third Party Payor Contract of a Valley Acquired Company or (ii) revocation or termination of any license or permit issued by a Government Entity to a Valley Acquired Company, in each case resulting from failure to receive a consent or provide notice prior to Closing in connection with the Transactions as required under the terms of (x) such Program Agreement or Contract or (y) applicable state Law, guidance or written instruction (it being acknowledged and agreed that if any Program Agreement or Third Party Payor Contract is so terminated (a “Valley Terminated Contract”) and the Valley Acquired Companies are able to redirect such business to another Acquired Company such that the economic benefit of such Valley Terminated Contract continues to be realized in whole or in part by an Acquired Company, no Losses shall be deemed to have occurred as a result of the termination of the Valley Terminated Contract to the extent such economic benefit has been so realized), provided, however, that Valley Seller shall have no obligation under this Section 7.4(e) with respect to any Contract with a Third Party Payor if such Third Party Payor has not delivered to Holdco or Newco written notice of its intent to terminate such Contract within 120 days following the later of the Closing Date and the date notice of the Transactions was provided to such Third Party Payor;

(f)any breach or termination of a Contract of a Valley Acquired Company (not including any Program Agreement or Third Party Payor Contract) or a Valley Real Property Lease resulting or arising from failure to make or obtain Consent as required under the terms of such Contract or Real Property Lease (it being acknowledged and agreed by the Parties that with respect to (i) a Contract generating revenue for any Acquired Company, the associated Losses would be the amount of profit that would have been generated by such Contract through the date the term of such Contract would have expired had it not been terminated earlier (or, if such Contract has no term, for a period of 12 months), and (ii) a Real Property Lease, the replacement cost associated therewith, together with all breakage costs and costs and expenses of relocation), provided, however, that Valley Seller shall have no obligation under this Section 7.4(f) with respect to any Contract with a Third Party to the extent such Third Party has not delivered to Holdco or Newco written notice of its intent to terminate such Contract within 120 days following the Closing Date; and

(g)the matters set forth on Schedule 7.4(g).

Section 7.5Third Party Claim Indemnification Procedures.

(a)In the event that any written claim or demand for which an indemnifying Party or Parties (as applicable, an “Indemnifying Party”) may have liability to any indemnified party (an “Indemnified Party”) hereunder is asserted against or sought to be collected from any Indemnified Party by a Third Party (a “Third Party Claim”), such Indemnified Party (acting through either the NWMI Sellers’ Representative or Valley Seller in the case of indemnification sought by a Seller Indemnified Party or Holdco in the case of indemnification sought by a Holdco Indemnified Party) shall promptly, but in no event more than 20 days following such Indemnified Party’s receipt of a Third Party Claim, notify the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable, and if applicable, the Escrow Agent, in writing of such Third Party Claim (a “Claim Notice”); provided, however, that the failure to timely give a Claim Notice shall affect the rights of an Indemnified Party hereunder only if such failure has a prejudicial effect on the Indemnifying Party with respect to such Third Party Claim.  The Indemnifying Party (acting through the NWMI Sellers’ Representative or Valley Seller, as applicable, in the case of indemnification sought by a Seller Indemnified Party or Holdco in the case of indemnification sought by a Holdco Indemnified Party) shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable, that it desires to defend the Indemnified Party against such Third Party Claim.

(b)In the event that the NWMI Sellers’ Representative or Valley Seller (in the case of indemnification sought by a Holdco Indemnified Party) or Holdco (in the case of indemnification sought by a Seller Indemnified Party) notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third Party Claim, the NWMI Sellers’ Representative, Valley Seller or Holdco, as the case may be, shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense.  Once the NWMI Sellers’ Representative, Valley Seller or Holdco, as the case may be, has duly assumed the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ separate counsel of its choosing.  The Indemnified Party’s participation in any such defense shall be at its own expense unless (i) representation of the Indemnified Party’s interests by the Indemnifying Party’s counsel would involve an actual conflict of interest or (ii) the Indemnified Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) assumes the defense of a Third Party Claim after the NWMI Sellers’ Representative, Valley Seller or Holdco, as the case may be, have failed to diligently pursue a Third Party Claim it has assumed, as provided in the first sentence of Section 7.5(c), in which case the Indemnifying Party shall pay the reasonable expenses of the Indemnified Party’s counsel.  Neither the NWMI Sellers’ Representative nor Valley Seller (if the Indemnified Party is a Holdco Indemnified Party) nor Holdco (if the Indemnified Party is a Seller Indemnified Party) shall, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any Third Party Claim on a basis that would result in (A) the imposition of a consent Order that would restrict the future activity or conduct of the other party or any of its Affiliates, (B) a finding or admission of a violation of Law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates, (C) a finding or admission that would have a material adverse effect on other claims made or threatened against the Indemnified Party or any of its Affiliates or (D) any monetary liability of the Indemnified Party that will not be promptly paid or reimbursed by the Indemnifying Party.  The Indemnified Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) shall cooperate in the defense of any Third Party Claim, including by providing access to such personnel, support and relevant business records and other documents, as may be reasonably requested by the Indemnifying Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) in connection with such defense.

(c)If the NWMI Sellers’ Representative or Valley Seller, as applicable (in the case of indemnification sought by a Holdco Indemnified Party), or Holdco (in the case of indemnification sought by a Seller Indemnified Party) (i) elects not to defend the Indemnified Party against a Third Party Claim, whether by not giving the Indemnified Party timely notice of its desire to so defend or otherwise or (ii) after assuming the defense of a Third Party Claim, fails to use reasonable best efforts to defend diligently such Third Party Claim within ten Business Days after receiving written notice from the Indemnified Party to the effect that the NWMI Sellers’ Representative, Valley Seller or Holdco, as the case may be, have so failed, the Indemnified Party shall have the right but not the obligation to assume its own defense; it being understood that the Indemnified Party’s right to indemnification for a Third Party Claim shall not be adversely affected by assuming the defense of such Third Party Claim.  If the Indemnified Party has assumed the defense of a Third Party Claim pursuant to this Section 7.5(c), then it shall not settle, compromise or offer to settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)The Indemnified Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) and the Indemnifying Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) shall use their reasonable best efforts to avoid production of Confidential Information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third Party Claim to be made so as to preserve any applicable attorney-client or work-product privileges.

(e)Notwithstanding anything to the contrary contained in this ARTICLE VII, the procedures with respect to any Tax Claim shall be governed by Section 6.1 of this Agreement.

Section 7.6Notice of Direct Claims.  Any claim for indemnification of Losses under this ARTICLE VII that is not a Third Party Claim (a “Direct Claim”) by an Indemnified Party shall be asserted by giving written notice thereof to the NWMI Sellers’ Representative or Valley Seller, as applicable (in the case of indemnification sought by a Holdco Indemnified Party), or Holdco (in the case of indemnification sought by a Seller Indemnified Party) promptly upon becoming aware of the facts or circumstances giving rise to such Direct Claim; provided, however, that any delay in providing, or the failure to provide such notification, shall not affect the right of the Indemnified Party to indemnification hereunder except in the event that such delay or failure extends past the applicable survival expiration date set forth in Section 7.1 or to the extent that the Indemnifying Party is prejudiced by the delay or failure.  Such notice shall describe the Direct Claim in reasonable detail, including (to the extent practicable) copies of any written evidence thereof and shall indicate the estimated amount of Losses, if reasonably determinable, that has been sustained by the Indemnified Party.  The Indemnifying Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) will have until 5:00 p.m. New York time on the date that is 30 days after the Direct Claim is asserted to respond in writing to such Direct Claim.  If such response by the Indemnifying Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) is not received within such 30-day period, the Indemnifying Party will be deemed to have accepted such claim.  If the response of the Indemnifying Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) rejecting the Direct Claim is received by the Indemnified Party within such 30-day period, the Indemnified Party (acting through the NWMI Sellers’ Representative, Valley Seller or Holdco, as applicable) will be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this ARTICLE VII.

Section 7.7Certain Limitations on or Determinations with respect to Indemnification.

(a)

(i)The NWMI Sellers shall not be required to indemnify Holdco Indemnified Parties for any claim for indemnification solely pursuant to Section 7.3(a) (other than with respect to the applicable Fundamental Representations or claims of Fraud) unless and until the aggregate amount of Losses arising from or related to all such claims exceeds the NWMI Threshold Amount, in which event only the amount of Losses in excess of the NWMI Threshold Amount arising from or related to all such claims will be indemnifiable.  The NWMI Sellers’ maximum liability to Holdco Indemnified Parties solely under Section 7.3(a) (other than with respect to the applicable Fundamental Representations or claims of Fraud) shall not exceed, in the aggregate, the NWMI Indemnity Amount, and the NWMI Sellers’ maximum liability to Holdco Indemnified Parties solely under Section 7.3(a) with respect to the Fundamental Representations shall not exceed, in the aggregate, $22,410,611.27 plus any Earnout Payment paid or earned and payable to the NWMI Sellers.  NWMI Manager Seller’s maximum liability to Holdco Indemnified Parties solely under Section 7.3(a) (other than with respect to the applicable Fundamental Representations or claims of Fraud) shall not exceed, in the aggregate, the amount of funds held in the NWMI Manager Escrow Account.  The NWMI Sellers’ maximum liability to Holdco Indemnified Parties pursuant to Sections 7.3(a), (b), (c), (d), (g) and (h) shall not exceed, in the aggregate, $26,076,000 plus any Earnout Payment paid or earned and payable to the NWMI Sellers.

(ii)Valley Seller shall not be required to indemnify Holdco Indemnified Parties for any claim for indemnification solely pursuant to Section 7.4(a) (other than with respect to the applicable Fundamental Representations or claims of Fraud) unless and until the aggregate amount of Losses arising from or related to all such claims exceeds the Valley Threshold Amount, in which event only the amount of Losses in excess of the Valley Threshold Amount arising from or related to all such claims will be indemnifiable.  Valley Seller’s maximum liability to Holdco Indemnified Parties solely under Section 7.4(a) (other than with respect to the applicable Fundamental Representations or claims of Fraud) shall not exceed, in the aggregate, the amount of funds held in the Valley Escrow Account, and Valley Seller’s maximum liability to Holdco Indemnified Parties solely under Section 7.4(a) with respect to the Fundamental Representations shall not exceed, in the aggregate, $33,858,611.27 plus any Earnout Payment paid or earned and payable to Valley Seller.  Valley Seller’s maximum liability to Holdco Indemnified Parties pursuant to Section 7.4 shall not exceed, in the aggregate, $37,524,000 plus any Earnout Payment paid or earned and payable to Valley Seller.

(b)Holdco shall not be required to indemnify Seller Indemnified Parties for any claim for indemnification pursuant to Section 7.2(a) (other than with respect to the Fundamental Representations or claims of Fraud) unless and until the aggregate amount of Losses arising from or related to all such claims exceeds the Threshold Amount, in which event only the amount of Losses in excess of the Threshold Amount arising from or related to all such claims will be indemnifiable.  Holdco’s maximum liability to Seller Indemnified Parties under Section 7.2(a) (other than with respect to the Fundamental Representations or claims of Fraud) shall not exceed,

(i) in the case of indemnification of the Seller Indemnified Parties related to the NWMI Acquired Companies an amount equal to the NWMI Indemnity Amount in aggregate, or (ii) in the case of indemnification of the Seller Indemnified Parties related to the Valley Acquired Companies an amount equal to the Valley Escrow Amount in aggregate.  Holdco’s maximum liability to Seller Indemnified Parties under this Agreement (other than with respect to claims of Fraud) shall not exceed, (i) in the case of indemnification of the Seller Indemnified Parties related to the NWMI Acquired Companies an amount equal to the sum of (A) the NWMI Corbel Cash Amount, (B) the NWMI Manager Cash Amount, and (C) the value at issuance of the Holdco Preferred Shares and Newco Common Shares issued to the NWMI Sellers hereunder in aggregate, or (ii) in the case of indemnification of the Seller Indemnified Parties related to the Valley Acquired Companies an amount equal to the Valley Cash Amount and the value at issuance of the Newco Common Shares in aggregate.

(c)Each Seller (i) expressly waives any rights of indemnification of such Seller or any of its Affiliates against any Acquired Company for acts, circumstances, and events that give rise to indemnification obligations of such Sellers hereunder and (ii) agrees and acknowledges that neither such Seller nor any of its Affiliates will have any right of contribution from, or right of subrogation against, any Acquired Company in the event such Seller is required to take, or refrain from taking, any action, whether by the payment of money or otherwise, as a result of this ARTICLE VII.  The right to indemnification and all other remedies based on any representation, warranty, covenant or obligation of an Indemnifying Party contained in or made pursuant to this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.

(d)Notwithstanding any other provision of this Agreement, in determining (i) whether any representation or warranty made by any Sellers or Holdco in this Agreement was true and correct as of any particular date and (ii) the amount of any Losses in respect of the failure of any such representation or warranty to be true and correct as of any particular date, any Material Adverse Effect qualification or limitation or other qualification or limitation as to materiality or similar qualification contained in such representation or warranty shall be disregarded, except, in each case, for purposes of Section 3.15(b) and Section 4.15(b).

(e)Each Indemnified Party shall use commercially reasonable efforts to recover under insurance policies or indemnity, contribution or similar agreements, and with respect to any claim for which an Indemnified Party has been fully indemnified and paid for the total amount of the related Loss under this Article VII, the obligation of an Indemnifying Party in respect of such Loss shall be reduced by (and such Indemnified Party shall pay to the Indemnifying Party the amount of) (i) any insurance proceeds actually received by the Indemnified Party in respect of such Loss, net of related costs or expenses (including the costs and expenses of pursuing any claims and a reasonable estimate of any increase in insurance premiums attributable to such recovery) and (ii) any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of such Loss, net of related costs or expenses (including the costs and expenses of pursuing any claims); provided, however, that nothing in this Section 7.7(e) shall require any Indemnified Party to first seek recovery from any Person prior to seeking indemnification under this Agreement.

(f)If the NWMI Sellers’ Representative gives Holdco written notice that the NWMI Sellers’ Representative reasonably believes that a Loss for which indemnification is sought from the NWMI Sellers is subject to indemnification under the Prior Purchase Agreement (any such Loss, a “Specified Loss”), then Holdco will, and will cause NWMI Acquisitions and each applicable Indemnified Party to, (i) use commercially reasonable efforts to take any action and deliver any notice reasonably requested by the NWMI Sellers’ Representative to preserve and pursue all rights and remedies available under the Prior Purchase Agreement and (ii) otherwise reasonably cooperate with the NWMI Sellers’ Representative, as reasonably requested by the NWMI Sellers’ Representative, to use commercially reasonable efforts to pursue such rights and remedies under the Prior Purchase Agreement, in each case at the expense of the NWMI Sellers. To the extent Holdco or any of its subsidiaries recovers pursuant to the Prior Purchase Agreement cash from a Third Party with respect to such Specified Loss as to which a Holdco Indemnifed Party has already received reimbursement hereunder, such Holdco Indemnified Party shall pay to the Indemnifying Party the amount of (x) any such amounts actually received by the Indemnified Party in respect of such Specified Loss and (y) any indemnity, contribution or other similar payment actually received by the Holdco Indemnified Party in respect of such Specified Loss from the Indemnifying Party; provided, however, that nothing in this Section 7.7(f) shall require any Indemnified Party to first seek recovery from under the Prior Purchase Agreement prior to seeking indemnification under this Agreement.

(g)Each Indemnified Party shall take, and shall cause its Affiliates to take, commercially reasonable steps to mitigate any Loss.

Section 7.8Payments; Cancellation and Forfeiture of Holdco Preferred Shares.

(a)Subject to Section 7.8(b), the applicable Indemnifying Party (or a subsequent owner of Holdco Preferred Shares) shall pay or cause to be paid all amounts payable pursuant to this ARTICLE VII, by wire transfer of immediately available funds or cancellation and forfeiture of Holdco Preferred Shares, as applicable, promptly following receipt by the NWMI Sellers’ Representative or Valley Seller (if the Indemnified Party is a Holdco Indemnified Party) or Holdco (if the Indemnified Party is a Seller Indemnified Party) from an Indemnified Party of a bill, together with all accompanying reasonably detailed back-up documentation, for a Loss that is the subject of indemnification hereunder, unless the NWMI Sellers’ Representative or Valley Seller (if the Indemnified Party is a Holdco Indemnified Party) or Holdco (if the Indemnified Party is a Seller Indemnified Party) in good faith disputes the Loss, in which event it shall so notify the Indemnified Party.  In any event, subject to Section 7.8(b), the applicable Indemnifying Party (or a subsequent owner of Holdco Preferred Shares) shall pay or cause to be paid to the Indemnified Party, by wire transfer of immediately available funds or cancellation and forfeiture of Holdco Preferred Shares on a pro rata basis among the holders thereof, as applicable, the amount of any Loss for which it is liable hereunder no later than five Business Days following any final determination of such Loss and the Indemnifying Party’s liability therefor.  A “final determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) the Indemnifying Party does not respond within the 30-day period stipulated in Section 7.6, (iii) a court of competent jurisdiction shall have entered a final Order, or (iv) an arbitration or like panel shall have rendered a final determination with respect to disputes the Parties have agreed to submit thereto.  “Finally Determined Losses” means all Losses for which a “final determination” has been made.  For the avoidance of doubt, Finally

Determined Losses will be paid (x) by NWMI Corbel Seller, first via the cancellation and forfeiture of Holdco Preferred Shares on a pro rata basis among the holders thereof (whether or not held by NWMI Corbel Seller) until all Holdco Preferred Shares have been cancelled and forfeited, and then by wire transfer of immediately available funds, (y) by NWMI Manager Seller, by wire transfer of immediately available funds (whether from the NWMI Manager Escrow Account or otherwise), and (z) by any other Indemnifying Party, by wire transfer of immediately available funds (whether from the Valley Escrow Account or otherwise).

(b)Funds held in the Valley Escrow Account will be held and released in accordance with the terms of this Agreement and the Escrow Agreement.  Such funds shall be used to satisfy all Finally Determined Losses for which a Holdco Indemnified Party is entitled to indemnification from Valley Seller hereunder.  To the extent such funds are insufficient to satisfy any such Finally Determined Losses, a Holdco Indemnified Party may seek recovery directly from Valley Seller (if not otherwise precluded hereunder).

(c)Funds held in the NWMI Manager Escrow Account will be held and released in accordance with the terms of this Agreement and the Escrow Agreement.  Such funds shall be used to satisfy 14.14% of all Finally Determined Losses for which a Holdco Indemnified Party is entitled to indemnification from NWMI Manager Seller hereunder.  To the extent the NWMI Sellers are liable for a Finally Determined Loss, (i) to the extent that funds remain in the NWMI Manager Escrow Account, (A) such funds shall be used to satisfy 14.14% of such Finally Determined Loss, and (B) a number of Holdco Preferred Shares with a then outstanding liquidation preference equal to 85.86% of such Finally Determined Loss shall be automatically cancelled and forfeited without any action on the part of any Party, and, to the extent necessary, Holdco shall issue a new certificate or certificates reflecting such cancellation and forfeiture; and (ii) to the extent that funds in the NWMI Manager Escrow Account are insufficient to satisfy 14.14% of such Finally Determined Loss, (A) a number of Holdco Preferred Shares with a then outstanding liquidation preference equal to the remaining portion of such Finally Determined Loss may be cancelled and forfeited without any action on the part of any Party, and, to the extent necessary, Holdco shall issue a new certificate or certificates reflecting such cancellation and forfeiture, or (B) the applicable Holdco Indemnified Party may seek recovery directly from NWMI Manager Seller. To the extent the Holdco Preferred Shares held by NWMI Corbel Seller are insufficient to satisfy any such Finally Determined Losses, a Holdco Indemnified Party may seek recovery directly from the NWMI Sellers (if not otherwise precluded hereunder).

(d)Holdco may offset the obligations of any applicable Sellers under this ARTICLE VII against any amount due or to become due under this Agreement from Holdco or any of its Affiliates (including Newco) to such Sellers, subject to the limitations set forth in this ARTICLE VII, including any dividends or other payments that may become payable in connection with a Seller’s equity interests in Holdco or Newco.

(e)Within two Business Days after the date that is the 12-month anniversary of the Closing Date, Holdco and Valley Seller will cause the Escrow Agent to promptly release to the accounts specified by Valley Seller the aggregate amount by which the Valley Escrow Amount exceeds the sum of (A) the aggregate amount of indemnification claims validly made under Section 7.4 and pending as of such date (“Valley Pending Claims”) and (B) the aggregate of all Finally Determined Losses related to claims made under Section 7.4.

(f)As soon as reasonably practicable following resolution of any Valley Pending Claims then Holdco and Valley Seller will cause the Escrow Agent to promptly release (i) to the account specified by Holdco, an amount in cash equal to the amount of such Valley Pending Claim that is a Finally Determined Loss and (ii) to the account specified by Valley Seller, the aggregate amount by which the funds then held in the Valley Escrow Account exceeds all then pending Valley Pending Claims.

(g)Within two Business Days after the date that is the 12-month anniversary of the Closing Date, Holdco and the NWMI Sellers’ Representative will cause the Escrow Agent to promptly release to the accounts specified by NWMI Manager Seller the aggregate amount by which the funds then held in the NWMI Manager Escrow Account exceeds 14.14% of the aggregate amount of indemnification claims validly made under Section 7.3 and pending as of such date (“NWMI Pending Claims”).

(h)As soon as reasonably practicable following resolution of any NWMI Pending Claims then Holdco and the NWMI Sellers’ Representative will cause the Escrow Agent to promptly release (i) to the account specified by Holdco, an amount in cash equal to 14.14% of the amount of such NWMI Pending Claim that is a Finally Determined Loss and (ii) to the account specified by the NWMI Sellers’ Representative, the aggregate amount by which the funds then held in the NWMI Manager Escrow Account exceeds all 14.14% of then pending NWMI Pending Claims.

Section 7.9Remedies.  From and after the Closing, the sole and exclusive remedy for any and all claims arising out of, in connection with or relating to this Agreement and the Transactions shall be indemnification in accordance with this ARTICLE VII, and no other remedy shall be had pursuant to any contract, misrepresentation, strict liability or tort theory or otherwise by any Party and its officers, directors, employees, agents, affiliates, attorneys, consultants, insurers, successors and assigns, all such remedies being hereby expressly waived to the fullest extent permitted under applicable Law.  In furtherance of the foregoing, from and after the Closing, each of the Parties hereby waives, to the fullest extent permitted by applicable Law, any and all other rights, claims, remedies and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such Party (or any other Indemnified Party) may have against any of the Parties arising under, based upon or relating to this Agreement or the Transaction (including under any Law).  Notwithstanding the foregoing, this Section 7.9 shall not (i) apply to claims for specific performance, (ii) apply to claims for Fraud, (iii) apply to the post-Closing adjustment provisions set forth in Section 2.7 or (iv) affect the rights of the Parties under the Ancillary Agreements.

Section 7.10Tax Treatment of Indemnity Payments.  Any indemnity payment made pursuant to this ARTICLE VII shall be treated as an adjustment to the purchase price for all Tax purposes, except to the extent otherwise required by applicable Law.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1Notices.  All notices and communications permitted or required under this Agreement will be in writing and will be duly and sufficiently given and made on (a) the date such notice is served by personal delivery upon the Party for whom it is intended, (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery, (c) three Business Days after mailing if sent by certified or registered mail, return receipt requested, or (d) one Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, in each case to the Person at the applicable address or email address set forth below:

To the NWMI Sellers via the NWMI Sellers’ Representative:

Corbel Capital Partners SBIC, L.P.
11777 San Vicente Blvd., Suite 777

Los Angeles, CA 90049
Attn:Michael H. Jones
Email:  Michael@corbelcap.com

With a copy to (which shall not constitute notice to such Sellers):

Winston & Strawn LLP
35 West Wacker Drive

Chicago, Illinois 60601
Attn:  Alan Roth
Email:  aroth@winston.com

To Valley Seller:

c/o Valley Healthcare Group, LLC
2330 W. Broadway Rd., Suite 112

Mesa, Arizona 85202
Attn:Ronald A. Evans
Email:  revans@valleyo2.com

With a copy to (which shall not constitute notice to such Seller):

Carson Messinger PLLC
4808 N. 22nd Street, Suite 200

Phoenix, Arizona 85016

Attn:  James A. Burns
Email:  jburns@carsonlawfirm.com

To Holdco:

c/o Great Elm Capital Group, Inc.

800 South Street, Suite 230

Waltham, Massachusetts 02453

Attn: Adam Kleinman

Email: akleinman@greatelmcap.com

With a copy to (which shall not constitute notice to Holdco):

Jones Day

2727 North Harwood Street

Dallas, Texas 75201

Attn: Alain Dermarkar

Email: adermarkar@jonesday.com

Any Party may change the address to which notices may be sent under this Section 8.1 by providing written notice to the other Parties of such change in accordance with this Section 8.1.

Section 8.2Amendment; Waiver.  Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Holdco, the NWMI Sellers’ Representative and Valley Seller, or in the case of a waiver, by the Party or Parties (or, as applicable, the NWMI Sellers’ Representative) against whom the waiver is to be effective.  No failure or delay by any Party or the NWMI Sellers’ Representative in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and, except as provided in Section 7.9, not exclusive of any rights or remedies provided by Law.

Section 8.3No Assignment or Benefit to Third Parties.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns.  No Party may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Parties and any such purported assignment in violation of this Agreement shall be null and void; provided, however, that Holdco may, without such consent, (a) assign any or all of its rights pursuant to this Agreement to one or more Affiliates of Holdco or (b) assign any of its rights pursuant to this Agreement (in whole or in part) to any subsequent purchaser of all or substantially all of the assets or equity (whether via merger, stock purchase or otherwise) of any Acquired Company.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Sellers, Holdco, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.4Entire Agreement.  This Agreement, together with the Ancillary Agreements (including all Schedules and Exhibits hereto and thereto), contains the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.5Public Disclosure.  Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any applicable Law or as required in connection with obtaining any Consents from Government Entities, from and after the date hereof, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or any of the terms hereof, unless specifically approved in advance by Holdco, the NWMI Seller Representative and Valley Seller (such approval not to be unreasonably withheld, conditioned or delayed); provided, that, (a) any Party may make any announcement, disclosure or communication it reasonably believes, after consultation with counsel, is required by Law or the securities rules or regulations of any Government Entity or stock exchange and (b) if the disclosure of certain information, announcement or communication has been previously approved, no additional approval will be required in connection with a further dissemination of such information, announcement or communication (whether in the same or different format).  In the event that any disclosure is required by applicable Law or in connection with Consents by any Government Entities, the Parties will, to the extent practicable, consult and advise with one another regarding, and prior to making, such disclosure.

Section 8.6Expenses.  Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the Party incurring such costs and expenses.  In the event of any litigation brought to enforce or interpret this Agreement, or arising out of its negotiation, performance, or subject matter, the Party who prevails will be entitled to recover its attorneys’ fees and costs, including those incurred at trial, in any bankruptcy or other proceeding, on appeal, and in enforcing any judgment, as determined by the court.

Section 8.7Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of Law.

Section 8.8Consent to Jurisdiction.  In any Action between or among any of the Parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the State of Delaware, and (b) if any such Action is commenced in a state court, then, subject to applicable Law, no Party shall object to the removal of such action to any federal court located in Delaware.

Section 8.9Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 8.10Construction.  The Parties intend that each representation, warranty, covenant and agreement contained in this Agreement shall have independent significance.  If any Party has breached any representation, warranty, covenant or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not, except as otherwise expressly provided in this Agreement, detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement.  Unless the context otherwise requires, (a) all references to Articles, Sections, Schedules or Exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not simply mean “if”, (e) all references to “$” or dollar amounts are to lawful currency of the United States of America, (f) the word “including” shall mean “including without limitation”, (g) the word “or” is not exclusive and is deemed to have the meaning “and/or,” (h) where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be, (i) references herein (A) to a Contract, instrument or other document means such Contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof, (B) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and (C) “made available” means, with respect to any documents, lists or other materials relating to a Seller, an Acquired Company or its business, that such documents, lists or other materials were posted in the Data Room and accessible by Holdco and its representatives no later than three Business Days prior to the date of this Agreement.

Section 8.11Headings.  The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.12Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 8.13Specific Performance.  Each of the Parties acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other Parties irreparable injury for which adequate remedy at Law is not available.  Accordingly, subject to the limitations herein and applicable Law, each of the Parties will be entitled to seek specific performance, injunction, restraining Order or other equitable relief, without the posting of any bond, to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which they may be entitled at Law or equity, and no Party will, and none will allow any of its Affiliates to, raise an objection to the granting of such relief on the basis that there is an adequate remedy at law.

Section 8.14No Presumption Against Drafting Party.  Each Party acknowledges that each Party has been represented by counsel in connection with this Agreement and the Transactions.  Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting Party has no application and is expressly waived.

Section 8.15Legal Representation.  Holdco hereby agrees, on its own behalf and on behalf of its Affiliates and each of their respective directors, managers, stockholders, members, partners, officers and employees, and each of their successors and assigns (all such parties, the “Waiving Parties”), that (i) Winston & Strawn LLP (or any successor) may represent the NWMI Sellers and their Affiliates (individually and collectively, the “NWMI Seller Group”), on the one hand, and the NWMI Acquired Companies, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby (such representation, the “NWMI Current Representation”), and (ii) Winston & Strawn LLP (or any successor) may represent the NWMI Seller Group or any director, member, partner, officer, employee or Affiliate of the NWMI Seller Group, in each case in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, including under Article VII, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby (any such representation, the “NWMI Post-Closing Representation”) notwithstanding such representation (or any continued representation) of the NWMI Acquired Companies, and Holdco on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Holdco acknowledges that the foregoing provision applies whether or not Winston & Strawn LLP (or any successor) provides legal services to the NWMI Acquired Companies after the Closing Date.  Holdco, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications between the NWMI Seller Group and their counsel, including Winston & Strawn LLP (or any successor), made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreements contemplated by this Agreement or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications between the NWMI Seller Group and such counsel and neither Holdco nor any Person purporting to act on behalf of or through Holdco or any of the Waiving Parties will seek to obtain the same by any process.  From and after the Closing, Holdco shall and shall cause the Acquired Companies to, on behalf of itself and the Waiving Parties, waive and not assert any attorney-client privilege with respect to any communication between Winston & Strawn LLP (or any successor) and any Person in the NWMI Seller Group occurring during the NWMI Current Representation in connection with any NWMI Post-Closing Representation; provided that the foregoing waiver and acknowledgment and retention will not extend to communications with any Person other than Winston & Strawn LLP; and, provided further, the Parties hereto acknowledge and agree that the physical manifestation of such communications shall be owned by the Acquired Companies from and after the Closing.  Notwithstanding the foregoing, in the event that a dispute arises between any Acquired Company and any other Person (other than the NWMI Seller Group), the applicable Acquired Company may assert the attorney-client privilege to prevent disclosure to such other person of confidential communications between Winston & Strawn LLP and such Acquired Company.  Nothing in this Section 8.15 shall be construed as a waiver of any privilege controlled by Holdco, Newco or any Acquired Company after the Closing, nor shall anything herein be construed to permit Winston & Strawn LLP to communicate to any member of the NWMI Seller Group after the Closing any information subject to a privilege controlled by Holdco, Newco or any Acquired Company (which for the avoidance of doubt excludes the NWMI Current Representation).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed or caused this Agreement to be executed as of the date first written above.

CORBEL CAPITAL PARTNERS SBIC, L.P.

By: Corbel Capital Advisors SBIC, L.P.

Its: General Partner

By:/s/  Michael H. Jones

Name:Michael H. Jones
Title:Manager

NWMI MANAGER LLC

By:/s/  Jeffrey B. Shwartz

Name:Jeffrey B. Shwartz
Title:Chairman of the Manager

Valley Healthcare Holding, LLC

By:/s/  Ronald A. Evans

Name:Ronald A. Evans
Title:Chief Executive Officer

GREAT ELM DME HOLDINGS, INC.

By:/s/  Adam Kleinman

Name:Adam Kleinman
Title:Secretary

[Signature page to Transaction Agreement]

EXHIBIT A

Certificate of Incorporation of Newco

See Attached.

EXHIBIT B

Certificate of Designation of Holdco

See Attached.

EXHIBIT C

Holdco Balance Sheet

See Attached.